UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

VECTREN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VECTREN CORPORATION

One Vectren Square

211 N.W. Riverside Drive

Evansville, Indiana 47708-1251

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 27, 2005

TO THE SHAREHOLDERS OF VECTREN CORPORATION:

The annual meeting of shareholders of Vectren Corporation (the “Company”) will be held at the corporate offices of Vectren Corporation, One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana, on Wednesday, April 27, 2005, at 10:00 a.m. (Central Daylight Time), for the following purposes:

1.	The reelection of four directors of the Company to serve for a term of three years or until their successors are duly qualified and elected;
2.	The ratification of the reappointment of Deloitte & Touche LLP as the independent auditors for the Company and its subsidiaries for 2005; and
3.	The transaction of such other business as may properly come before the meeting, or any adjournment of the meeting.

As allowed by the Company’s Code of By-Laws, the board of directors has fixed the close of business on March 4, 2005, as the record date for determining the shareholders entitled to notice of and to vote at the meeting and at any adjournment of the meeting.

It is important that your stock be represented at this meeting to assure a quorum. Whether or not you now expect to be present at the meeting, please fill in, date and sign the enclosed proxy and return it promptly to the Company in the accompanying addressed envelope. No stamp is required if mailed in the United States. You may also authorize the individuals named on your proxy card to vote your shares by calling toll-free 1-800-542-1160 or using the Internet (www.votefast.com). Please have your proxy card in hand when calling or accessing the website. Please note that if your shares are not registered in your own name, your bank, broker or other institution holding your shares may not offer telephone or Internet voting. You have the unconditional right to revoke your proxy at any time before the authority granted by it is exercised.

By order of the board of directors,

VECTREN CORPORATION

By RONALD E. CHRISTIAN
Executive Vice President, Chief Administrative Officer, General Counsel, and Corporate Secretary

Evansville, Indiana

March 23, 2005

LOCATION OF APRIL 27, 2005

ANNUAL SHAREHOLDERS’ MEETING

Vectren Corporation

One Vectren Square

211 N.W. Riverside Drive

Evansville, IN 47708-1251

Parking for shareholders will be provided in the parking lot adjacent to Vectren Corporation at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana. Vectren Corporation is located between Vine and Court Streets off Riverside Drive in Evansville.

YOUR VOTE IS IMPORTANT

PLEASE READ THE PROXY STATEMENT AND SIGN, DATE AND MAIL THE PROXY IN THE PREPAID ENVELOPE WITHOUT DELAY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY PRIOR TO OR AT THE MEETING AND VOTE IN PERSON IF YOU WISH. IF YOUR SHARES ARE HELD BY A BROKER, BANK OR NOMINEE, IT IS IMPORTANT THAT THEY RECEIVE YOUR VOTING INSTRUCTIONS.

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COMMUNICATIONS TO NON-EMPLOYEE DIRECTORS

In February 2003, the Nominating and Corporate Governance committee (“Governance committee”) of the board of directors created a new position of Lead director, whose primary responsibilities, including serving as chair of executive sessions of the non-employee directors, are set forth in the Corporate Governance Guidelines attached as Appendix A. The guidelines are also posted on the Company’s website at www.vectren.com. Those guidelines provide that the Chair of the Governance committee is to serve as the Lead director. In 2005, the Chair of the Governance committee is Robert L. Koch II. In February of 2003, Mr. Koch was elected Lead director by the full board.

The Audit committee is responsible for, among other things, establishing, reviewing and updating a Code of Ethical Conduct and ensuring that management has established a system to enforce this code. That code is attached as Appendix G, and is also posted on the Company’s website at www.vectren.com. The committee also ensures that the Company implements and follows necessary and appropriate financial reporting processes. In 2005, the Chair of the Audit committee is Richard W. Shymanski.

Shareholders and other parties interested in communicating directly with the Lead director, Chair of the Audit committee or with any of the non-employee directors as a group may do so by writing to:

Lead Director, Chair, Audit Committee, or Non-Employee Directors
Vectren Corporation
P. O. Box 3144
Evansville, IN 47731-3144

ACCESS TO INFORMATION

The Company makes copies of its Corporate Code of Conduct (which is applicable to all of its employees, including the principal executive officer, the principal financial officer and the principal accounting officer, as well as the non-employee members of the board of directors), its Corporate Governance Guidelines and all committee charters, available free of charge through its website at www.vectren.com, or by request, directed to Investor Relations at the mailing address, phone number or email address that follow:

Mailing Address:	Phone Number:	Investor Relations Contact:
P.O. Box 209	(812) 491-4000	Steven M. Schein
Evansville, Indiana 47702-0209		Vice President, Investor Relations
sschein@vectren.com

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VECTREN CORPORATION

One Vectren Square

211 N.W. Riverside Drive

Evansville, Indiana 47708-1251

(812) 491-4000

PROXY STATEMENT

The following information is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the board of directors of the Company. The proxy will be used at the annual meeting of shareholders to be held at the corporate offices of Vectren Corporation, One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana, on Wednesday, April 27, 2005, at 10:00 a.m. (Central Daylight Time), and at any adjournment of the meeting for the matters to be acted upon under its authority. The proxy and this proxy statement were first mailed to the shareholders on or about March 23, 2005.

SOLICITATIONS OF PROXIES

The management solicits your proxy for use at the annual meeting of the Company. Shares held in your name and represented by your proxy will be voted as you instruct if your proxy is duly executed and returned prior to the meeting. Shares represented by proxies that are returned signed but without instructions for voting will be voted as recommended by management. Shares represented by proxies that are returned unsigned or improperly marked will be treated as abstentions for voting purposes. You may revoke your proxy at any time before it is exercised by written notice to the Secretary of the Company received prior to the time of the meeting, or orally at the meeting.

If you are a participant in the Company’s Automatic Dividend Reinvestment and Stock Purchase Plan, your proxy card will represent the number of shares registered in your name and the number of shares credited to your plan account. For those shares held in the plan, your proxy card will serve as direction to the Plan Administrator as to how your account is to be voted.

If your shares are held in a brokerage account, you will receive a Voting Instruction Form asking how you want your shares to be voted. If you give instructions on the form, your shares must be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For some proposals such as the election of directors, the broker may vote your shares at its discretion. But for other proposals, including shareholder proposals, the broker may not vote your shares at all. When that happens, it is called a “broker non-vote.”

PURPOSES OF MEETING

As of this date, the only known business to be presented at the 2005 annual meeting of shareholders is (1) the reelection of four directors of the Company to serve for a term of three years or until their successors are duly qualified and elected and (2) the ratification of the reappointment of Deloitte & Touche LLP as the independent auditors for the Company and its subsidiaries for 2005. However, the enclosed proxy authorizes the proxy holders to vote on all other matters that may properly come before the meeting, and it is the intention of the proxy holders to take any such action utilizing their best judgment. Only shares held by those present at the meeting or for which proxies are returned will be considered to be represented at the meeting. For the purpose of determining a quorum, shares represented at the meeting are counted without regard to abstentions or broker non-votes as to any particular item.

VOTING SECURITIES

As of March 4, 2005, the Company had one class of capital stock outstanding, consisting of 76,082,813 shares of common stock without par value. The holders of the outstanding shares of common stock are entitled to one vote for each share held of record on each matter presented to a vote of the shareholders at the meeting. However, unless the holder personally appears at the meeting, shares for which no proxy is returned (whether registered in the name of the actual holder thereof or in nominee or street name) will not be voted. Only shareholders of record at the close of business on March 4, 2005 will be entitled to vote at the meeting or at any adjournment of the meeting.

ITEM 1. ELECTION OF DIRECTORS

The Company’s board of directors currently consists of twelve directors divided into three classes having staggered terms of three years each. The Class II directors Ronald G. Reherman, R. Daniel Sadlier, Richard W. Shymanski, and Jean L. Wojtowicz, are nominees for election with terms expiring in 2008. The Class III directors, John M. Dunn, Niel C. Ellerbrook, Anton H. George, and Robert L. Koch II, have terms expiring in 2006. The Class I directors, John D. Engelbrecht, William G. Mays, J. Timothy McGinley, and Richard P. Rechter, have terms expiring in 2007. Mr. Ellerbrook also serves as Chair, President and Chief Executive Officer of Vectren Corporation. In addition, Mr. Ellerbrook serves as Chair, Chief Executive Officer and director of Vectren Utility Holdings, Inc. (“VUHI”), a holding company for the Company’s regulated gas and electric distribution company subsidiaries, Indiana Gas Company, Inc. (“Indiana Gas”), Southern Indiana Gas and Electric Company (“SIGECO”), and Vectren Energy Delivery of Ohio, Inc. Mr. Ellerbrook also serves as Chair and director of Vectren Capital, Corp. (“Vectren Capital”), the Company’s subsidiary that serves as the vehicle for financing non-regulated business activities, Vectren Enterprises, Inc. (“Vectren Enterprises”), the Company’s subsidiary that serves as the corporate parent for non-regulated business activities, and Vectren Foundation, Inc. (“Vectren Foundation”), the entity that serves as the vehicle for fulfilling philanthropic objectives in the areas where the Company’s subsidiaries provide service.

At each annual meeting of shareholders, directors are elected to succeed those whose terms then expire for a term of three years or until their successors are duly qualified and elected. Accordingly, four directors are to be elected by a plurality of votes cast at the annual meeting of shareholders to be held on April 27, 2005.

The board of directors intends that the enclosed proxy will be voted by the proxy holders in favor of the election of the nominees named below for the office of director of the Company to hold office for a term of three years or until their respective successors are duly qualified and elected. Each of such nominees is now serving as a director of the Company and has signified the willingness to serve if elected. Directors are elected by a plurality of the votes cast. Plurality means that the individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be chosen at the meeting. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees might result in some nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. If, however, any situation should arise under which any nominee should be unable to serve, the authority granted in the enclosed proxy may be exercised by the proxy holders for the purpose of voting for a substitute nominee.

Certain information concerning the nominees and the other directors of the Company is set forth below and under the caption “Meetings and Committees of the Board of Directors.” If not otherwise indicated, the principal occupation listed for any individual has been the same for at least five years.

Class II Directors—Term expiring 2008

Ronald G. Reherman, age 69, has been a director of SIGECO, SIGCORP, or the Company since 1985. From January 1996 through March 2000, Mr. Reherman served as Chairman and Chief Executive Officer of SIGCORP and additionally, as President from January, 1996 through March 1999. Mr. Reherman is also a director of Integra Bank Corporation. As required by Section 4.15 of the Company’s Code of By-Laws, and Section 1.I. of the Corporate Governance Guidelines, a director shall retire from the board of the Company at the end of the month during which he or she reaches the age of seventy. Accordingly, Mr. Reherman will retire effective August 31, 2005.

R. Daniel Sadlier, age 58, was elected to the board of directors of the Company effective October 29, 2003. Mr. Sadlier is the President, Chief Executive Officer and a member of the Board of Directors of Fifth Third Bank (Western Ohio). He also is the Chairman of the Board of Trustees of the University of Dayton.

Richard W. Shymanski, age 68, has been a director of SIGECO, SIGCORP, or the Company since 1989. He is the retired Chairman and Chief Executive Officer of Harding, Shymanski & Co., P.C., Certified Public Accountants and consultants, in Evansville, Indiana. He also serves on the Board of Trustees of the University of Evansville.

Jean L. Wojtowicz, age 47, has been a director of Indiana Energy or the Company since 1996. Ms. Wojtowicz is President and founder of Cambridge Capital Management Corp., a consulting and venture capital firm. She is also a director of First Merchants Corporation and Windrose Medical Properties Trust.

The board of directors recommends a vote “FOR” all nominees for Class II directors.

Class III Directors—Term expiring 2006

John M. Dunn, age 67, has been a director of SIGCORP or the Company since 1996. Mr. Dunn is Chairman and Chief Executive Officer of Dunn Hospitality Group, Ltd., a hotel development and management company. He is also a director of Old National Bank of Evansville, Indiana.

Niel C. Ellerbrook, age 56, has been a director of Indiana Gas, Indiana Energy, SIGECO, VUHI or the Company since 1991. Mr. Ellerbrook is Chairman of the Board, President and Chief Executive Officer (CEO) of the Company. He has served as Chairman and CEO since March 2000, which was the point in time when SIGCORP and Indiana Energy merged to create the Company, and additionally, as President since May, 2003. Prior to that time and since June 1999, Mr. Ellerbrook served as President and Chief Executive Officer of Indiana Energy. Mr. Ellerbrook is the Chairman, Chief Executive Officer and a director of Vectren Utility Holdings. Mr. Ellerbrook is also the Chair and a director of Vectren Capital and Vectren Enterprises and President, Chair and a director of Vectren Foundation. He is also a director of Old National Bancorp. He also serves on the Board of Trustees of the University of Evansville.

Anton H. George, age 45, has been a director of Indiana Energy or the Company since 1990. Mr. George is President and Chief Executive Officer of Indianapolis Motor Speedway Corporation, an auto racing company. Mr. George is also President and a director of Hulman & Company, a manufacturer and distributor of baking powder, and a director of First Financial Corporation.

Robert L. Koch II, age 66, has been a director of SIGECO, SIGCORP, or the Company since 1986. As Chair of the Nominating and Corporate Governance Committee of the Company’s board, Mr. Koch is also the Lead director among the non-employee board members. Mr. Koch is President and Chief Executive Officer of Koch Enterprises, Inc., a holding company comprised of worldwide subsidiaries that produce aluminum die castings, industrial painting systems, structural adhesives and distribute heating and air conditioning equipment and hydraulic and pneumatic equipment. Mr. Koch is also a director of Fifth Third Bancorp. He also serves on the Board of Trustees of the University of Evansville.

Class I Directors—Term expiring 2007

John D. Engelbrecht, age 53, has been a director of SIGCORP or the Company since 1996. Mr. Engelbrecht is President and Chief Executive Officer of South Central Communications Corp., owner and operator of radio and television stations in Indiana, Kentucky and Tennessee, and MUZAK franchises in 14 U.S. cities. He is also a director of the University of Tennessee College of Communication and Information Science.

William G. Mays, age 59, has been a director of Indiana Energy or the Company since 1998. Mr. Mays is President and Chief Executive Officer of Mays Chemical Company, Inc., an Indianapolis, Indiana based chemical distribution company. Mr. Mays is also a director of Wellpoint, Inc. and First Indiana Corporation.

J. Timothy McGinley, age 64, has been a director of Indiana Energy or the Company since January 1999. Mr. McGinley is a principal of House Investments, Inc., a real estate investment company. He is also a director of Waterfield Mortgage Corporation and he is the Chairman of the Board of Trustees of Purdue University.

Richard P. Rechter, age 65, has been a director of Indiana Gas, Indiana Energy, or the Company since 1984. Mr. Rechter is a director and Chairman of Rogers Group, Inc., a company providing crushed stone, sand and gravel, asphalt, highway construction, concrete masonry and construction materials recycling.

OTHER EXECUTIVE OFFICERS

Other executive officers of the Company are Jerome A. Benkert, Jr., age 46, Carl L. Chapman, age 49, Ronald E. Christian, age 47, and William S. Doty, age 54.

Mr. Benkert has served as Executive Vice President and Chief Financial Officer of the Company since March 2000 and as Treasurer of the Company from October 2001 to March 31, 2002. Mr. Benkert has also served as director of Indiana Gas, SIGECO and VUHI since March 31, 2000. Prior to March 31, 2000 and since October 1, 1997, he was Executive Vice President and Chief Operating Officer of Indiana Energy’s administrative services company.

Mr. Chapman has served as Chief Operating Officer of the Company since August 1, 2004 and as Executive Vice President since March 31, 2000. Prior to August 31, 2004 and since March 31, 2000, Mr. Chapman served as Executive Vice President of the Company and President of Vectren Enterprises, Inc. Prior to March 31, 2000 and since 1999, Mr. Chapman served as Executive Vice President and Chief Financial Officer of Indiana Energy. From October 1, 1997 to June, 2002, Mr. Chapman served as President of IGC Energy, Inc., which has been renamed Vectren Energy Marketing and Services, Inc. (“VEMS”). Currently, Mr. Chapman is the Chairman of ProLiance.

Mr. Christian has served as Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of the Company since August 1, 2004 and Executive Vice President, General Counsel and Secretary of the Company since May 1, 2003. Prior to May 1, 2003 and since March 31, 2000, Mr. Christian served as Senior Vice President, General Counsel and Secretary of the Company. Mr. Christian has also served as director of Indiana Gas, SIGECO and VUHI since March 31, 2000. Prior to March 31, 2000, and since 1999, he was Vice President and General Counsel of Indiana Energy, Inc.

William S. Doty has served as Executive Vice President of Utility Operations since May 1, 2003. Mr. Doty also served as Senior Vice President of Energy Delivery for the Company from April of 2001 to May of 2003. He was Senior Vice President of Customer Relationship Management from January 2001 to April 2001. From January 1999 to January 2001, Mr. Doty was Vice President of Energy Delivery for Southern Indiana Gas and Electric Company.

COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of common stock of the Company beneficially owned by the directors, the Chief Executive Officer, the four additional named executive officers, and all directors and executive officers as a group, as of February 2, 2005. Except as otherwise indicated, each individual has sole voting and investment power with respect to the shares listed below.

Name of Individuals or Identity of Group	Shares Owned Beneficially (1)
John M. Dunn	15,367	(2)(3)(4)(7)
Niel C. Ellerbrook	445,547	(2)(3)(6)(7)
John D. Engelbrecht	20,244	(3)(4)(7)
Anton H. George	2,508,252	(1)(4)(5)(7)
Robert L. Koch II .	16,822	(2)(3)(4)(7)
William G. Mays	13,384	(4)(7)
J. Timothy McGinley	21,989	(2)(4)(7)
Richard P. Rechter	25,547	(2)(4)(7)
Ronald G. Reherman	165,457	(3)(4)(7)(8)
R. Daniel Sadlier	2,084	(2)(4)
Richard W. Shymanski	26,569	(3)(4)(7)
Jean L. Wojtowicz .	13,629	(2)(4)(7)
Jerome A. Benkert, Jr.	118,184	(2)(6)(7)
Carl L. Chapman	165,656	(2)(6)(7)
Ronald E. Christian	110,420	(2)(6)(7)
William S. Doty	75,412	(2)(3)(6)(7)
All Directors and Executive Officers as a Group (16 Persons)	3,744,563	(1)

(1)	Except for Anton H. George, no director or executive officer owned beneficially as of February 2, 2005, more than .59 percent of common stock of the Company. Excluding Anton H. George, all directors and executive officers owned beneficially an aggregate of 1,236,311 shares or 1.62 percent of Common Stock of the Company. The beneficial ownership by Anton H. George of 2,508,252 shares or 3.30 percent of Common Stock of the Company is discussed below in footnote (5).

(2)	This amount does not include derivative securities held under the Company’s Non-Qualified Deferred Compensation Plan. These derivative securities are in the form of derivative stock units which are valued as if they were Company Common Stock. The amounts shown for the following individuals include the following amounts of derivative units:

Name of Individuals or Identity of Group	Derivative Stock Units
John M. Dunn	11,269
Niel C. Ellerbrook	113,418
Robert L. Koch II	11,778
J. Timothy McGinley	2,350
Richard P. Rechter	19,928
R. Daniel Sadlier	2,368
Jean L. Wojtowicz	4,835
Jerome A. Benkert, Jr.	26,844
Carl L. Chapman	32,317
Ronald E. Christian	37,199
William S. Doty	8,612
All Directors and Executive Officers as a Group (11 Persons)	270,918

(3)	Includes shares held by spouse, jointly with spouse or as custodian for a minor.

(4)	Includes shares granted to non-employee directors under the Company’s At-Risk Compensation Plan, which are subject to certain transferability restrictions and forfeiture provisions.

(5)	Of the 2,508,252 shares, Mr. George has both sole voting and investment power with respect to 11,410 shares and both shared voting and investment power with respect to 9,280 shares held in an irrevocable charitable remainder unitrust of which he is co-trustee with his wife. Also included in this number are 10,489 shares, which he has the right to acquire as of February 2, 2005, or within sixty (60) days thereafter, under the Company’s At-Risk Compensation Plan. Regarding the balance, he has either voting or investment power in his capacity as a member of the shareowner’s board of directors, charitable donations committee, or board of managers. Mr. George disclaims beneficial interest in these shares.

(6)	Includes shares granted to executives under the Company’s Executive Restricted Stock Plan and At-Risk Compensation Plan and a restricted stock award granted to certain executives on January 1, 2005, under the Company’s At-Risk Compensation Plan. These shares are subject to certain transferability restrictions and forfeiture provisions.

(7)	Includes shares which the named individual has the right to acquire as of February 2, 2005, or within sixty (60) days thereafter, under the Vectren Corporation Stock Option Plan (formerly SIGCORP, Inc. Stock Option Plan) or the Company’s At-Risk Compensation Plan.

(8)	As of February 2, 2005, Mr. Reherman had the right to acquire 143,682 shares under the Vectren Corporation Stock Option Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The board of directors has determined that no director has a direct or indirect material relationship with the company. In 2004, Mr. William G. Mays disposed of his 25% ownership in Corbitt & Sons, Inc., a construction company which does routine business with the Company. Mr. May’s relationship with Corbitt & Sons, Inc. was reported in the 2004 Proxy and the board previously determined that relationship was not material for purposes of determining the independence of Mr. Mays in accordance with the NYSE corporate governance listing standards and the Company’s Director Independence Standards.

INDEPENDENCE, MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The board of directors has determined that all of the directors of the Company are independent, except for Mr. Ellerbrook, since they satisfy the Company’s Director Independence Standards and do not have any other direct or indirect material relationship with the Company. Those Director Independence Standards are set forth on page 10 of this proxy statement.

The board of directors of the Company had nine (9) meetings during the last fiscal year. No member attended fewer than 75 percent of the aggregate of board meetings and meetings of the respective committees of the board of which they are members. All of the members of the board attended last year’s annual meeting.

The members of the Company’s board of directors are elected to various committees. The standing committees of the board are: the Nominating and Corporate Governance Committee, the Corporate Affairs Committee, the Audit Committee, the Finance Committee, and the Compensation and Benefits Committee.

The members of the Nominating and Corporate Governance Committee are Robert L. Koch II, Chair, John M. Dunn, Anton H. George, William G. Mays, and J. Timothy McGinley. As Chair of the committee, Mr. Koch is also the Company’s Lead non-employee Director. Membership on the committee is restricted to non-employee members of the board of directors. The functions of the committee are described under “Report of the Nominating and Corporate Governance Committee” below. There were three (3) meetings of the committee during the past fiscal year.

The members of the Corporate Affairs Committee are William G. Mays, Chair, Anton H. George, Ronald G. Reherman, and R. Daniel Sadlier. None of the members is an officer or employee of the Company. The functions of the committee are described under “Report of the Corporate Affairs Committee” below. There were three (3) meetings of the committee during the past fiscal year.

The members of the Audit Committee are Richard W. Shymanski, Chair, John D. Engelbrecht, Richard P. Rechter, and R. Daniel Sadlier. Mr. Shymanski is also the committee’s designated “financial expert”. Membership on the committee is restricted to non-employee members of the board of directors. The functions of the Audit Committee are described under “Report of the Audit Committee” below. There were five (5) meetings of the committee during the past fiscal year.

The members of the Finance Committee are Niel C. Ellerbrook, Chair, John D. Engelbrecht, J. Timothy McGinley, Ronald G. Reherman, and Jean L. Wojtowicz. The Finance Committee acts on behalf of the board of directors with respect to financing activities of the Company and its subsidiaries and also in instances where the board has delegated authority to the committee to act on behalf of the board. The functions of the committee are described under “Report of the Finance Committee” below. There were two (2) meetings of the committee during the past fiscal year.

The members of the Compensation and Benefits Committee are Jean L. Wojtowicz, Chair, John M. Dunn, Robert L. Koch II, Richard P. Rechter, and Richard W. Shymanski. Membership on the committee is restricted to non-employee members of the board of directors. The functions of the committee are described under “Report of the Compensation and Benefits Committee” below. There were four (4) meetings of the committee during the past fiscal year.

DIRECTOR COMPENSATION

As more fully discussed in the Report of the Nominating and Corporate Governance Committee, which begins at page 8, the establishment of compensation for non-employee directors is part of the responsibilities of that committee. The philosophy for the compensation decisions are discussed in that report.

Non-employee directors of the Company receive a cash retainer of $20,000 per year for service on the board. The fees are paid in the form of a monthly retainer of $1,666.66. Committee Chairs receive a cash retainer of $2,000 per year, which is paid in the form of a monthly retainer of $166.66.

Non-employee directors also receive a fee of $1,000 for each Company board meeting attended. Each non-employee member of a committee of the board is paid a fee of $1,000 for each meeting of the committee attended, and each non-employee Chair of a committee is paid an additional fee of $500 for each meeting attended.

On May 1, 2004, each non-employee member of the board received a grant of 1,500 shares of restricted stock under the Vectren Corporation At-Risk Compensation Plan. The terms of those grants provide that, subject to certain limited exceptions, the restrictions will lift on May 1, 2005. At that time, if the director continues serving on the board he or she will receive the shares without restrictions. As part of the total compensation provided to non-employee directors, a grant will be made on May 1, 2005. As discussed more fully in the “Report of the Nominating and Corporate Governance Committee” below, beginning in 2004, the equity compensation provided to non-employee directors was solely in the form of restricted stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors, and persons who own more than 10 percent of the Company’s common stock to file reports of ownership and changes in ownership concerning the common stock with the Securities and Exchange Commission, and to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company’s review of the Section 16(a) filings that the Company has received, and on written representations that no other reports are required, the Company believes that all filings required to be made under Section 16(a) during 2004 were timely made.

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance committee (“Governance committee”) is primarily responsible for corporate governance matters affecting the Company and its subsidiaries. The Governance committee has five (5) members and is composed entirely of non-employee directors who each satisfy the “independence” standard established by the full board. The Governance committee met three (3) times during the past fiscal year.

Scope of Responsibilities

Established in February 2002, the Governance committee has several significant responsibilities, including:

•	Identifying and selecting qualified nominees for election to the board;

•	Assessing the contributions of existing members of the board for reelection;

•	Establishing qualification criteria for service as a member of the board, including “independence;”

•	Serving as a conduit for shareholders to communicate with the non-employee members of the board regarding nominees and other matters affecting Company business;

•	Formulating recommendations concerning the composition, organization and functions of the board and its committees;

•	Establishing compensation for non-employee members of the board;

•	Monitoring the effectiveness and functioning of the board and its various committees;

•	Approving management participation on compensated third party boards of directors;

•	Monitoring other corporate governance matters, including periodically reviewing the Company’s Shareholder Rights Agreement, Code of By-Laws and Articles of Incorporation as they relate to corporate governance; and

•	Overseeing the succession planning process for the office of Chief Executive Officer.

2004 Accomplishments

The Governance committee achieved several accomplishments in 2004. The Governance committee gathered, assessed, and, as appropriate, acted upon information relating to corporate governance primarily arising from the enactment of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and significant regulatory changes affecting listed companies and established by the New York Stock Exchange (“NYSE”). These efforts by the Governance committee are ongoing.

As required by the Governance committee’s Charter, which is attached to this proxy statement as Appendix B, and is posted on the Company’s website at www.vectren.com, the Governance committee conducted an annual review of the corporate governance principles applicable to the full board, which are attached to this proxy statement as Appendix A, and are also posted on the Company’s website at www.vectren.com. Based upon that review, the Governance committee determined that at this time no modifications to the corporate governance principles are necessary or advisable. This determination was affirmed by the board of directors.

The Governance committee considers nominees for director, including nominees recommended by security holders. The policy for director nominations by shareholders is included under “Nomination of Directors by Shareholders” at page 32 of this proxy statement.

The Governance committee conducted an annual informational inquiry with respect to each board member’s relationship with the Company and its subsidiaries. This action was required under the “independence” standards for the board, which were developed by the Governance committee as required by the Company’s corporate governance principles, and were approved by the full board. In early 2005, the “independence” standards were modified from the standards used in 2004. Those modifications reflect changes to the NYSE independence standards, which form the basis for the standards developed by the Governance committee. The current standards are set forth and discussed at page 10 of this proxy statement.

In April of 2004, the Governance committee recommended to the full board the realignment of the members of the board on the various board committees. In connection with this effort, the Governance committee evaluated each board member’s presence on committees in light of the applicable qualification requirements, including additional independence requirements pertinent to certain of the committees. Finally, the Governance committee recommended the periodic rotation of committee chairs. Upon reviewing each of the Governance committee’s recommendations, they were approved by the full board and effectuated as of May 1, 2004.

In April of 2004, the Governance committee determined to recommend to the board to dissolve the Executive committee and replace it with the Finance committee. By its charter, the Executive committee was empowered to act in lieu of the board to the extent permissible by law. Since its inception, its actual activities were primarily limited to overseeing company financing transactions. After deliberations, the Governance committee concluded that a committee with a charter providing a limited focus primarily upon company financing transactions was more appropriate and better ensured that the full board is engaged in decision making. In late April, the board accepted the Governance committee’s recommendation by dissolving the Executive committee and establishing the Finance committee.

In September of 2004, the Governance committee received an extensive presentation from one of the company’s external securities counsel with respect to the continuing appropriateness of the terms and conditions contained within the articles of incorporation, the code of by-laws and the shareholder rights agreement. This presentation also addressed provisions of federal and Indiana law relating to changes in control. As a result of that presentation, the Governance committee concluded that no changes should be made at this time to the existing articles of incorporation, code of by-laws and shareholder rights agreement.

In the Fall of 2004, the chair of the Governance committee administered the annual board performance evaluation process pursuant to which the board critiqued its performance. The chair of the Governance committee then presented the evaluation results to the full board.

The Governance committee oversees non-employee directors’ compliance with the stock ownership guidelines that have been established by the board. During the year, directors’ stock ownership was monitored and, as discussed at page 21 of this proxy statement, as of the date of this report each director is in compliance with those guidelines.

During the year, the Governance committee continued with the administration of the succession planning process regarding the Chief Executive Officer position. The purpose of this process is twofold. First, the Governance committee believes that it is prudent to have in place a short-term contingency plan in the unlikely event that an unforeseen emergency required that a replacement Chief Executive Officer be named. Second, the Governance committee believes that actively engaging in the succession planning process is a critical part of the Company’s long-term management continuity preparedness. Succession planning is an ongoing process with respect to management positions across the Company, and is an integral part of the Company’s normal personnel planning activities. Reports on this process were provided to the Governance committee at its meetings.

Under the oversight of the Governance committee, formal board development activities were undertaken. In late October, the board conducted a multi-day development session where they heard from various external professionals with respect to important issues affecting the Company, including issues relating to credit quality, corporate governance and energy regulation. As part of that session, the board also received in-depth presentations from senior management regarding industry issues and processes affecting the Company and its subsidiaries.

As the plan administrator of the Vectren Corporation At-Risk Compensation Plan (At-Risk Plan) with respect to compensation for non-employee members of the board, and with assistance from an independent compensation consultant, the Governance committee periodically evaluates the continuing market competitiveness of the non-employee board members’ compensation. The most recent evaluation occurred in late 2003 and at that time the Governance committee determined the existing level of director compensation was market competitive. A renewed evaluation is scheduled to occur later this year. Consistent with the most recent evaluation, the Governance committee made annual awards of restricted stock for directors effective as of May 1, 2004, and again to be effective on May 1, 2005.

In early 2005, the Governance committee established and implemented a process whereby the chairs of all other committees were required to certify to the chair of the Governance committee that their respective charters were adhered to in 2004, and whether any changes to those charters was determined to be necessary and advisable. Each committee chair confirmed that their charter had been adhered to. As discussed in the “Report of the Finance Committee,” the charter for that committee was modified to better reflect the intended scope of the committee’s authority.

Also, in early 2005, the Governance committee established and recommended to the board for approval additional criteria pertaining to the selection and retention of directors. The criteria are set forth on pages B-4 to B-5 of Appendix B and were approved by the board in February of this year. The Governance committee and the board are charged with applying the criteria in light of all of the relevant facts and circumstances relating to each determination.

In connection with the 2005 Annual Meeting, employing the qualification criteria set forth in the corporate governance guidelines, as well as the retention criteria approved by the board and discussed in the preceding paragraph, the Governance committee evaluated the board nominees who are standing for reelection. As a result of that process, the Governance committee concluded that the full board should recommend to the shareholders that the four existing directors whose terms are expiring at this meeting be reelected.

Annual Committee Charter Review and Performance Evaluation

As required by the Governance committee’s charter, in early 2005 the committee reviewed the charter and determined that no modifications were necessary or advisable at this time. Also as required by the Governance committee’s charter, the committee conducted an annual performance evaluation, the results of which have been discussed among the committee members.

Director Independence Standards

In determining director independence, the board of directors considers broadly all relevant facts and circumstances, including the corporate governance listing standards of the NYSE, which are summarized below. The board considers the issue not merely from the perspective of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director must be free of any relationship with the Company that impairs the director’s ability to make independent judgments, including indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company.

At a minimum, in making the independence determination, the board applies the following standards, and it also considers any other relationships it deems relevant. A director will not be considered independent if any of the following criteria apply:

1. The director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer,1 of the listed company.

2. The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

3. (A) The director or an immediate family member is a current partner of a firm that is the company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or, (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company’s audit within that time.

4. The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee.

5. The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Selection and Evaluation of Director Candidates

All director candidates must meet the requirements established by the Governance committee from time to time and the Director Qualification Standards included in the Company’s Corporate Governance Guidelines. Candidates are reviewed in the context of the current composition of the board, the operating requirements of the Company and the long-term interests of shareholders. In conducting this evaluation, the Governance Committee considers the candidate’s professional background, skills and such other factors as it deems appropriate given the current needs of the board and the Company.

Commitment

The Governance committee is committed to ensuring that the Company implements and follows corporate governance principles that are in furtherance of the interests of the Company’s stakeholders. The Governance committee anticipates meeting throughout 2005 to continue to enhance the Company’s corporate governance principles, which are expected to evolve coincident with the ongoing changes being implemented by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 and the Corporate Governance Listing Standards of the NYSE as part of its oversight of listed companies.

Nominating and Corporate Governance Committee

Robert L. Koch II, Chair, John M. Dunn, Anton H. George, William G. Mays, and J. Timothy McGinley

[1]	For purposes of this standard, the term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

REPORT OF THE CORPORATE AFFAIRS COMMITTEE

The Corporate Affairs committee is primarily responsible for ensuring the discharge of the board’s duties relating to the Company’s policies, practices and procedures as a responsible corporate citizen. The Corporate Affairs committee consists of four (4) members and is composed entirely of non-employee directors who each satisfy the “independence” standard established by the full board. The Corporate Affairs committee met three (3) times during the past fiscal year.

Scope of Responsibilities

The Corporate Affairs committee has been in existence since the time of the merger creating the Company. The Corporate Affairs committee’s responsibilities are set forth in its charter, which is attached to this proxy statement as Appendix C and is also posted on the Company’s website at www.vectren.com. Those responsibilities include:

•	Overseeing policies, practices and procedures relating to business practices, including compliance with applicable laws and regulations;

•	Overseeing policies, practices and procedures relating to public communications with key stakeholders, other than the financial community;

•	Overseeing policies, practices and procedures relating to community relations, including charitable contributions and community affairs;

•	Overseeing policies, practices and procedures relating to customer relations, including customer satisfaction and quality of customer service;

•	Overseeing policies, practices and procedures relating to employer practices and procedures, including the Company’s objective of being an employer of choice, the attainment of workforce diversity, and compliance with employment related laws, regulations and policies; and

•	Overseeing policies, practices and procedures relating to environmental compliance and stewardship, including adherence to environment related laws and regulations.

2004 Accomplishments

The Corporate Affairs committee considered several matters during the year. Management presentations were provided regarding the Company’s relationships with its customers, including the ongoing measurement of customer satisfaction which is used by the Compensation and Benefits committee as a performance metric under the Company’s At-Risk Compensation Plan (“At-Risk Plan”).

The Corporate Affairs committee considered how the Company communicates with its customers, including with respect to topics such as high natural gas prices. As part of this dialogue, presentations were provided by management regarding natural gas supply, including the measures employed by the Company’s regulated business group to minimize price volatility for customers. Presentations were also provided with respect to the measures employed to assist customers in paying their utility bills.

The Corporate Affairs committee monitored the activities of the Company’s foundation, including expected activities in 2005. As part of this oversight, the Corporate Affairs committee charged management with evaluating the continuing appropriateness of the Company’s funding level for the foundation, which is currently targeted at one percent of pre-tax net income. Based upon the results of a survey conducted by management, the Corporate Affairs committee concluded that the existing level of funding was appropriate and should continue to be used at this time.

Safety performance by the Company’s subsidiaries was monitored by the Corporate Affairs committee. Considerable attention was given to the types of safety issues that arise in the Company’s regulated business operations, as well as efforts that can and should be implemented to minimize workplace accidents and injuries. Safety performance is also used by the Compensation committee as a metric in establishing annual payment awards under the At-Risk Plan.

The Company’s continuing diversity efforts were reported on to the Corporate Affairs committee. This report including a review of the company’s hiring practices, as well as interaction with governmental authorities with responsibility for these matters.

The Company’s environmental compliance and stewardship were considered at each meeting of the Corporate Affairs committee. Presentations were provided with respect to various environmental initiatives being undertaken by the Company.

Reports were provided to the Corporate Affairs committee by legal counsel regarding litigation affecting the Company and its subsidiaries. Those reports included environmental compliance and employment litigation matters.

Finally, legislative matters that are of importance to the Company at the federal level, as well as in Indiana and Ohio, were reviewed and considered by the Corporate Affairs committee.

Annual Committee Charter Review and Performance Evaluation

As required by the Corporate Affairs committee’s charter, in late 2004 the committee reviewed the charter and determined that no modifications were necessary or advisable at this time. Also as required by the Corporate Affairs committee’s charter, the committee conducted an annual performance evaluation, the results of which will be discussed by the committee at its next regularly scheduled meeting.

Commitment

The Corporate Affairs committee is committed to ensuring that the Company conducts its operations consistent with being a good corporate citizen. The Corporate Affairs committee anticipates meeting at least three times in 2005 to continue to focus on the matters set forth in its charter.

Corporate Affairs Committee

William G. Mays, Chair, Anton H. George, Ronald G. Reherman, and R. Daniel Sadlier

REPORT OF THE AUDIT COMMITTEE

The Audit committee oversees the Company’s financial reporting process on behalf of the full board. The Audit committee consists of four members, who each satisfy the “independence” standard established by the full board, as well as the independence requirements contained in the Corporate Governance Listing Standards of the New York Stock Exchange (“NYSE”). The Audit committee met five (5) times during the past fiscal year.

Scope of Responsibilities

The Audit committee operates under a written Audit Committee Charter containing provisions that address requirements imposed by the SEC and the NYSE. That charter is attached to this proxy statement as Appendix D and is also posted on the Company’s website at www.vectren.com. The Audit committee’s responsibilities include the authority and the responsibility of:

•	Selecting, evaluating, and replacing the independent registered public accounting firm (“independent auditors”);

•	Reviewing the scope, conduct, and results of audits performed;

•	Making inquiries as to the differences of views, if any, between such independent auditors and officers and employees of the Company and subsidiaries with respect to the financial statements and records and accounting policies, principles, methods and systems;

•	Considering whether the provision by the independent auditors of services for the Company in addition to the annual audit examination is compatible with maintaining the independent auditors’ independence; and

•	Reviewing the policies and guidelines of the Company and subsidiaries designed to ensure the proper use and accounting for corporate assets, and the activities of the Company’s Internal Audit department.

2004 Accomplishments

In fulfilling its oversight responsibilities, the Audit committee reviewed and discussed with management and independent auditors the financial statements and report of management on the effectiveness of internal control over financial reporting both included in the Annual Report on Form 10-K. The Audit committee also received reports from management with respect to each of the Company’s Quarterly Reports on Form 10-Q and reviewed drafts of the Company’s earnings releases prior to public dissemination.

Richard W. Shymanski continued to serve the Audit committee as the designated “financial expert.” This designation was reviewed and approved by the Nominating and Corporate Governance committee and confirmed by the board of directors.

The Audit committee reviewed with the independent auditors their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit committee under generally accepted auditing standards.

In addition, the Audit committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the auditors’ written disclosures required by the Independence Standards Board.

The Audit committee also discussed with the Company’s internal auditors and independent auditors the overall scope and plans for their respective audits. The Audit committee meets periodically with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

During the year, the Audit committee administered the Company’s policy to govern when and under what circumstances the Company can engage its independent auditors to provide non-audit related services.

During the year, the Audit committee received reports from the company’s legal counsel with respect to litigation, claims and other legal matters potentially affecting the company.

During the year, the Audit committee was involved in monitoring the efforts undertaken by management to document, test and evaluate the Company’s system of internal control over financial reporting in response to the certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. These efforts are ongoing and in 2005 and 2006 will be extended to the Company’s subsidiary, Vectren Utility Holdings, Inc., which has publicly traded debt.

In early 2005, the Audit committee reviewed and approved the Internal Audit department work plan for activities to be undertaken by the department during 2005. The Audit committee also reviewed and reaffirmed the department’s charter.

Corporate Code of Conduct

As provided for in its charter, the Audit committee is responsible for establishing, reviewing and updating periodically a Corporate Code of Conduct (“Code”) and ensuring that management has established a system to enforce this Code. This includes ensuring that the Code is in compliance with all applicable rules and regulations. A copy of the Code is attached as Appendix G to this proxy statement and is also posted on the Company’s website at www.vectren.com. The Audit committee reviews management’s monitoring of the Company’s compliance with the Code, and ensures that management has the proper review system in place to provide that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements. The Audit committee also confirmed, with assistance from the Director of Internal Audit, that during 2004 the members of the board have complied with the Code.

Delineation of Responsibilities Between Management, the Independent Auditors, and the Audit Committee

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles; establishing and maintaining disclosure controls and procedures; establishing and maintaining internal control over financial reporting; evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

The Company’s independent auditors are responsible for auditing the financial statements prepared by management and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

The Audit committee’s responsibility is to monitor and review the processes performed by management and the independent auditors. It is not the Audit committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The Audit committee members are not employees of the Company. Therefore, the Audit committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements. Furthermore, the Audit committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent auditors are in fact “independent.”

2004 Form 10-K

In reliance on the reviews and discussions referred to above, the Audit committee recommended to the board of directors that the audited financial statements for 2004 be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.

A copy of the Company’s 10-K is available without charge upon request. Send your request to:

Attn:	Investor Relations Vectren Corporation P.O. Box 209 Evansville, IN 47702-0209

Reappointment of Deloitte & Touche LLP

The Audit committee considered and has recommended to the full board that Deloitte be reappointed as the Company’s independent auditors for fiscal year 2005. That recommendation calls for the reappointment to be subject to ratification by the shareholders of the Company at the 2005 Annual Meeting.

Annual Committee Charter Review and Performance Evaluation

As required by the Audit committee’s charter, in early 2005 the committee reviewed the charter and determined that no modifications were necessary or advisable at this time. Also as required by the Audit committee’s charter, the committee conducted an annual performance evaluation, the results of which have been discussed among the committee members.

Commitment

The Audit committee is committed to ensuring that the Company implements and follows necessary and appropriate financial reporting processes. The Audit committee anticipates meeting at least quarterly throughout 2005.

Audit Committee

Richard W. Shymanski, Chair, John D. Engelbrecht, Richard P. Rechter, and R. Daniel Sadlier

REPORT OF THE FINANCE COMMITTEE

The Finance committee is primarily responsible for ensuring the discharge of the board’s duties relating to the financing activities of the Company’s regulated and non-regulated businesses. The Finance committee consists of five (5) members, four of whom are non-employee directors who each satisfy the “independence” standard established by the full board. The fifth member and chair of the Finance committee is Niel C. Ellerbrook, chairman of the board, president and chief executive officer. The Finance committee met twice during the last fiscal year.

Scope of Responsibilities

The Finance committee was created in 2004 and it replaced the Executive committee, which was formed at the time of the merger creating the Company. The circumstances that led to the Finance committee’s creation are more fully discussed in the Report of the Nominating and Corporate Governance Committee at pages 8 to 11 of this proxy statement. The Finance committee’s responsibilities are set forth in its charter, which is attached to this proxy statement as Appendix E and is also posted on the Company’s website at www.vectren.com. Those responsibilities include:

•	Acting when it is impracticable for the full board to meet and take action with respect to financing activities of the Company, including, as necessary or advisable, financing activities of one or more of its subsidiaries or affiliates; and

•	Acting on behalf of the full board in limited instances where it is impracticable for the full board to meet and take action, and only within parameters prescribed and delegated by the full board.

2004 Accomplishments

The Finance committee’s actions during the year were quite limited and, at its first meeting, consisted of reviewing and approving the Company’s overall financing program for 2004. In the fall, at the Finance committee’s second meeting, the Company’s 2005 financing plan was reviewed and approved. Also considered was a five year financing plan.

At the time of the formation of the Finance committee, the plan was to have the committee meet only if and when it was necessary to respond to specific financing transactions. However, after operating in 2004, the members of the committee determined that it would be advisable to schedule at least two standing meetings during the year for the purpose of receiving updates from management regarding financing activities irrespective of whether formal action by the committee is called for. Those meetings are calendared and during 2005 the Finance committee will meet more frequently to the extent necessary or advisable.

Annual Committee Charter Review and Performance Evaluation

As required by the Finance committee’s charter, in early 2005 the committee reviewed the charter and determined that the expression of the Finance committee’s authority in Section III.A. should be narrowed to confirm that the primary and limited purpose for the committee is to act with respect to financing activities of the Company. That action has occurred and the charter, as revised, is attached as Appendix E. Also, as required by the Finance committee’s charter, the committee conducted an annual performance evaluation, the results of which will be discussed by the committee at its next regularly scheduled meeting.

Commitment

The Finance committee is committed to overseeing the financing activities of the Company on behalf of the full board and, in limited circumstances, to act on behalf of the board when delegated authority to respond to certain circumstances. The Finance committee anticipates meeting at least twice in 2005 to continue to focus on the matters set forth in its charter.

Finance Committee

Niel C. Ellerbrook, Chair, John D. Engelbrecht, J. Timothy McGinley, Ronald G. Reherman, and Jean L. Wojtowicz

EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

The Compensation and Benefits committee (“Compensation committee”) is responsible for reviewing and approving all elements of the total compensation program for officers of the Company and certain of its subsidiaries and with respect to those officers serves as an administrator of the annual and long-term incentive plans, including the Company’s At-Risk Compensation Plan (the “At-Risk Plan”). The Compensation committee is also responsible for monitoring the Company’s executive compensation programs to ensure that they are aligned with the Company’s business strategies and financial goals. The Compensation committee operates pursuant to a charter, which is attached to this proxy statement as Appendix F and is also posted on the Company’s website at www.vectren.com.

The Compensation committee is composed of five (5) non-employee directors who each satisfy the “independence” standard established by the full board. The Compensation committee met four (4) times during the past year.

A.  Executive Compensation Policy

The Company’s total compensation program for officers includes base salaries, as well as annual incentive and long-term incentive opportunities under the At-Risk Plan. Currently, there are also outstanding grants of restricted stock that were made under the Vectren Corporation Executive Restricted Stock Plan (“Restricted Stock Plan”), which is the former Indiana Energy, Inc. Executive Restricted Stock Plan. Those grants occurred prior to the adoption of the At-Risk Plan.

The Compensation committee’s primary objective is to achieve above-average performance by providing the opportunity to earn above-average total compensation (base salary, annual and long-term incentives) for above-average performance. Each element of total compensation is designed to work in concert. The total program is designed to attract, motivate, reward and retain the broad-based management talent required to serve shareholder, customer, and employee interests. The Company believes that the program also motivates the Company’s officers to acquire and retain appropriate levels of stock ownership and is competitive with programs offered by comparable organizations of similar size. It is the opinion of the Compensation committee that the total compensation earned by Company officers in 2004 achieves these objectives and is fair and reasonable. Each aspect of the total compensation program is discussed in greater detail below.

B.  Components of Executive Compensation

Base Salary

Individual salaries are set based on market comparisons to actual pay for comparable positions within the utility industry, and industry in general. In determining actual salaries, the Compensation committee takes into consideration individual performance, experience, potential, and changes in executive responsibilities. Establishing industry-based salaries provides an objective standard by which to judge the reasonableness of the Company’s salaries, maintains the Company’s ability to compete for and retain qualified executives, and ensures that internal responsibilities are properly rewarded.

Annual Incentive Compensation

All of the Company’s officers have a significant portion of their total compensation at risk. Participation in the annual incentive opportunity under the At-Risk Plan, which includes the Chief Executive Officer, is extended to those positions that play key roles in achieving annual financial and operating objectives. Annual incentive opportunities are based on periodic reviews of prevailing practices for comparable positions among similar companies of comparable size. The potential incentive award is determined annually by the Compensation committee and is based upon a percentage of each participant’s base salary. During the past year, target annual incentive opportunities for executive officers, excluding the Chief Executive Officer, ranged from 40 to 55 percent of base salary.

For 2004, under the At-Risk Plan, the Compensation committee established three performance metrics to be used for determining whether and to what extent annual incentive payments would be made to participants. The first metric was based upon the Company’s achievement of specified earnings per share (“EPS”) measures, as adjusted for the partial impact of abnormal weather. For 2004, excluding Mr. Ellerbrook, this metric represented 75 percent of the total annual incentive payment opportunity for three of the four executive officers. In the case of Mr. Chapman, this metric represented 70 percent of his total incentive payment opportunity, with the remaining 30 percent based upon the EPS of Vectren Enterprises, Inc. (“Enterprises”), the holding company for the Company’s non-regulated business interests. The Compensation committee established three 2004 EPS measures for payments: threshold (zero payment); target; and maximum (two times target incentive). Linear interpolation was to be used for results between threshold, target and maximum. As a result of the Company’s performance in 2004, the payment relating to Company EPS was at 25 percent of target. In the case of Mr. Chapman, based upon the EPS of Enterprises, the payment under the At-Risk Plan for this metric was below threshold.

The second metric was based upon achieving a specified level of safety performance during 2004 and, excluding Mr. Ellerbrook, represented 15 percent of the total annual incentive opportunity for the executive officers other than Mr. Chapman. This metric was designed to incent the minimization of OSHA recordable accidents at the Company and the Company’s regulated subsidiaries. Similar to the EPS metric, the Compensation committee established achievement standards for 2004 OSHA Recordable Accidents as defined by the committee: threshold; target; and maximum. Similar to the measurement used for the first metric, linear interpolation was used for results between threshold, target and maximum. In 2004, the actual number of OSHA recordable accidents resulted in a 200 percent of target payment with respect to this metric.

The third metric was based upon achieving a specified level of customer satisfaction during 2004, and, excluding Mr. Ellerbrook, represented the remaining 10 percent of the total annual incentive opportunity for the executive officers other than Mr. Chapman. In 2004, the customer satisfaction performance resulted in a 136 percent of target payment with respect to this metric.

After the end of 2004, the Compensation committee determined that in light of the changes in Mr. Chapman’s responsibilities during the year it was appropriate to provide him with recognition for his oversight of the regulated business. At the beginning of 2004, Mr. Chapman’s focus was primarily upon the company’s non-regulated business activities which were not included in the performance metrics relating to safety and customer satisfaction. As of August 1, 2004, Mr. Chapman was elected chief operating officer of the Company, and, in that role, he became functionally responsible for the areas of the Company that are subject to these metrics. However, at that time, no adjustment was made to the performance metrics to be used in 2004 for determining whether and to what extent Mr. Chapman would receive an annual incentive payment under the At-Risk Plan. In light of this mid-year organizational change, and after evaluating Mr. Chapman’s contributions on and after August 1, 2004, relating to the areas of safety and customer satisfaction, the Compensation committee determined that a payment of $25,000 to Mr. Chapman would be appropriate and should be made. That payment is included in the amount shown for 2004 in column (d) of the Summary Compensation Table on page 23 of this proxy statement.

The amounts payable under the At-Risk Plan for 2005 will be determined and paid early in 2006 and accordingly will be reflected in next year’s proxy statement as part of calendar year 2005 compensation.

Long-Term Incentive Compensation

The purpose of the long-term incentive opportunity under the At-Risk Plan is to retain and motivate the Company’s principal officers to increase their incentive to work toward the attainment of the Company’s long-term growth and profit objectives. Under the plan, the Compensation committee determines the executive officers, as well as other principal officers, to whom grants will be made and the percentage of each officer’s base salary to be used for determining the number of shares or options to be granted. Like the potential cash payment that may be received as the annual incentive opportunity under the At-Risk Plan, this component of total compensation is also performance driven and totally at risk.

Prior to the adoption of the At-Risk Plan by the Company’s shareholders in April 2001, in September of 2000 the board of directors determined that it was appropriate to grant to the executive officers, as well as other principal officers, restricted stock under the Restricted Stock Plan, which was originally approved by Indiana Energy’s shareholders. It was adopted by the Company’s board of directors as a Company plan concurrent with the effective date of the merger of Indiana Energy and SIGCORP, Inc. in March of 2000. That September 2000 grant, which was effective as of October 1, 2000, provided as prescribed by the Restricted Stock Plan that, depending upon the Company’s performance as measured using total shareholder return (stock price appreciation plus dividends) relative to the performance of its designated peer group, the grant could double, vest or be forfeited. The grant was subdivided into three segments, which had, respectively, performance measuring periods ending December 31, 2002, December 31, 2003 and December 31, 2004. At the end of December 31, 2002, the Company’s performance placed it into the top quartile of its peer group and, as a result, one third of the grant was doubled and, as doubled, remained restricted subject to continued employment for an additional year. As discussed more fully below in Footnote (4) to Table I, the Summary Compensation Table, that grant, as doubled, is reflected in 2002 compensation. As of December 31, 2003, that grant, as doubled, vested.

Regarding the portions of the grant with measuring periods ending December 31, 2003 and December 31, 2004, the Compensation committee determined that in measuring the Company’s performance relative to its peers, the concept of linear interpolation should be employed instead of the use of absolute quartiles. This action, which was taken in December of 2002, and subsequently ratified by the full board (excluding Mr. Ellerbrook), provides that if the Company’s performance puts it below the 25th percentile relative to its peers, the grant is forfeited. Performance by the Company between the 25th and 90th percentile of the peer group can result in the grant ranging from 0.375 to two times. Performance by the Company at the 90th percentile and higher will result in the grant doubling. Based upon advice from its independent consultant, the Compensation committee concluded that this method is preferable to the use of the absolute quartile method, which relies upon measurement cliffs.

For the portion of the grant with a measuring period ending December 31, 2003, in measuring the Company’s performance relative to its peers and employing linear interpolation, an award was made equal to 1.2794 the target payment. That grant, as modified for the performance adjustment, is reflected in 2003 compensation in Table I, the Summary Compensation Table, under LTIP Payouts. That grant vested as of December 31, 2004. For the portion of the grant with a measuring period ending December 31, 2004, in measuring the Company’s performance relative to its peers and employing linear interpolation, an award was made equal to 1.2381 the target payment. That grant, as modified for the performance adjustment, is reflected in 2004 compensation in Table I, the Summary Compensation Table, under LTIP Payouts. That grant is still subject to forfeiture since, except for limited circumstances provided in the Restricted Stock Plan, i.e., death, retirement, the grant recipient must remain employed by the Company for an additional year to receive the shares on an unrestricted basis.

In December of 2004, the Compensation committee met, and, similar to action taken at its December 2003 meeting with respect to 2004 compensation, the committee decided to provide annual long-term compensation grants as part of executives’ total compensation opportunity for service to be provided in 2005. The mix of those grants was 75 percent restricted stock and 25 percent stock options. This action was consistent with the grants made in late 2003 attributable to service in 2004.

At the December 2004, meeting, the Compensation committee authorized grants of stock options as of January 1, 2005, at the market price on the first trading date after the date of grant to each of the Company’s key employees. The award of options under the At-Risk Plan varied for each participant and was based upon market data that established the appropriate market level for those payouts consistent with the Executive Compensation Policy described above. The award was predicated upon a review of long-term market incentive compensation data as of December 2004, and provides that the options will vest 34 percent as of January 1, 2006, 33 percent as of January 1, 2007, and 33 percent as of January 1, 2008. The options have a term of ten years.

At the December 2004 meeting, the Compensation committee also authorized grants of restricted stock effective as of January 1, 2005, the ultimate amount of which will be determined by the Company’s performance relative to its peer group. The final determination of the grant of restricted stock will occur at the conclusion of the performance period ending December 31, 2007. Linear interpolation will be employed when performing that calculation and performance versus the peer group which is below the 25th percentile will result in a complete forfeiture, while performance at the 90th percentile will result in a doubling of the grant. Consistent with prior grants, subject to limited exceptions, the recipient will be required to remain employed by the Company through December 31, 2008 before the grant will vest.

It is the opinion of the Compensation committee that the long-term plan meets the objective of providing executive officers, as well as other principal officers, with the appropriate long-term interest in maximizing shareholder value. A participant’s increased level of equity in the Company is contingent upon the additional enhancement of shareholder value relative to the performance of the Company’s common stock. In addition, the vesting restrictions provide an incentive for all plan participants to remain with the Company.

C. Chief Executive Officer Compensation

The compensation of Niel C. Ellerbrook, Chairman, President and Chief Executive Officer, consists of the same components as for other executive officers, namely base salary, an at-risk payment under the annual incentive plan, and an at-risk long-term incentive.

In establishing Mr. Ellerbrook’s total compensation for 2004, the Compensation committee considered the total compensation of other chief executive officers in comparable companies, the financial and business performance of the Company, and a subjective evaluation of the leadership role provided by Mr. Ellerbrook.

Mr. Ellerbrook’s base salary was established on the same basis as the other Company officers. This basis was described previously in this report.

Mr. Ellerbrook’s annual incentive opportunity and actual payment received for 2004 were established pursuant to the At-Risk Plan and was based upon the three metrics described in section B of this report—2004 EPS, Safety and Customer Satisfaction. With respect to 2004 EPS, which accounted for the vast majority of Mr. Ellerbrook’s annual incentive opportunity, he received $101,250, which represented 25% of the target payment opportunity. Regarding Safety, he received a payment of $162,000 and with respect to Customer Satisfaction he received a payment of $73,637, which payments represented, respectively, 200 percent and 136 percent of the applicable target payment opportunities. The methods of measurements ensured the linkage of this aspect of Mr. Ellerbrook’s compensation to the Company’s financial performance, as well as the maintenance of a safe workplace and customer satisfaction. Mr. Ellerbrook was eligible to receive a target annual incentive opportunity of 80 percent of salary and a maximum annual incentive of 160 percent of salary.

Mr. Ellerbrook’s receipt of stock options under the At-Risk Plan is likewise directly linked to the Company’s performance. Whether the options have value and, if so, in what amount, will depend upon the performance of the Company’s common stock. Similarly, Mr. Ellerbrook’s receipt of restricted stock has a direct correlation to the Company’s performance relative to its peers.

For the same reasons expressed above with respect to the conclusion regarding the appropriateness of the total compensation provided other executive officers, it is the opinion of the Compensation committee that Mr. Ellerbrook’s total compensation is reasonable and appropriate.

D. Share Ownership

The Company’s share ownership policy requires officers and directors to meet share ownership targets. That policy was adopted in 2000 and it provides a five year transition period for officers to comply. The Compensation committee expects the officers to make ratable progress toward compliance each year. The program includes these key features:

•	Participants who are officers have a share ownership target based on a multiple of their base salary, ranging from two times base salary for certain participants to five times for Mr. Ellerbrook. As of the end of 2004, all of the five named executive officers listed in the compensation table on page 23, already exceed the established ownership requirements.

•	Participants who are non-employee board members have a share ownership target of five times the annual retainer amount of $20,000. As of the end of 2004, all of the eleven non-employee board members already exceed the established ownership requirement.

•	As an incentive to maximize shareholder value, a participant may count toward his or her target the value of owned shares, including derivative units of Company stock in the Company’s Non-Qualified Deferred Compensation Plan, the value of vested “in the money” stock options and the market value of restricted shares, with market value based on the market price of the Company’s common shares.

E. Employment And Termination Benefits Agreements

During the course of 2004, the Committee, with assistance from its independent compensation and benefits consultant, reviewed the market competitiveness of the existing forms of employment agreements between the Company and the executive officers and certain other officers. As a result of that effort the Compensation committee recommended to the board that non renewal termination notices be provided to each officer with a contract. The effect of this action was to commence the running of the time under the contracts, which, for the executive officers, had a thirty-six (36) month term. With respect to all executive officers other than Mr. Ellerbrook, the Compensation committee recommended to the board that new forms of agreements embodying current market terms and conditions be adopted and proffered to the executive officers for execution. Those new forms of agreements contain a number of revised terms and conditions and further provide that following the expiration of their initial terms, which in the case of the executive officers, excluding Mr. Ellerbrook, range from twenty-four (24) to thirty-six (36) months, they may be terminated by either party upon the provision of twelve (12) months prior notice. The forms of these agreements have been filed with the Securities and Exchange Commission (SEC). These employment agreements are also discussed in the next section of this report, as well as at page 28 of this proxy statement.

In the case of Mr. Ellerbrook his employment agreement was terminated with his consent and was replaced by a termination benefits agreement that is only effectuated if there is a change in control, as defined in the agreement. The termination benefits agreement provides for a payment, under defined circumstances, of an amount equivalent to three (3) times Mr. Ellerbrook’s base salary and the average of the last three annual incentive payments or the then effective target annual incentive payment, whichever is higher. Mr. Ellerbrook’s termination benefits agreement has also been filed with the SEC.

F.  Compensation Consultant, Termination Benefits Agreements And Deductibility Of Executive Compensation

To assist the Compensation committee, the services of an independent compensation consultant are utilized. The consultant assists by evaluating the total compensation system relative to the compensation systems employed by comparable companies. The consultant also provides an additional measure of assurance that the system is a reasonable and appropriate means to achieve the Company’s objectives.

As described above under the heading “Employment And Termination Benefits Agreements,” the Company has entered into a termination benefit agreement with Mr. Ellerbrook and employment agreements with each of the remaining executive officers. These agreements do not affect in any manner the recommendations of the Compensation committee and the determinations by the non-employee members of the board with respect to the total compensation provided the executive officers.

In 1993, Congress enacted Section 162(m) of the Internal Revenue Code (“Code”), applicable to the individual executives named in the Summary Compensation Table, that disallows corporate deductibility for “compensation” paid in excess of One Million Dollars unless the compensation is payable solely on achievement of an objective performance goal. The “At-Risk Compensation Plan” has been structured to satisfy the requirements of 162(m) of the Code. Consequently, the Compensation committee does not anticipate that in the future the compensation paid to executive officers in the form of base salaries and incentive compensation will be non-deductible under Section 162(m) of the Code.

G.  Annual Review of Committee Charter and Performance Evaluation

As required by the Compensation committee’s charter, in late 2004 the committee reviewed its charter and determined that no modifications were necessary or advisable at this time. Also as required by the Compensation committee’s charter, the committee conducted a performance evaluation, the results of which have been discussed among the committee members.

Compensation and Benefits Committee

Jean L. Wojtowicz, Chair, John M. Dunn, Robert L. Koch II, Richard P. Rechter, and Richard W. Shymanski

COMPENSATION

The following tabulation shows for years 2002, 2003, and 2004 the compensation paid by the Company and its subsidiaries to each of the five most highly compensated executive officers of the Company and its subsidiaries in all capacities in which they serve.

TABLE I

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i)
		Annual Compensation			Long-term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Other Annual Compensation ($)(2)	Options (# Shares) (3)	LTIP Payouts ($)(4)	All Other Compensation ($)(5)
Niel C. Ellerbrook	2004	674,386	336,887	127,980	85,100	557,339	79,174
Chairman, President and	2003	653,656	439,578	107,879	71,000	529,728	86,492
Chief Executive Officer	2002	603,732	472,505	53,918	125,000	828,092	96,576

Carl L. Chapman	2004	329,695	56,763	40,271	32,000	189,509	32,884
Executive Vice President and	2003	319,327	151,882	35,347	21,000	180,117	26,216
Chief Operating Officer	2002	294,424	134,370	18,332	37,500	281,552	34,543

Jerome A. Benkert Jr.	2004	309,693	87,029	36,616	26,000	143,252	30,379
Executive Vice President and	2003	299,328	113,250	29,156	21,000	136,142	28,885
Chief Financial Officer	2002	274,425	120,811	13,857	37,500	212,779	29,850

Ronald E. Christian	2004	289,694	72,368	31,536	25,000	122,643	35,626
Executive Vice-President,	2003	279,329	93,956	25,287	18,000	116,521	31,685
Chief Administrative Officer,	2002	254,423	99,578	11,862	30,000	182,164	35,059
General Counsel and Secretary

William S. Doty .	2004	259,079	64,882	18,184	16,000	61,325	17,051
Executive Vice President	2003	220,656	77,178	13,060	12,000	58,273	13,344
Utility Operations	2002	189,654	61,737	5,931	17,300	91,057	10,739

Earnings are shown on a calendar year basis.

(1)	The amounts shown in this column are exclusively payments under the Company’s At-Risk Compensation Plan, which is discussed above in Part B, relating to “Annual Incentive Compensation,” and Part C of the Compensation and Benefits Committee Report.

(2)	The amounts shown in this column are dividends paid on restricted shares issued under the Vectren Corporation Executive Restricted Stock Plan and the At-Risk Compensation Plan.

(3)	The options shown were authorized under the Company’s At-Risk Compensation Plan. For further information, see the discussion above in Part B relating to “Long-Term Incentive Compensation,” and Part C of the Compensation and Benefits Committee Report.

(4)

The amounts shown in this column represent the value of shares issued under the Vectren Corporation Restricted Stock Plan and for which the amount of the grant was fixed as of the end of the year. As discussed in the Compensation and Benefits Committee Report under Part B, “Long-Term Incentive Compensation,” the number of shares of restricted stock to be awarded to the executive is not fixed until the end of the applicable performance measurement period. Once the number of shares is fixed, the shares are issued to the executive, but are subject to forfeiture if the executive ceases to be employed by the Company during the next year. For 2004 compensation, the LTIP Payout amounts reflect the value of the total number of shares fixed as of December 31, 2004 multiplied by the closing price for Company common stock as of that date. Subject to the executive’s continued employment with the Company, these shares will vest on

December 31, 2005. The actual value of the shares at the time of vesting will depend upon the then-applicable Company common stock market price as of December 31, 2005. For 2002 compensation, the LTIP Payout amounts reflect the value of the total number of shares that vested as of December 31, 2003 multiplied by the closing price for Company common stock as of December 31, 2003. In connection with the preparation of this proxy statement and the proxy statement for last year, the Company determined that reflecting LTIP Payout amounts in the year when they are fixed dependent upon the Company’s performance in that year appropriately presents each executive’s total compensation. For proxy disclosure purposes, for years subsequent to 2002, including 2003 and 2004, the closing price of the Company’s common stock as of the last day of the performance period will be used when calculating the value of the LTIP Payout amounts for the year. Even though the amount of the LTIP payment is determined as of the end of the performance period, the shares are still subject to forfeiture dependent upon time vesting.

At December 31, 2004, the aggregate number and value of unvested restricted shares previously awarded (including a grant authorized by the Compensation and Benefits committee on December 8, 2004 to be effective on January 1, 2005) based upon the closing price of the Company’s common stock on December 31, 2004 was as follows: Mr. Ellerbrook: 134,096 shares—$3,593,772.80; Mr. Chapman: 44,071 shares—$1,181,102.80; Mr. Benkert: 39,345 shares—$1,054,446.00; Mr. Christian: 35,576 shares—$953,453.80; and Mr. Doty: 21,888 shares—$586,598.40.

(5)	This column reflects Company contributions to the retirement savings plan (Ellerbrook: 2004—$12,300, 2003—$12,000, 2002—$11,500; Chapman: 2004—$12,300, 2003—$12,000, 2002—$11,500; Benkert: 2004—$12,300, 2003—$12,000, 2002—$11,500; Christian: 2004—$12,300, 2003—$12,000, 2002—$10,137; Doty: 2004—$6,150, 2003—$6,000, 2002—$5,500) the dollar value of insurance premiums paid by, or on behalf of, the Company and its subsidiaries with respect to insurance (term life for 2004 and 2003, split dollar for 2002) for the benefit of executive officers (Ellerbrook: 2004—$5,856, 2003—$550, 2002—$48,445; Chapman: 2004—$3,089, 2003—$269, 2002—$11,430; Benkert: 2004—$2,902, 2003 $252, 2002—$7,784; Christian: 2004—$2,714, 2003—$235, 2002—$13,023; Doty: 2004—$2,434, 2003—$193) deferred compensation contributions to restore employer contributions to the Company Retirement Savings Plan (Ellerbrook: 2004—$54,538, 2003—$55,570, 2002—$29,344; Chapman: 2004—$16,595, 2003—$12,222, 2002—$10,785; Benkert: 2004—$13,077, 2003—$ 13,208, 2002—$6,316; Christian: 2004—$10,719, 2003—$10,735, 2002—$4,869; Doty: 2004—$3,938, 2003—$2,472, 2002—$0.00) reimbursement for taxable expenses (Ellerbrook: 2004—$6480, 2003—$ 18,372, 2002—$7,287; Chapman: 2004—$900, 2003—$1,725, 2002—$828; Benkert: 2004—$2,100, 2003—$3,425; 2002—$4,250; Christian: 2004—$9,893, 2003—$8,715; 2002—$7,030; Doty: 2004—$4,529, 2003—$4,679; 2002—$5,239).

TABLE II

OPTION/STOCK APPRECIATION RIGHTS (“SAR”) GRANTS

IN LAST FISCAL YEAR

INDIVIDUAL GRANTS

Name	Number of Securities Underlying Options/SARs Granted (#)(1)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price (Per Share) ($)	Expiration Date	Grant Present Value ($)(2)
Niel C. Ellerbrook	85,100	29.71%	$26.63	1/1/2015	$291,893
Carl L. Chapman	32,000	11.17%	$26.63	1/1/2015	$109,760
Jerome A. Benkert, Jr.	26,000	9.08%	$26.63	1/1/2015	$89,180
Ronald E. Christian	25,000	8.73%	$26.63	1/1/2015	$85,750
William S. Doty	16,000	5.59%	$26.63	1/1/2015	$54,880

(1)

In 2004 a total of 286,400 options were awarded to all plan participants under the Vectren Corporation At-Risk Compensation Plan. No options were granted to non-employee directors in 2004. Stock options are exercisable upon vesting in whole or in part and expire ten years from the date of grant. Grants to employees during 2004 have a vesting schedule pursuant to which 34 percent vests at the end of the first year, and 33 percent vests at the end of the second and third year. For purposes of this proxy statement, the options reflected in this table and footnote represent grants authorized by the Compensation and Benefits committee in 2004 and were effective on January 1, 2005. Grants to executives authorized in 2003 and effective on January 1, 2004 were previously reported in Table II in 2004.

(2)	The assumption used for the Model are as follows: Volatility—14.99 percent based on monthly stock prices and dividend observations for the 36 months ending December 31, 2004; Risk-free rate of return—4.48 percent; Dividend yield—4.64 percent over the period of January 1, 2002 to December 31, 2004; and a ten-year exercise term. A discount of .9412 was applied to reflect a 3-year graduated vesting schedule. (Per a binomial model as certified by an independent consultant retained by the Compensation and Benefits committee.) The model and assumptions used to determine fair value for financial reporting purposes may differ from those used above.

TABLE III

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

FROM 1/1/2004 TO 12/31/2004

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options As of 12/31/2004(1)		Value of Unexercised In-The-Money Options as of 12/31/2004(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Niel C. Ellerbrook	0	0	291,890	219,210	$1,135,906	$455,871
Carl L. Chapman	0	0	100,265	75,235	$395,090	$151,085
Jerome A. Benkert, Jr.	0	0	72,265	62,235	$275,810	$120,245
Ronald E. Christian	0	0	66,220	56,780	$255,568	$107,062
William S. Doty	3,344	$35,326.02	49,143	34,029	$230,416	$58,859

(1)	Includes grants authorized by the Compensation and Benefits Committee on December 8, 2004, effective as of January 1, 2005.

(2)	Includes value of unexercisable grants authorized by the Compensation and Benefits Committee on December 8, 2004, effective as of January 1, 2005 and valued at December 31, 2004.

TABLE IV

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts Under Non-Stock Price-Based Plans
(a)	(b)	(c)	(d)	(e)	(f)
	Number of Shares; Units or Other Rights (1)	Performance or Other Periods Until Maturation or Payout (2)	Threshold Number of Shares (3)	Target Number of Shares (4)	Maximum Number of Shares (5)
Niel C. Ellerbrook	40,300	0	15,113	40,300	80,600
Carl L. Chapman	15,000	0	5,625	15,000	30,000
Jerome A. Benkert, Jr.	12,000	0	4,500	12,000	24,000
Ronald E. Christian	12,000	0	4,500	12,000	24,000
William S. Doty	8,000	0	3,000	8,000	16,000

(1)	This column reflects restricted stock grants awarded under the Vectren Corporation At-Risk Compensation Plan by the Compensation and Benefits Committee on December 8, 2004, effective January 1, 2005.

The manner for determining the awards, and other terms and conditions of the At-Risk Plan, are discussed in the Compensation and Benefits Committee Report relating to “Long-Term Incentive Compensation”. The market value of the shares on the date of grant is determined by the market price on the date of grant or, if no trading occurs on that date, the market price on the next trading day on which shares are traded. Dividends are paid directly to the holders of the stock.

(2)	As discussed in the Compensation and Benefits Committee Report relating to “Long-Term Incentive Compensation,” for the grant authorized on December 8, 2004 and effective on January 1, 2005, the measurement period commenced on January 1, 2005 and will conclude on December 31, 2007.

(3)	The ultimate amount of the grant will be determined by the Company’s performance relative to its peer group. Performance at the 25th percentile will result in a threshold payment equal to 0.375 of the initial grant which is shown in column (b), and also in column (e). Performance versus the peer group which is below the 25th percentile will result in a complete forfeiture.

(4)	The total number of shares in column (b), and also set forth in column (e), are subject to forfeiture as discussed in footnote (3). If the Company’s performance compared to the peer group during the measurement period places it above 25% and below 90%, linear interpolation will be employed to perform the award calculation. At target, the payment will be equal to the initial grant which is shown in column (b).

(5)	Under the At-Risk Plan, if the Company’s performance compared to the peer group during the measuring period places it in the 90th percentile, an additional performance grant equal to the original grant will be made. In that event, the shares shown in column (e) will be doubled.

RETIREMENT SAVINGS PLAN

During the past fiscal year, the Company sponsored the Retirement Savings Plan which covers both bargaining and non-bargaining employees.

In general, the Company’s Retirement Savings Plan permits participants to elect to have not more than 50 percent of their qualified compensation (subject to certain maximums imposed on highly compensated employees by the Internal Revenue Code) invested on a tax-deferred basis in shares of the Company’s common stock or various investment funds. Salaried participants in the Savings Plan have matching Company contributions made to the plan on their behalf equal to 50 percent of their contributions not in excess of 6 percent of their individual redirected compensation. Also, a Company contribution is made to the Savings Plan for all eligible salaried employees which is equal to 3 percent of compensation, other than certain employees who are grandfathered in a certain traditional pension plan. Effective January 1, 2002, the 3 percent annual contribution will also not be made for employees of certain non-regulated subsidiaries.

To the extent certain officers’ contributions are reduced by reason of Internal Revenue Code limits on compensation and contributions, the Company will make up these contributions in an unfunded, non-qualified deferred compensation plan arrangement. However, the value of the Company-provided contributions under the non-qualified arrangement will also apply as an offset to the benefits provided under the supplemental pension plan described below.

The Summary Compensation Table shows the value of contributions made to the plan for executive officers in the column marked “All Other Compensation.”

RETIREMENT PLANS

The Company sponsors a defined benefit pension plan covering full-time employees of the Company and certain of its subsidiaries who meet certain age and service requirements. The Company’s plan covers salaried employees, including executive officers, and provides fixed benefits at normal retirement age based upon compensation and length of service, the costs of which are fully paid by the employer and are computed on an actuarial basis. The pension plan also provides for benefits upon death, disability and early retirement under conditions specified therein. The remuneration covered by this plan includes all compensation for regular work periods (including overtime, if applicable, and bonuses).

PENSION PLAN TABLE

	Years of Service(1)
Covered Remuneration	15	20	25	30 or more
300,000	97,500	130,000	162,500	195,000
400,000	130,000	173,333	216,667	260,000
500,000	162,500	216,667	270,833	325,000
600,000	195,000	260,000	325,000	390,000
700,000	227,500	303,333	379,167	455,000
800,000	260,000	346,667	433,333	520,000
900,000	292,500	390,000	487,500	585,000
1,000,000	325,000	433,333	541,667	650,000
1,100,000	357,500	476,667	595,833	715,000
1,200,000	390,000	520,000	650,000	780,000
1,300,000	422,500	563,333	704,167	845,000
1,400,000	455,000	606,667	758,333	910,000
1,500,000	487,500	650,000	812,500	975,000

(1)	The compensation covered by the plans includes the salaries and bonuses shown under column (c) and (d) of the Summary Compensation Table. Years of service are not used in calculating the benefit amount under the Unfunded Supplemental Retirement Plan. Benefits under the supplemental plan above would be offset by Social Security and benefits under the defined benefit plan benefits and Retirement Savings Plan attributable to contributions made by the Company and, as pertinent, one or more of its subsidiaries.

(2)	Although the benefit attributable to the Savings Plan may be paid in a single lump sum payment, it has been converted to an annual benefit for purposes of this table. The estimated aggregate annual pension plan benefit may be greater than the amounts in the table to the extent that the Savings Plan benefit, after conversion to an annual benefit and when added to the annual benefit under the applicable defined benefit plan, exceeds the amount specified in the table. It is unlikely in the near future that the aggregated Savings Plan benefit and defined benefit plan benefits will exceed the amount specified in the table.

(3)	As of December 31, 2004, the years of credited service in the supplemental pension plan for the executives named in the compensation table are Niel C. Ellerbrook—23 years; Carl L. Chapman—18 years; Jerome A. Benkert—17 years; Ronald E. Christian—14 years; and William S. Doty—10 years,.

To the extent an officer’s benefits under the defined benefit pension plan are limited by reason of Internal Revenue Code limits on compensation and benefits, the benefits are restored under an unfunded, non-qualified plan maintained by the Company. However, these non-qualified defined benefit pension plan benefits also act as an offset under the supplemental pension plan described below.

The Company has a supplemental pension plan covering certain of the principal officers of the Company and its subsidiaries. The supplemental pension plan provides fixed benefits at normal retirement age based upon compensation and is computed on an actuarial basis. The supplemental pension plan also provides for benefits upon death, disability and early retirement under conditions specified therein, including service requirements. This supplemental pension plan also provides a reduced benefit to a participant who voluntarily terminates his employment with a participating employer (which may consist of the Company or one or more of its subsidiaries) before normal retirement age (65), but following a change in control of the Company. The remuneration covered by the supplemental pension plan includes all compensation for regular work periods (including incentive payments and other forms of additional compensation).

Upon retirement at or after age 65, any participant in the supplemental pension plan will, in general, be entitled to an annual pension for life which, when added to primary Social Security benefits, defined benefit pension plan benefits, described above, and benefits under the Retirement Savings Plan attributable to contributions by participants’ employers, will equal approximately 65 percent of the participant’s average annual compensation during the 60 consecutive calendar months immediately preceding the participant’s retirement date. The amounts paid under the supplemental pension plan are unfunded and are paid from the general assets of the Company.

The above table illustrates the estimated normal annual retirement benefits payable to a covered participant retiring at age 65 under the supplemental pension plan, under the defined benefit plan based on the specified remuneration, under the Retirement Savings Plan attributable to contributions made by the Company and, as pertinent, one or more of its subsidiaries, and including an estimated primary Social Security Benefit. The compensation included in column (c ) and (d) of the Summary Compensation Table under the headings Salary and Bonus qualifies as remuneration for purposes of these plans. The amounts shown do not reflect reductions, which would result from joint and survivor elections.

STOCK OPTION PLAN

Prior to the merger with the Company, SIGCORP maintained the SIGCORP Stock Option Plan. Effective as of the merger, each unexpired and unexercised option to purchase SIGCORP common shares was automatically converted into an option to purchase the number of the Company’s common shares that could have been purchased under the original option multiplied by 1.333. The exercise price per share of Company common stock under the new options is equal to the original per share option exercise price divided by 1.333. To date, a total of 999,752 options have been granted and, as of February 2, 2005, 362,814 options were outstanding. Since the merger, no additional options have been granted under the SIGCORP Stock Option Plan, nor does the Company intend to issue any additional options under this plan.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENT

The Company, with the approval of the board of directors, provided on January 31, 2005, non renewal/termination notices to all executive officers. The effect of this action was to commence the running of the time under the contracts, which, for the executive officers, had a thirty-six (36) month term. With respect to all executive officers other than Mr. Ellerbrook, the company with the approval of the board of directors, offered new forms of agreements for execution. Those new forms of agreements provided that following the expiration of their initial terms, which in the case of the executive officers, excluding Mr. Ellerbrook, range from twenty-four (24) to thirty-six (36) months, either party may terminate the agreement upon the provision of twelve (12) months prior notice. The employment agreements provide each individual with compensation consisting of an annual aggregate base salary, an annual bonus opportunity based on established performance targets, and such additional compensation as the board of directors determines throughout the employment period. Under the agreements, each individual is eligible to participate in all long-term incentive plans, all stock incentive plans, and all savings and retirement plans to the extent applicable generally to other peer executives of the Company. Each agreement is also subject to termination in the event of disability, death, or voluntary retirement by the individual, attainment by the individual of the age of 65, or the individual’s termination for cause.

Each employment agreement also requires the Company to pay amounts to the individual when the applicable employment agreement has been terminated under the following circumstances:

•	If the Company terminates the employment of the executive for any reason (other than cause, death, the executive’s attainment of age 65, or the executive’s total and permanent disability); or

•	If the executive voluntarily terminates his employment for good reason (i.e., certain material changes in the terms of the executive’s employment); or

•	The executive voluntarily terminates his employment without reason during the 30-day period immediately following the first anniversary of a change of control of the Company.

In the case of Mr. Ellerbrook his employment agreement was terminated with his consent and was replaced by a termination benefits agreement that is only effectuated if there is a change in control, as defined in the agreement. The termination benefits agreement provides for a payment, under defined circumstances, of an amount equivalent to three (3) times Mr. Ellerbrook’s base salary and the average of the last three annual incentive payments on the then effective target annual incentive payment, whichever is higher.

CORPORATE PERFORMANCE

The following Total Return to Shareholders graph compares the performance of the Company with that of the S&P 500 Composite and the S&P Utilities Index.

COMPARISON OF 57 MONTH CUMULATIVE TOTAL RETURN*

AMONG VECTREN CORPORATION, THE S & P 500 INDEX,

THE S & P UTILITIES INDEX

*$100 invested on 4/3/00 in stock or on 3/31/00 in index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright© 2002. Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/S&P htm

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors recommends that the stockholders ratify the selection of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2005. A representative of Deloitte will be present at the annual meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

The votes cast for ratification must exceed the votes cast against ratification. Abstentions and broker non-votes will not be counted either for or against the proposition. In the event the stockholders fail to ratify the appointment, the Audit committee of the board of directors will consider it as a direction to select other auditors. Even if the selection is ratified, the board of directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the board of directors determines that such change would be in the best interest of the Company and its stockholders.

The board of directors recommends voting “FOR” this proposal.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY

The board of directors and the Audit committee have selected Deloitte as the independent public auditors of the Company and its subsidiaries for fiscal year 2005. See “Report of the Audit Committee.”

Audit and Non-Audit Fees

The following tabulation shows the audit and non-audit fees incurred and payable to Deloitte for the years ending December 31, 2004 and December 31, 2003:

	2004	2003(6)
Audit Fees(1)	$1,424,910	$736,928
Audit-Related Fees(2)	$13,650	$150,049
Tax Fees(3)	$103,663	$91,830
All Other Fees(4)	$0	$0

Total Fees Incurred and Payable to Deloitte(5)	$1,542,223	$978,807

(1)	Aggregate fees incurred and payable to Deloitte for professional services rendered for the audits of the Company’s 2004 and 2003 fiscal year annual financial statements and the review of financial statements included in Company’s Forms 10-Q filed during the Company’s 2004 and 2003 fiscal years. This includes fees incurred for audit services related to regulatory filings and certain of the Company’s subsidiaries in connection with the audit of the Company’s financial statements, and, in 2004, includes fees related to the attestation to the Company’s assertion pursuant to Section 404 of the Sarbanes Oxley Act of 2002. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $74,185 and $76,478 in 2004 and 2003, respectively.

(2)	Audit fees consisted principally of reviews related to various financing transactions and consultation on various accounting issues. In addition, these amounts include the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $650 and $2,600 in 2004 and 2003, respectively.

(3)	Tax fees consisted of fees paid to Deloitte for the review of tax returns and consultation on other tax matters of the Company. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $2,788 and $1,255 in 2004 and 2003, respectively.

(4)	All Other Fees—None.

(5)	Pursuant to its charter, the Audit committee is responsible for selecting, approving professional fees and overseeing the independence, qualifications and performance of the independent accounting firm. The Audit committee has adopted a formal policy with respect to the pre-approval of audit and permissible non-audit services provided by the independent accounting firm. Pre-approval is assessed on a case-by-case basis. In assessing requests for services to be provided by the independent accounting firm, the Audit committee considers whether such services are consistent with the auditors’ independence, whether the independent accounting firm is likely to provide the most effective and efficient service based upon the firm’s familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. The audit-related, tax and other services provided by Deloitte in the last fiscal year and related fees were approved by the Audit committee in accordance with this policy.

(6)	Amounts differ from the 2004 Proxy Statement. In 2004 the amounts reported were amounts actually paid to Deloitte in the indicated period. As noted above, this report reflects amounts incurred and payable for services performed related to the indicated period, regardless of when paid, consistent with current proxy disclosure rules.

Changes in and Disagreements with Auditors on Accounting and Financial Disclosure

None.

COST AND METHOD OF SOLICITATION

The cost of preparing, assembling, printing and mailing this proxy statement, the enclosed proxy and any other material which may be furnished to shareholders in connection with the solicitation of proxies for the meeting will be borne by the Company. The Company has retained D. F. King & Company to assist in soliciting proxies from shareholders, including brokers’ accounts, at an estimated fee of $6,500 plus reasonable out-of-pocket expenses. In addition, some of the officers and regular employees of the Company, who will receive no compensation therefore in addition to their regular salaries, may solicit proxies by telephone, telegraph or personal visits, and it is estimated that the cost of such additional solicitation, if any, will not exceed $500, and will be borne by the Company. The Company expects to reimburse banks, brokerage houses and other custodians of stock for their reasonable charges and expenses in forwarding proxy materials to beneficial owners.

ANNUAL REPORT

A copy of the Company’s summary annual report for the fiscal year ended December 31, 2004 was mailed to shareholders on or about March 23, 2005. The Company’s consolidated financial statements, including footnotes, are included in Appendix H of this proxy statement.

REVOCATION RIGHTS

A shareholder executing and delivering the enclosed proxy may revoke it by written notice delivered to the secretary of the Company, or in person at the annual meeting, at any time before the authority granted by it is exercised.

NOMINATION OF DIRECTORS BY SHAREHOLDERS

If a shareholder entitled to vote for the election of directors at a shareholders’ meeting desires to nominate a person for election to the board of directors of the Company, pursuant to the Company’s By-Laws, any such nominations must be made pursuant to notice delivered to, or mailed and received at, the principal office of the Company, not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting of the shareholders for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, such shareholder notice shall be given by the later of: (a) the date 90 days prior to the actual date of the shareholder meeting, or (b) the tenth day following the day on which the annual meeting date is first publicly announced or disclosed. In any case, such shareholder’s notice must set forth, in addition to the name and address of the shareholder submitting the nomination, as to each person whom the shareholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company which are beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in the solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person’s written consent to be named in the proxy statement as a nominee and to serve as a director, if elected), and (v) the qualifications of the nominee to serve as a director of the Company.

The process described in the preceding paragraph is currently the sole formal process for shareholders to nominate persons to the Company’s board of directors. However, there is a framework in place for shareholders to contact the board of directors Lead director, and, as part of that process, shareholders may communicate regarding any prospective candidate for membership on the board of directors. The criteria employed by the Nominating and Corporate Governance committee when considering all nominees to the board of directors are set forth at page B-5 of Appendix B.

SHAREHOLDERS’ PROPOSALS FOR 2006 ANNUAL MEETING

Under Rule 14a-8 of the Securities Exchange Act of 1934, shareholders of the Company may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the 2006 annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 2006 annual meeting, shareholder proposals must be received at the Company’s principal office, One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana 47708, Attention: Corporate Secretary, no later than November 23, 2005 and must otherwise comply with the requirements of Rule 14a-8.

If a shareholder desires to bring business before the meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the shareholder must follow procedures outlined in the Company’s Code of By-Laws. A copy of these procedures is available upon request from the Corporate Secretary at the address referenced above. One of the procedural requirements in the Company’s Code of By-Laws is timely notice in writing of the business the shareholder proposes to bring before the meeting. To be timely a shareholder’s notice must be delivered to, or mailed and received at, the principal office of the Company not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting of the shareholders for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, such shareholder notice shall be given by the later of: (a) the date 90 days prior to the actual date of shareholder meeting, or (b) the tenth day following the day on which the notice of the annual meeting is first publicly announced or disclosed. The shareholder’s notice must set forth (i) a brief description of the matter to be brought before the meeting, (ii) the name and address as they appear on the corporate records of the shareholder proposing the business, (iii) the number of shares of capital stock of the Company beneficially owned by the shareholder and (iv) any interest of the shareholder in the business.

By order of the board of directors. VECTREN CORPORATION

By RONALD E. CHRISTIAN Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Evansville, Indiana

March 23, 2005

Please fill in, date and sign the enclosed proxy and return it in the accompanying addressed envelope. No further postage is required if mailed in the United States. You may also authorize the individuals named on your proxy card to vote your shares by calling toll-free [1-800-542-1160] or using the Internet (www.votefast.com). Please have your proxy card in hand when calling or accessing the website. If you attend the annual meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

APPENDIX A

Vectren Corporation

Board of Directors

Corporate Governance Guidelines

Adopted As Of February 26, 2003

1.  Director Qualification Standards

A.  A majority of the members of the Board of Directors (“Board”) must qualify as independent directors in accordance with the applicable provisions of the Securities Exchange Act of 1934, and the rules promulgated thereunder, and the applicable rules of the New York Stock Exchange.

B.  The Nominating & Corporate Governance Committee (“Governance Committee”) shall be responsible for developing additional qualifications for directors, including the establishment of criteria for determining the independence of directors, which qualifications will be subject to approval by the full Board.

C.  Recognizing the value of continuity of directors who have experience with the Company, there are no limits on the number of terms in which a director may hold office.

D.  No member of the Board shall serve on the board of directors of more than 3 other public companies.

E.  Directors are expected to advise the Chair of the Board and the Chair of the Governance Committee promptly upon accepting any other public company directorship or any assignment to the audit committee or compensation committee of the board of directors of any public company of which such director is a member.

F.  Directors are expected to report changes in their principal business responsibilities, including retirement, to the Chair of the Board and the Chair of the Governance Committee.

G.  A director should offer to resign if the Board concludes that the director no longer meets the Company’s qualifications for service as a director.

H.  Following the adoption of these guidelines, if the Company’s Chief Executive Officer (“CEO”) leaves that office, the CEO will tender to the Governance Committee his or her resignation from the Board to be effective following such transition period that is determined by the Governance Committee to be necessary or advisable to provide for the transfer of responsibility to the new CEO.

I.  Upon reaching the age of seventy (70), a director shall be deemed to have retired from the Board effective as of the last day of the month during which the director reached the age of seventy (70).

2.  Board Composition

A.  The optimal size of the Board shall be between twelve (12) and fourteen (14) directors. However, the Board would be willing to have a somewhat larger number of directors to accommodate the availability of an outstanding candidate. Similarly, the Board is willing to reduce the size of the Board, or maintain a vacancy, if it cannot identify available candidates meeting the Board’s qualification standards.

B.  The Chair of the Board and the Chair of the Governance Committee shall jointly extend invitations to new nominees to the Board.

C.  The Board reserves the right to determine, from time to time, how to configure the leadership of the Board and the Company in the way that best serves the Company.

D.  The Board specifically reserves the right to vest the responsibilities of Chair of the Board and Chief Executive Officer in the same individual and the Board has no fixed policy with respect to combining or separating the offices of Chair of the Board and Chief Executive Officer.

E.  The Board will schedule at each meeting executive sessions where non-management directors meet without management participation.

3.  Director Responsibilities

A.  Directors should exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company in a manner consistent with their fiduciary duties.

B.  In all matters relating to the Company’s business and stakeholders, directors shall diligently discharge their responsibilities, as well as conduct themselves with integrity and in an honest manner.

C.  In considering the best long-term and short-term interests of the Company, directors may consider the effects of any action on shareholders, employees, suppliers and customers of Company and its subsidiaries, communities in which the Company and its subsidiaries conduct business and other pertinent factors.

D.  Directors should regularly attend meetings of the Board and of all Board committees upon which they serve.

E.  Directors should participate in Board development activities arranged by the Company.

F.  To prepare for meetings, directors should review the materials that are sent to directors in advance of those meetings.

G.  Directors shall preserve the confidentiality of confidential material given or presented to the Board.

H.  The Chair of the Board shall set the agenda of meetings of the Board and the Chair of each committee shall set the agenda of meetings of the applicable committee. Any director may suggest agenda items and may raise at meetings other matters that they consider worthy of discussion.

I.  Directors must disclose to other directors any potential conflicts of interest they may have with respect to any matter under discussion and, if appropriate, refrain from voting on a matter in which they may have a conflict.

4.  The “Lead” Non-Management Director

A. The Board will select from the non-management directors a “lead” non-management director who shall have the following duties:

•	Coordinate the activities of non-management directors;

•	Provide the Chair of the Board with input as appropriate on agendas for the Board and committee meetings;

•	Serve as Chair of the Governance Committee;

•	Coordinate and develop the agenda for, and chair executive sessions of, the non-management directors; and

•	Facilitate communications between the Chair of the Board and the other members of the Board, including communicating other members’ requests to call special meetings of the Board.

In performing the duties described above, the “lead” non-management director will consult with the Chairs of the appropriate Board committees and solicit their participation in order to avoid diluting the authority or responsibilities of such committee Chairs.

B.  The Board will establish methods by which interested parties may communicate directly with the “lead” non-management director or with the non-management directors of the Board as a group and cause such methods to be disclosed to the public.

5.  Board Committees

A.  The Board shall at all times maintain an Audit Committee, a Compensation and Benefits Committee, a Corporate Affairs Committee, a Finance Committee, and a Nominating and Corporate Governance Committee which must operate in accordance with applicable law, their respective charters as adopted and amended from time to time by the Board, and the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange. The Board may also establish such other committees as it deems appropriate and delegate to such committees such authority permitted by applicable law and the Company’s Code of By-Laws as the Board sees fit.

B.  The Board, with assistance from the Governance Committee, shall annually review the Committee assignments and shall consider the rotation of Chairs and members with a view toward balancing the benefits derived from continuity against the benefits derived from the diversity of experience and viewpoints of the various directors.

6.  Public Comments on Behalf of the Company

A.  Except in unusual circumstances or as required by committee charters or as requested by senior management, directors are expected to follow the principle that senior management, as opposed to individual directors, provides the public voice of the Company. Directors receiving inquiries from institutional investors, the press or others should refer them to the Chief Executive Officer or other appropriate officer of the Company.

7.  Director Access to Management and Independent Advisors

A.  The Company shall provide each director with complete access to the management of the Company, subject to reasonable advance notice to the Company and reasonable efforts to avoid disruption to the Company’s management, business and operations.

B.  The Board and Board committees, to the extent set forth in the applicable committee charter, have the right to consult and retain independent legal counsel and other advisors at the expense of the Company.

8.  Director Compensation and Stock Ownership

A.  The Governance Committee will determine, as well as periodically review, the form and amount of director compensation, including cash, equity-based awards and other compensation.

B.  The Board will be aware that the independence of directors could be questioned if substantial charitable contributions are made to organizations in which a director is affiliated or if the Company enters into consulting contracts with, or provides other indirect compensation to, a director. The Board, with assistance from the Governance Committee, will critically evaluate each of these matters when determining the form and amount of director compensation, and the independence of a director.

C.  The Board believes that directors should be stockholders and have a financial stake in the Company. The Governance Committee shall establish Company stock ownership guidelines for directors and monitor compliance with those guidelines.

9.  Director Orientation and Development

A.  The Company, with oversight from the Governance Committee, will establish, or identify and provide access to, appropriate orientation programs and sessions for newly elected directors of the Company for their benefit either prior to or within a reasonable period of time after their nomination or election as a director.

B.  The Company, with oversight from the Governance Committee, will arrange for directors to periodically participate in appropriate programs, sessions or materials regarding the responsibilities of directors of publicly-traded companies and the Company’s businesses.

10.  Management Evaluation and Succession

A.  The Board (not including any members of management of the Company), with assistance from the Compensation and Benefits Committee, will conduct an annual review of the performance and compensation of the Chief Executive Officer.

B.  The Chief Executive Officer will provide an annual report on succession planning and related development recommendations to the Governance Committee, including a short-term succession plan delineating temporary delegation of authority in the event that the Chief Executive Officer or any other executive officer is unexpectedly unable to perform his or her duties.

C.  The Corporate Affairs Committee will review, at least annually, the Company’s succession planning process for all positions other than the Chief Executive Officer.

11.  Annual Performance Evaluation of the Board

A.  The Board, with assistance from the Governance Committee, will conduct a self-evaluation annually to determine whether the Board and its committees are functioning effectively. The full Board will discuss the evaluation report to determine what, if any, action could improve Board and Board committee performance.

B.  The Board, with assistance from the Governance Committee, shall review these Corporate Governance Guidelines no less frequently than annually to determine whether any changes are necessary or advisable.

12.  Amendment, Modification and Waiver

A. These Guidelines may be amended, modified or waived by the Board and waivers of these Guidelines may also be granted by the Governance Committee, subject to the disclosure and other provisions of the Securities and Exchange Act of 1934, the rules promulgated thereunder and the applicable rules of the New York Stock Exchange.

APPENDIX B

Vectren Corporation

Board of Directors

Nominating and Corporate Governance Committee Charter

Adopted As Of February 26, 2003

I.  Statement of Purpose

The Nominating and Corporate Governance Committee (“Committee”) is a standing committee of the Board of Directors (“Board”). The purpose of the Committee is to identify individuals qualified to become members of the Board, to recommend director nominees for each annual meeting of shareholders and nominees for election to fill any vacancies on the Board and to address related matters. The Committee shall also develop and recommend to the Board corporate governance principles applicable to the Company and be responsible for leading the annual review of the Board’s performance. The Committee will also be responsible for the development of the Board, as well as oversight of the succession planning process relating to the Company’s Chief Executive Officer.

II.  Organization

A.  Charter.    At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board for approval.

B.  Members.    The members of the Committee shall be appointed by the Board and shall meet the independence requirements of applicable laws and regulations, as well as the listing standards of the New York Stock Exchange, including any permitted transition period. The Committee shall be comprised of at least three members. Committee members may be removed by the Board. The Board shall also designate a Committee Chair.

C.  Meetings.    In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings; additional meetings may be scheduled as required.

D.  Executive Sessions.    At the conclusion of each meeting, the Chair may conduct an executive session where non-management directors meet without management participation.

E.  Quorum; Action by Committee.    A quorum at any Committee meeting shall be at least a majority of the Committee. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

F.  Agenda, Minutes and Reports.    The Chair of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board. The Committee shall make regular report to the Board.

G.  Performance Evaluation.    The Committee shall evaluate its performance on an annual basis and develop criteria for such evaluation.

III.  Responsibilities

The following shall be the principal responsibilities of the Committee:

A.  Director Selection Criteria.    The Committee shall establish criteria for selecting new directors, which shall reflect at a minimum any requirements of applicable law or listing standards, as well as a candidate’s strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board (including its size, structure and the skills of existing members) and principles of diversity, including geographic as well as traditional considerations.

B.  Director Recruitment.    The Committee shall consider (in consultation with the Chair of the Board and Chief Executive Officer) and recruit candidates to fill positions on the Board, including as a result of the removal, resignation or retirement of any director, an increase in the size of the Board or otherwise. The Committee shall also review any candidate recommended by the shareholders of the Company in light of the Committee’s criteria for selection of new directors. As part of this responsibility, the Committee shall be responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for the Board and such candidate’s compliance with the independence and other qualification requirements established by the Committee.

C.  Reconsideration of Directors for Re-Election.    In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee shall assess the contributions of those directors selected for re-election, and shall at that time review its criteria for Board candidates in the context of the Board evaluation process and other perceived needs of the Board. Final approval of any candidate shall be determined by the full Board.

D.  Recommendation to the Board.    The Committee shall recommend the director nominees for approval by the Board and the shareholders.

E.  Director Removal Guidelines.    The Committee shall establish and recommend to the Board guidelines for the removal of members of the Board.

F.  Governance Guidelines.    The Committee shall recommend to the Board corporate governance guidelines addressing, among other matters, the size, composition and responsibilities of the Board and its Committees, including its oversight of management and consultation with management. The corporate governance guidelines shall be reviewed not less frequently than annually by the Committee, and the Committee shall make recommendations to the Board with respect to changes to the guidelines.

G.  Advice as to Committee Membership and Operations.    The Committee shall advise the Board with respect to the structure and operations of the various Committees of the Board and qualifications for membership thereon, including policies for removal of members and rotation of members among other Committees of the Board. The Committee shall recommend to the full Board (after consultation with the Chair of the Board and Chief Executive Officer) the composition of each committee of the Board.

H.  Non-Management Board Member Compensation.    The Committee shall be responsible to periodically review, assess and recommend changes to the Board with respect to compensation for non-management members of the Board.

I.  Common Stock Ownership Guidelines.    The Committee shall periodically review and, if concluded to be appropriate, recommend changes to the minimum Company common stock ownership guidelines applicable to the non-management members of the Board. The Committee shall also monitor compliance with these guidelines and periodically report on this subject to the Board.

J.  Director Independence.    The Committee shall develop and recommend to the Board standards to be applied in making determinations as to the absence of material relationships between the Company and a director.

K.  Evaluation and Development of the Board.    The Committee shall oversee the evaluation and development of the Board. In discharging this responsibility, the Committee shall solicit comments from all directors and report annually to the Board on the results of the evaluation. The Committee shall also plan for and implement periodic development opportunities for directors.

L.  Approval of Officer Service on Outside Boards.    The Committee shall establish a process and guidelines governing the review and acceptance by any Company officer of a post as a compensated member of the board of directors of an unrelated entity.

M.  Succession Planning.    The Committee shall oversee the succession planning process for the office of Chief Executive Officer of the Company. Periodically, the Committee will review that process with the Board, as well as make recommendations to the Board with respect to candidates for that office.

N.  Periodic Review of the Shareholder Rights Agreement, the Code of By-Laws and the Articles of Incorporation.    The Committee shall periodically review and, if concluded to be appropriate, make recommendations for changes to the Company’s Shareholder Rights Agreement, the Code of By-Laws and the Articles of Incorporation.

O.  Access to Records, Consultants and Others.    In discharging its responsibilities, the Committee shall have full access to any relevant records of the Company and may retain outside consultants, at the Company’s expense, to advise the Committee. The Committee shall have the ultimate authority and responsibility to engage or terminate any such outside consultant and to approve the terms of any such engagement and the fees of any such consultant. The Committee may also request that any officer or other employee of the Company, the Company’s outside legal counsel or any other person meet with any members of, or consultants to, the Committee.

P.  Delegation.    The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

Q.  Other Delegated Responsibilities.    The Committee shall also carry out such other duties that may be delegated to it by the Board from time to time.

VECTREN CORPORATION

BOARD OF DIRECTORS RETENTION CRITERIA

The following represents a non-exclusive list of criteria that are to be considered by the Board of Directors (“Board”) in assessing whether a member of the Board should be retained for service. Generally, the criteria will be employed at the time the Board is required to recommend to the shareholders whether a director should be reelected for another term of office. However, there are circumstances during a director’s term when certain of the criteria are relevant and could result in a director being removed from the Board prior to the conclusion of their term of office. The criteria are as follows:

1. The loss of “independence” as that concept is established from time to time by the Board;

2. Service on more that three public company boards, excluding the Board;

3. Changes	in principal business responsibilities, which affect the director’s continuing ability to contribute to the Board;

4.	Failure to comply with the Board share ownership guidelines following an appropriate transition period commencing with the initiation of service as a director or an increase in the ownership requirements;

5. Failure to consistently attend Board functions, including meetings and development activities;

6. Failure to adhere to the Code of Conduct applicable to the Board;

7. Failure to comply with the Corporate Governance Guidelines; and

8. Receiving more than a fifty percent withhold vote at an election where the director is on the ballot.

Each instance of assessment of retention/removal of a director will occur within the context of all of the relevant facts and circumstances. With respect to the foregoing criteria, the applicability of one or more of the criteria to a director does not unconditionally require a determination that a director should not be retained. For instance, a failure to attend Board functions for a period of time may be attributable to an illness, which, once cured, no longer serves as an impediment to the director fulfilling their responsibilities.

The review and application of these criteria and the assessment whether a director should not be retained/removed from the Board will initially be conducted by the Nominating and Corporate Governance committee (“Governance Committee”), and, following that action, the matter will then be presented to the Board, with the affected director being excused from that process.

VECTREN CORPORATION BOARD OF DIRECTORS SELECTION CRITERIA

The following represents a non-exclusive list of criteria that are to be considered by the Board of Directors (“Board”) in assessing whether a proposed candidate/nominee should be considered for membership on the Board. Generally, the criteria will be employed by the Board when recruiting individuals for membership, as well as responding to properly submitted nominees provided to the Board in accordance with the procedures and requirements applicable to that process. The criteria are as follows:

The satisfaction of the requirements for “independence” as that concept is established from time to time by the Board;

1. The	satisfaction of other potentially applicable “independence” and eligibility requirements, such as those required of members of the Audit committee and the Compensation and Benefits committee;

2. The	person’s professional experiences, including achievements, and whether those experiences and achievements would be useful to the Board, given its existing composition, in discharging its responsibilities;

3. The	person’s subject matter expertise, i.e., finance, accounting, legal, management, technology, strategic visioning, marketing, and the desirability of that particular expertise given the existing composition of the Board;

4. The	viewpoint, background and demographics of the person and whether they would positively contribute to the overall diversity of the Board;

5. The	person’s professional ethics, integrity and values;

6. The	person’s intelligence and ability to make independent analytical inquiries;

7. The	person’s stated willingness to devote adequate time to Board activities, including attending meetings and development sessions and adequately preparing for those activities;

8. Whether	the person serves on more than three public company boards, excluding the Board;

9. The	person’s principal business responsibilities;

10. Whether	the person would be able to serve on the Board for an extended period of time;

11. Whether	the person has, or potentially could have, a conflict of interest which would affect their ability to serve on the Board; and

12. Whether	and to what extent the person has an ownership interest in the Company.

The foregoing criteria represent a non-exclusive list of factors to be considered when evaluating potential candidates and responding to properly submitted nominees. In each case, the then existing composition of the Board, its current and prospective needs, the operating requirements of the Company, and the long-term interests of the Company’s shareholders will be included in the mix of factors to be reviewed and assessed when performing this evaluation.

The review and application of these criteria will initially be conducted by the Nominating and Corporate Governance committee, and, following that action, the matter will then be presented to the Board for action, if appropriate and advisable.

APPENDIX C

Vectren Corporation

Board of Directors

Corporate Affairs Committee Charter

Adopted As Of February 26, 2003

I.  Statement of Purpose

The Corporate Affairs Committee (“Committee”) is a standing committee of the Board of Directors (“Board”). The purpose of the Committee is to discharge the duties of the Board relating to its policies, practices and procedures as a responsible corporate citizen.

II.  Organization

A.  Charter.    At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board for approval.

B.  Members.    The members of the Committee shall be appointed by the Board. Any member of the Board shall be eligible to serve on the Committee. The Committee shall be comprised of at least three members. Committee members may be removed by the Board. The Board shall also designate a Committee Chair.

C.  Meetings.    In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings; additional meetings may be scheduled as required.

D.  Executive Sessions.    At the conclusion of each meeting, the Chair may conduct an executive session where non-management directors (i.e., directors who are not Company officers but who do not otherwise have to qualify as “independent” directors) meet without management participation.

E.  Quorum; Action by Committee.    A quorum at any Committee meeting shall be a majority of the Committee. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

F.  Agenda, Minutes and Reports.    The Chair of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board. The Committee shall make regular reports to the Board.

G.  Performance Evaluation.    The Committee shall evaluate its performance on an annual basis and develop criteria for such evaluation.

III.  Responsibilities

The following shall be the principal responsibilities of the Committee:

A.  Business Practices.    The Committee shall oversee the Company’s policies, practices and procedures relating to business practices, including compliance with applicable laws and regulations.

B.  Public Communications.    The Committee shall oversee the Company’s policies, practices and procedures relating to public communications with key stakeholders, other than the financial community.

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C.  Community Relations.    The Committee shall oversee the Company’s policies, practices and procedures relating to community relations, including charitable contributions and community affairs.

D.  Customer Relations.    The Committee shall oversee the Company’s policies, practices and procedures relating to customer relations, including customer satisfaction and quality of customer service.

E.  Employment Practices.    The Committee shall oversee the Company’s policies, practices and procedures relating to employment practices and procedures, including employer of choice, workforce diversity and compliance with employment related laws, regulations and policies.

F.  Environmental Compliance and Stewardship.    The Committee shall oversee the Company’s policies, practices and procedures relating to environmental compliance and stewardship, including adherence to environmental related laws and regulations. At each meeting of the Committee, a report shall be provided with respect to environmental compliance and stewardship.

G.  Access to Records, Consultants and Others.    In discharging its responsibilities, the Committee shall have full access to any relevant records of the Company and may retain outside consultants, at the Company’s expense, to advise the Committee. The Committee shall have the ultimate authority and responsibility to hire or terminate any outside consultant engaged to assist the Committee in discharging its responsibilities and to approve the terms of any such engagement and the fees of any such consultant. The Committee may also request that any officer or other employee of the Company, the Company’s outside legal counsel or any other person meet with any members of, or consultants to, the Committee.

H.  Delegation.    The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

I.  Other Duties.    The Committee shall also carry out such other duties that may be delegated to it by the Board from time to time.

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APPENDIX D

Vectren Corporation

Board of Directors

Audit Committee Charter

Adopted As Of February 26, 2003

I.  Statement of Purpose

The Audit Committee (“Committee”) is established by and amongst the Board of Directors (“Board”) of Vectren Corporation (“Company”) for the primary purpose of assisting the Board in:

•	overseeing the integrity of the Company’s financial statements,

•	overseeing the Company’s compliance with legal requirements,

•	overseeing the independent auditor’s qualifications and independence,

•	overseeing the performance of the company’s internal audit function and independent auditor, and

•	overseeing the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established.

Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels. The Committee should also provide an open avenue of communication among the independent auditors, financial and senior management, the Internal Audit department, and the Board.

The Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as deemed appropriate to perform its duties and responsibilities.

The Company shall provide appropriate funding, as determined by the Committee, for compensation to the independent auditor and to any advisers that the Committee chooses to engage.

The Committee will primarily fulfill its responsibilities by carrying out the activities enumerated in Section III of this Charter. The Committee will report regularly to the Board regarding the execution of its duties and responsibilities.

II.  Organization

A.  Charter.    At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board for approval.

B.  Members.    The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors (as defined by all applicable rules and regulations), and free from any relationship (including disallowed compensatory arrangements) that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. In complying with the requirements for independence (as defined by all applicable rules and regulations), the Committee may choose to achieve such compliance over any permitted transition period. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall be a “financial expert” in compliance with the criteria established by the SEC. The existence of such member(s) shall be disclosed in periodic filings as required by the SEC. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

Annually, the members of the Committee shall be elected by the Board at the annual meeting of the Board. Vacancies or additions to the Committee may be filled at any time during the year by action of the full Board. The term of service for Committee members shall be one year or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

C.  Meetings.    The Committee shall meet at least four times annually, or more frequently as circumstances dictate. Meetings may be conducted through the use of any means of communication by which all members may simultaneously hear each other during the meeting. As part of its job to foster open communication, the Committee should meet periodically with management, the director of the Internal Auditing department and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee should meet quarterly with the independent auditors and management to discuss the annual audited financial statements and quarterly financial statements, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

D.  Executive Sessions.    At the conclusion of each meeting, the Chair may conduct an executive session where directors meet without management participation.

E.  Quorum; Action by Committee.    A quorum at any Committee meeting shall be at least a majority of the Committee. All determinations of the Committee shall be at least a majority of its members present at a meeting duly called and held. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

F.  Agenda, Minutes and Reports.    The Chair of the Committee shall be responsible for establishing the agendas for the meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to the members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board. The Committee shall make regular reports to the Board.

G.  Performance Evaluation.    The Committee shall evaluate its performance on an annual basis and develop criteria for such evaluation.

III. Responsibilities

The following shall be the principal responsibilities of the Committee:

A.  Documents/Reports/Accounting Information Review

1.  Review and discuss with management the Company’s annual financial statements, quarterly financial statements, and all internal controls reports (or summaries thereof). Review other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certifications as required by the Sarbanes-Oxley Act of 2002 (Sections 302 and 906) and relevant reports rendered by the independent auditors (or summaries thereof).

2.  Recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K. Review with financial management and the independent auditors the 10-Q prior to its filing (or prior to the release of earnings).

3.  Review earnings press releases with management, including review of “pro-forma” or “adjusted” non-GAAP information.

4.  Discuss with management financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be on general terms (i.e., discussion of the types of information to be disclosed and the type of presentation to be made).

5.  Review the regular internal reports (or summaries thereof) to management prepared by the internal auditing department and management’s response.

B.  Independent Auditors

1.  Appoint (subject to shareholder ratification, if the Board determines such ratification should be submitted to the Company’s shareholders), compensate, and oversee the work performed by the independent auditor for the purpose of preparing or issuing an audit report or related work. Review the performance of the independent auditors and remove the independent auditors if circumstances warrant. Review the experience and qualifications of senior members of the independent audit team annually and ensure that all partner rotation requirements, as promulgated by applicable rules and regulations, are executed. The independent auditors shall report directly to the Committee and the Committee shall oversee the resolution of disagreements between management and the independent auditors in the event that they arise. Consider whether the auditor’s performance of permissible non-audit services is compatible with the auditor’s independence.

2.  Review with the independent auditor any problems or difficulties and management’s response; review the independent auditor’s attestation and report on management’s internal control report; and hold timely discussions with the independent auditors regarding the following:

•	all critical accounting policies and practices;

•	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

•	other material written communications between the independent auditor and management including, but not limited to, the management letter and schedule of unadjusted differences; and

•	an analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements.

3.  At least annually, obtain and review a report by the independent auditor describing:

•	the firm’s internal quality control procedures;

•	any material issues raised by the most recent internal quality-control review, peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

•	(to assess the auditor’s independence) all relationships between the independent auditor and the Company.

4.  Review and pre-approve both audit and non-audit services to be provided by the independent auditor (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002). This duty may be delegated to one or more designated members of the audit committee with any such pre-approval reported to the audit committee at its next regularly scheduled meeting. Approval of non-audit services shall be disclosed to investors in periodic reports required by Section 13(a) of the Securities Exchange Act of 1934.

5.  Set clear hiring policies, compliant with governing laws or regulations, for employees or former employees of the independent auditor.

C.  Financial Reporting Processes and Accounting Policies

1.  In consultation with the independent auditors and the Internal Audit department, review the integrity of the organization’s financial reporting processes (both internal and external), and the internal control structure (including disclosure controls).

2.  Review with management major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

3.  Review analyses prepared by management and the independent auditor setting forth financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

4.  Review with management the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

5.  Establish and maintain procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting, or auditing matters.

6.  Establish and maintain procedures for the confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.

D.  Internal Audit

1.  Review and advise on the selection and/or removal of the Internal Audit director.

2.  Review activities, organizational structure, and qualifications of the Internal Audit department.

3.  Annually, review and recommend changes (if any) to the Internal Audit charter.

4.  Periodically review with the Internal Audit director any significant difficulties, disagreements with management, or scope restrictions encountered in the course of the department’s work.

E.  Ethical Compliance, Legal Compliance, and Risk Management

1.  Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code. Ensure that the code is in compliance with all applicable rules and regulations.

2.  Review management’s monitoring of the Company’s compliance with the organization’s Ethical Code, and ensure that management has the proper review system in place to ensure that Company’s financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

3.  Review, with the Company’s general counsel, legal compliance matters including corporate securities trading policies.

4.  Review, with the Company’s general counsel, any legal matter that could have a significant impact on the organization’s financial statements.

5.  Discuss policies with respect to risk assessment and risk management. Such discussions should include the Company’s major financial and accounting risk exposures and the step management has undertaken to control them.

F.  Other Responsibilities

1.  Review with the independent auditors, the Internal Auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

2.  Prepare the report that the SEC requires be included in the Company’s annual proxy statement.

3.  Perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Committee or the Board deems necessary or appropriate.

APPENDIX E

Vectren Corporation

Board of Directors

Finance Committee Charter

Adopted As Of May 17, 2004, and

Revised and Restated As Of February 23, 2005

I.  Statement of Purpose

The Finance Committee (Committee) is a standing committee of the Board of Directors (Board). The Committee shall have as its only standing member the Chair of the Board, President and Chief Executive Officer (“Chair”), who shall also be the chair of the Committee. The purpose of the Committee is to act on behalf of the Board, within parameters established by the full Board and applicable law, with respect to financing activities of the Company, including, as necessary or advisable, financing activities of one or more of the Company’s subsidiaries or affiliates.

II.  Organization

A.  Charter.    At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board for approval.

B.  Members.    The members of the Committee shall be appointed by the Board. To be eligible, the members of the Committee, other than the Chair, shall meet the independence requirements established by the Board. The Committee shall be comprised of at least three members. Committee members may be removed by the Board.

C.  Meetings.    The Committee shall meet at such times as may be requested by the Chair or otherwise pursuant to authority delegated by the Board. The Committee shall meet only when in the reasonable judgment of the Chair it is necessary or desirable to have Board involvement in actions relating to financing activities of the Corporation, but it is either impracticable to convene a meeting of the full Board, or action by the Committee has been authorized pursuant to delegation by the full Board.

D.  Executive Sessions.    At the conclusion of each meeting, the Chair may conduct an executive session where committee members meet without management participation.

E.  Quorum; Action by Committee.    A quorum at any Committee meeting shall be a majority of the Committee. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

F.  Agenda, Minutes and Reports.    The Chair of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board. The Committee shall make regular reports to the Board.

G.  Performance Evaluation.    The Committee shall evaluate its performance on an annual basis and develop criteria for such evaluation.

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III.  Responsibilities

The following shall be the principal responsibilities of the Committee:

A.  Authority.    When it is impracticable for the full Board to meet and take action with respect to financing activities of the Company, including, as necessary or advisable, financing activities of one or more of the Company’s subsidiaries or affiliates, the Committee shall have all of the authority of the full Board allowed by applicable law to discharge the duties of the Board. Moreover, the Committee shall also have all of the authority of the full Board allowed by applicable law to discharge the duties that have been delegated by the Board. The Committee shall have all of the authority of the full Board allowed by the Indiana Business Corporation Law.

B.  Financing Activities.    The Committee shall act on behalf of the Board, within parameters established by the full Board and applicable law, with respect to financing activities of the Corporation, including, as necessary or advisable, financing activities of one or more of the Company’s subsidiaries or affiliates.

C.  Access to Records, Consultants and Others.    In discharging its responsibilities, the Committee shall have full access to any relevant records of the Company and may retain outside consultants, at the Company’s expense, to advise the Committee. The Committee shall have the ultimate authority and responsibility to hire or terminate any outside consultant engaged to assist the Committee in discharging its responsibilities and to approve the terms of any such engagement and the fees of any such consultant. The Committee may also request that any officer or other employee of the Company, the Company’s outside legal counsel or any other person meet with any members of, or consultants to, the Committee.

D.  Delegation.    The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

E.  Other Duties.    The Committee shall also carry out such other duties that may be delegated to it by the Board from time to time.

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APPENDIX F

Vectren Corporation

Board of Directors

Compensation and Benefits Committee Charter

Adopted As of February 26, 2003

I.  Statement of Purpose

The Compensation and Benefits Committee (“Committee”) is a standing committee of the Board of Directors (“Board”). The purpose of the Committee is to discharge the responsibility of the Board relating to total compensation of the Company’s executive officers and such other senior executives as the Committee may determine (together, “management”) and related matters. The Committee shall also prepare a report on executive compensation for inclusion in the Company’s annual proxy statement.

II.  Organization

A.  Charter.    At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board for approval.

B.  Members.    The members of the Committee shall be appointed by the Board and shall meet the independence requirements of applicable law and the listing standards of the New York Stock Exchange, the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the requirements of a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. The Committee shall be comprised of at least three members. Committee members may be removed by the Board. The Board shall also designate a Committee Chair.

C.  Meetings.    In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings; additional meetings may be scheduled as required.

D.  Executive Sessions.    At the conclusion of each meeting, the Chair may conduct an executive session where non-management directors (i.e., directors who are not Company officers) meet without management participation.

E.  Quorum; Action by Committee.    A quorum at any Committee meeting shall be a majority of the Committee. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

F.  Agenda, Minutes and Reports.    The Chair of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board. The Committee shall make regular reports to the Board.

G.  Performance Evaluation.    The Committee shall evaluate its performance on an annual basis and develop criteria for such evaluation.

III.  Responsibilities

The following shall be the principal responsibilities of the Committee:

A.  Goals and Objectives.    The Committee shall review and approve periodically, but no less frequently than annually, the Company’s goals and objectives relevant to compensation of the Chief

Executive Officer and management, including the balance between short-term compensation and long-term incentives, shall evaluate the performance of the Chief Executive Officer and management in light of those goals and objectives, and shall set the compensation level of the Chief Executive Officer and management based on such evaluation.

B.  Compensation Levels.    The Committee shall establish the compensation level (including base and incentive compensation) and direct and indirect benefits of the Chief Executive Officer and management. In determining incentive compensation, the Committee shall consider, among other factors it deems appropriate from time to time, the Company’s performance and relative shareholder return (or other criteria) during such periods as the Committee may deem appropriate, the value of similar incentive awards to persons holding comparable positions at comparable companies and the awards given to management in prior years. The Chair of the Committee shall be responsible for communicating to the Chief Executive Officer the evaluation of the performance of the Chief Executive Officer conducted by the outside Directors of the Company and the level of compensation approved for the Chief Executive Officer.

C.  Post-Service Arrangements.    The Committee shall evaluate the post-service arrangements and benefits of the Chief Executive Officer and management and their reasonableness in light of practices at comparable companies and any benefits received by the Company in connection with such arrangements. The Committee shall also review for reasonableness all other post-service arrangements between the Company, including its wholly-owned subsidiaries, and current or former employees to the extent those arrangements involve an annual Company obligation of in excess of $100,000.00.

D.  Incentive Compensation Plans.    The Committee shall make recommendations to the Board with respect to the establishment and terms of incentive compensation plans and equity-based plans and, unless determined otherwise by the Board, shall be the principal administrator of such plans, including determining any awards to be granted to the Chief Executive Officer and management under any such plan implemented by the Company.

E.  Consulting and Employment Agreements.    The Committee shall have the responsibility for reviewing and approving all consulting and employment agreements of the Company with any of the Company’s executive officers, or with any director, provided that any such agreement must also be approved by the full Board. The Committee shall also review for reasonableness all other consulting agreements between the Company, including its wholly-owned subsidiaries, and former employees to the extent those agreements involve an annual Company obligation of in excess of $100,000.00.

F.  Administration of Employee Benefits and Benefit Plans.    The Committee shall have the responsibility for overseeing the administration of employee benefits and benefit plans for the Company and its subsidiaries; reviewing new benefits or changes in existing benefits; and appointing from among the management of the Company committees to administer such employee benefits and benefit plans.

G.  Common Stock Ownership Guidelines.    The Committee shall periodically review, assess and recommend changes to the minimum Company common stock ownership guidelines applicable to the officers of the Company.

H.  Evaluation of Total Compensation Program.    The Committee shall review on a periodic basis the operation of the Company’s total compensation program to evaluate its coordination and execution and shall recommend to the Board steps to modify compensation programs that provide benefits or payments that are not reasonably related or are disproportionate to the benefits received by the Company.

I.  Perquisite Policies.    The Committee shall establish and review periodically policies with respect to management perquisites.

J.  Access to Records, Consultants and Others.    The Committee shall have the ultimate authority and responsibility to engage and terminate any outside consultant, at the Company’s expense, to assist in determining appropriate compensation levels for the Chief Executive Officer or other senior executive management and to approve the terms of any such engagement and the fees of any such consultant. In discharging its responsibilities, the Committee shall have full access to any relevant records of the Company and may also request that any officer or other employee of the Company, including the Company’s senior compensation or human resources executives, the Company’s outside legal counsel or any other person meet with any members of, or consultants to, the Committee.

K.  Annual Compensation and Benefits Committee Report.    The Committee shall produce an annual report on executive compensation for inclusion in the Company’s annual proxy statement, all in accordance with applicable rules and regulations.

L.  Delegation.    The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

M.  Other Duties.    The Committee shall also carry out such other duties that may be delegated to it by the Board from time to time.

APPENDIX G

Corporate Code of Conduct

I.  PURPOSE

Vectren Corporation, including its wholly-owned subsidiary companies (collectively, “Company”), serves an important role in the lives and livelihoods of hundreds of thousands of individual families, businesses and investors, in the region it serves. This role is supported by the Company’s commitments and obligations to its shareholders, customers, employees and communities served (collectively, “stakeholders”).

The Company has a reputation as a good corporate citizen and enjoys a high level of public trust and confidence. Public trust and confidence is fundamental to good business and a prerequisite for any enterprise’s continued success.

To effectively satisfy the Company’s commitments and obligations to its stakeholders, uphold its reputation for good citizenry and maintain the public’s trust and confidence, we, as officers and employees (collectively, “Employees”) of the Company, must conduct ourselves and discharge our responsibilities to the Company with the highest standards of integrity and fair dealing.

Our good reputation, as well as the public’s trust and confidence in the Company, are valuable assets that cannot be taken for granted and must be safeguarded and earned everyday. This Corporate Code of Conduct (“Code”) is intended to help achieve these objectives by providing each Employee with guidelines for making decisions which support the Company’s commitment to the highest standards of integrity and fairness.

II.  SCOPE

The Code is applicable to all Employees at Vectren Corporation and each of its wholly owned subsidiaries. The Code also applies to Employees at any newly formed or acquired company immediately upon formation or acquisition. The “Company”, as used in this Code, means Vectren Corporation and all of its wholly owned subsidiaries. Any waiver of the Code for executive officers or directors may be made only by the board or a board committee and must be promptly disclosed to shareholders.

III.  GENERAL POLICY

It is the Company’s policy that Employees will conduct themselves in a truthful, honest and ethical manner with the highest standard of integrity and fair dealing. The following standards emphasize the Code’s focus on compliance and appropriate conduct:

•	Compliance with Company policies and procedures.

•	Compliance with applicable local, state and federal laws.

•	Compliance with applicable rules, regulations and technical standards governing the operation of our businesses.

•	Avoidance of conflicts of interest or the appearance of conflicts of interest (as defined in the attached guidelines).

•	Maintenance of accurate accounts, books and records.

IV.  APPLICATION

The following is intended to provide general guidance to Employees on issues related to their conduct, it is not to be considered as an all-inclusive list. Questions regarding whether conduct would be inconsistent with the Code should be directed to your supervisor or Vectren Corporation’s Director of Internal Auditing (Director of Auditing). In some cases, the Company may already have detailed policies and procedures related to these guidelines, which detail administrative interpretations and/or implementation instructions. If so, such policies and procedures should be consulted for further information.

A.  Conflicts of Interest

Conflicts of interest arise when any circumstance, relationship or financial interest prevents, or has the appearance of preventing any Employees from discharging their responsibilities exclusively in the best interest of the Company and independent of personal considerations.

These circumstances, relationships or financial interests do not have to be directly related to an Employee. Conflicts or appearances of conflicts may arise where a close family member of an Employee is involved in a transaction with the Company or could stand to benefit from a transaction the Company may have with a third party.

Although it is not possible to identify every activity that might give rise to a conflict of interest, some of the more common circumstances that could result in a conflict are set forth below. Should you have any questions regarding this matter, you should consult your supervisor or the Director of Auditing.

1.  Relationships with Company Vendors, Suppliers, Contractors and Customers

Employees are expected to maintain impartial relationships with the Company’s vendors, suppliers, contractors and customers. Employees must be motivated solely to acquire and/or provide goods or services on terms most favorable to the Company. Care must be exercised to avoid even the appearance of special influence being exerted on behalf of a vendor, supplier, contractor or customer due to personal or other relationships.

Generally, Employees should avoid financial interests in vendors, suppliers, or contractors with whom the Company does business.

As it relates to officers and employees, any relationship other than the employer-employee relationship that exists between an officer or employee and the Company, should be disclosed in accordance with the reporting requirements found in the Responsibilities and Enforcement section of the Code.

2.  Gifts, Meals, Services and Entertainment

It is a violation of the Code for an Employee or a close family member of an Employee to request or accept anything of value which, based upon the facts and circumstances, could be reasonably determined to have an influence on the performance of the Employee’s duties to act in a manner which favors a vendor, supplier, contractor or customer contrary to the Company’s best interests.

Normal and customary business meals and entertainment (which are considered generally accepted business practices) or small gifts which are intended for promotional or advertising purposes only, are not considered a violation of the Code so long as the item of value is not excessive. Excessive is defined as being of sufficient value as to actually influence or which, based upon the facts and circumstances, could reasonably be concluded to have the ability to influence decisions made by the recipient or cause the recipient to favor the provider. In no case should an Employee accept “gifts of cash”/bribes from vendors, competitors, suppliers or contractors.

Employees receiving normal and customary gifts, business meals or entertainment, services or anything else of value from a single Company vendor, supplier, contractor or customer, with an annual cumulative value in excess of $200, must report such items in accordance with the reporting requirements found in the Responsibilities and Enforcement section of the Code.

3.  Outside Employment

In general, officers and Employees have the right to be employed outside the Company and to have financial and managerial interests in outside companies. However, any outside employment or business activities must not conflict with the officer’s or Employee’s ability to properly perform his or her responsibilities or job duties, nor should such employment or business activity create or appear to create a conflict of interest.

No officer may, without prior approval of the Governance Committee, serve as a compensated member of the board of any other enterprise. Likewise, Employees seeking to serve as a member of the board of any other enterprise should consult with their supervisor and obtain approval prior to accepting the position.

No officer or Employee may, without prior approval of their supervisor, perform work or services for an outside organization which has or seeks to have a business relationship with the Company. Supervisors should consider whether the Employee’s service in such a capacity would cause a conflict of interest or interfere with the Employee’s ability to perform their duties.

4.  Confidential Information and Insider Trading

In the course of fulfilling their responsibilities to the Company, Employees may have access to information that is of a confidential, privileged, competitive and/or proprietary nature (collectively, “Confidential Information”). It is essential that Employees protect the confidentiality of such information.

The use or disclosure of confidential information may be for Company purposes only and not for personal benefit or the benefit of others.

Federal and state laws explicitly prohibit Employees from using “insider” or “material non-public” information when trading or recommending Company securities (i.e., stock or debt). Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in arriving at a decision to buy, sell, or hold the Company’s securities. Employees must not act on such information until it has been disclosed to the public and the public is considered to have had an opportunity to absorb the information. Generally, this would not be until information has been publicly disclosed and the market has had an opportunity to react to the information.

Employees must not disclose “insider” or “material non-public” information to others, including friends or relatives, until such information has been disclosed to the public. Such “outsiders” who have received material inside information are also considered by law to be “insiders” and are subject to the same legal prohibitions described above.

Examples of inside information that might be considered to be material include dividend rate changes, earnings estimates, significant expansion or curtailment of operations, a merger or acquisition proposal or agreement, sale or purchase of substantial assets, major litigation, or other matters that could significantly impact the Company.

Examples of trading Company securities include directly buying and selling stock and transfers into and out of the Company stock fund in the 401(k) Plan.

5.  Participation in Public Office

The Company believes strongly in the democratic process and supports that process through all appropriate means. Employees are encouraged to participate in our system of government, to speak out on public issues and to be active in civic and political activities.

However, conflicts of interest must be avoided. Thus, when speaking out on public issues, Employees should not give the appearance of acting on the Company’s behalf unless they have, in fact, been authorized, in advance, to do so. Employees who hold public office should not participate in any decision that would directly and substantially affect the Company (i.e., assessing Company land for tax purposes) and should make it clear why they are abstaining.

6.  Use of Company Name or Resources for Personal Benefit

It is the Company’s policy that Employees not use the name of the Company, its purchasing power or its assets or resources for their personal benefit without proper approval. Disposal of Company assets should be made strictly in accordance with established procedures which specify required approvals and methods of disposal. The best interests of the Company are served when its resources are used only for the benefit of the Company. It is the responsibility of all officers and employees to ensure Company assets and resources are safeguarded and not misused. Employees are expected to exercise reasonable judgment regarding the appropriateness of incidental personal use of Company assets.

B.  Accuracy of Books and Records

The Company maintains a system of internal controls which it believes provides reasonable assurance that Company assets are safeguarded and that transactions are properly executed and recorded in accordance with management’s criteria. This system is characterized by a control-oriented environment within the Company, which includes policies and procedures along with supervisory overview and approval of transactions.

It is the Company’s policy that all transactions will be recorded in an accurate and timely manner and in accordance with established procedures. It is a violation of the Code to intentionally misstate, conceal or otherwise misrepresent any transaction. Falsification of any Company record is strictly prohibited and, as appropriate, may be subject to disciplinary action, up to and including termination.

The Company’s senior financial officers have special responsibilities relating to the preparation and dissemination of the Company’s financial statements. These responsibilities include the requirement to periodically submit certifications with respect to the accuracy of those statements. (See Section V, D Annual Reporting).

C.  Suspected Dishonest, Fraudulent or Illegal Activities

The Company, like any enterprise, is subject to the possibility of dishonest, fraudulent and illegal activities by one or more of its employees or agents. It is the Company’s policy to establish and maintain an atmosphere hostile to such activities and to encourage employees to come forward if they are made aware of any such activities. Given the Company’s obligations and responsibilities to all of its stakeholders, dishonest, fraudulent and illegal activities will not be tolerated and will be dealt with severely.

Accordingly, the Code, along with other measures and controls, have been established by the Company to:

•	Prevent and detect dishonest, fraudulent and illegal activities,

•	Encourage those aware of such activities to come forward and provide them a method by which such communications can be made in complete confidence and without fear of retribution, and

•	Promptly investigate and resolve such activities in a fair and objective manner.

To protect the reputations and rights of individuals suspected of wrongdoing, and to preserve the integrity and confidentiality of the investigatory process, the Code must be strictly followed. Any individual suspected of a dishonest or fraudulent activity will be given the opportunity to provide proof to the contrary. If it is concluded that illegal activities are involved, the matter may be referred to the appropriate law enforcement authorities.

The Director of Auditing will have the overall responsibility for overseeing compliance with this policy and, together with the executive officer responsible for the area in question, will be responsible for the investigation of suspected dishonest or fraudulent activities. The investigation of any suspected illegal activities will be the responsibility of Company’s General Counsel.

Operating management is primarily responsible for preventing and detecting dishonest, fraudulent and illegal activities within their assigned areas. To discharge this responsibility, each manager or supervisor should be generally familiar with the potential for dishonest, fraudulent and illegal activities that may occur within their areas. Each manager and supervisor should also be alert for irregularities or deviations from standard operating procedures, which may indicate the presence of such activities.

All officers and employees must be alert for dishonest, fraudulent and illegal activities. Such activities or irregularities may include, but are not limited to:

•	Alteration or intentional misstatement of Company reports and records (including time and expense reports and bidding documentation),

•	Forgery or other unauthorized or improper alteration of checks, drafts, promissory notes, and securities,

•	Any misappropriation of funds, securities, supplies, or any other asset,

•	Any irregularity in the handling or reporting of monetary transactions,

•	Unauthorized disposal of Company assets, or

•	Any illegal act.

In the event Employees are made aware of any of the above activities or other dishonest, fraudulent or illegal activities, they should immediately notify, as appropriate, their supervisor or the Director of Auditing. All such communications will be held in strict confidence. Upon learning of these matters, affected supervisors are responsible for immediately notifying the Director of Auditing and the executive officer with responsibility for the area where the alleged activities are occurring.

In extraordinary cases where the confidential channels of communication described above are still not deemed sufficient and an officer or employee is gravely concerned about protecting his or her identity while bringing a suspected dishonest, fraudulent or illegal activity to light for investigation (including accounting or auditing issues), they may communicate their concern directly to the Chair of the Vectren Corporation Audit Committee. The officer or employee should provide as much detail and specifics as possible regarding the alleged activities and place the document (without self-identification, if so desired) in an envelope, sealed and marked confidential, addressed to the “Chair of the Audit Committee”, Vectren Corporation, P.O. Box 209, Evansville, Indiana, 47702-0209. Upon receipt in the Company’s mail distribution center, the envelope will be forwarded unopened to the Chair of the Audit Committee. Pursuant to the Charter of the Audit Committee of Vectren Corporation, the Chair has at their disposal the resources necessary to investigate the concerns.

Great care must be exercised in the investigation of and in communicating or reporting these matters within the Company. It is essential to avoid making false or incorrect accusations or contacting suspected individuals that an investigation is under way. Individuals suspected of such activities will be contacted through appropriate channels. Therefore, to protect the reputations and rights of individuals suspected of wrongdoing, and to preserve the integrity and confidentiality of the investigatory process, the following must be strictly adhered to:

•	Officers or Employees who believe they have specific knowledge of an alleged dishonest, fraudulent or illegal activity must immediately contact their supervisor, the Director of Auditing or the Chair of the Audit Committee of Vectren Corporation;

•	Officers or Employees, other than those specifically authorized to do so, must not contact the suspected individual to determine the facts or discuss any other aspect of the matter;

•	Officers or Employees must not discuss the case with anyone inside the Company other than those involved in the investigatory process;

•	Officers or Employees, other than those specifically authorized to do so, must not discuss the case, facts, suspicions, or allegations with anyone outside the Company unless in response to questions from law enforcement authorities; and,

•	Officers or Employees must direct all inquiries from individuals suspected of wrongdoing or their representatives, to the Director of Auditing, the appropriate executive officer or the Company’s General Counsel. Proper response to such an inquiry should be, “I’m not at liberty to discuss this matter.” Under no circumstances should there be any reference to “what you did,” “the crime,” “the fraud,” “the forgery” etc.

This section of the Code is intended to provide further guidelines on how to report matters related to Code compliance and employee and supervisory responsibilities associated with the Code’s enforcement.

V.  RESPONSIBILITIES AND ENFORCEMENT

It is the responsibility of all Employees to ensure compliance with the Code. It is the specific responsibility of each supervisor to ensure their employees are aware of and understand the Code. It is further the responsibility of each supervisor to monitor compliance with the Code and report instances of non-compliance to the Director of Auditing.

Employees aware of potential violations of the Code should contact, as appropriate, their supervisor or the Director of Auditing. In the case of an employee, if the employee concludes that contacting his or her supervisor would not be prudent, he or she can directly communicate potential violations, in complete confidentiality, to the Director of Auditing or the Chair of the Audit Committee as indicated in the prior section. Upon notification of a potential violation of the Code, the Director of Auditing will promptly investigate the matter and, if substantiated, notify the appropriate executive officer for resolution and determination of appropriate action. Employees alleged to have violated the Code will have an opportunity to offer proof to the contrary. Failure to report violations of the Code following their discovery may also be grounds for disciplinary action. An employee who violates the Code will be subject to disciplinary action, up to and including termination.

Employees who have questions regarding interpretation of the Code as it relates to specific situations or certain actions should discuss the matter with their supervisor. Supervisors uncertain as to the proper interpretation of the Code as it relates to an employee’s question should contact the Director of Auditing and/or their area’s executive officer for resolution.

Any violations of the Code or questions regarding interpretation of the Code which cannot be resolved by the Director of Auditing and the appropriate executive officer will be directed to the CEO for final resolution.

A.  Reporting Requirements

The reporting thresholds, as described below, should not be construed to mean that because an event or circumstance requires reporting, a conflict of interest automatically exists. In general, the objective of these reporting requirements is to provide management with information which could help in identifying potential conflicts of interest.

B.  Substantial Ownership

Employees, directly or indirectly, owning or acquiring financial interest of $25,000 or more, or 5% ownership (regardless of the amount) in vendors, suppliers or contractors who do business with or are seeking to do business with the Company must report such relationships to their immediate supervisor.

Supervisors made aware of such relationships are responsible for making the determination of whether a conflict of interest exists given the circumstances and responsibilities of the employee involved. If it is determined that a conflict exists, the supervisor should contact the appropriate executive officer and the Director of Auditing for resolution.

C.  Gifts, Meals and Entertainment in Excess of $200 Value

Employees receiving normal and customary gifts, business meals or entertainment, services, or anything else of value from a single Company vendor, supplier, contractor or customer, with an annual cumulative value in excess of $200, must report such items to their immediate supervisor. Promotional and advertising items of nominal value and minimal quantity are not subject to this reporting requirement.

Supervisors are expected to provide proactive guidance to employees in regard to this policy. If an employee is uncertain of the value of an item offered or received, or if the employee is uncertain whether acceptance of such an item could constitute a conflict of interest, they should discuss the matter with their supervisor for resolution.

Each supervisor is responsible for making the determination of whether acceptance of any such item would create an actual or perceived conflict of interest given the circumstances and responsibilities of the employee involved. If the supervisor determines acceptance of a particular item would create an actual or perceived conflict of interest, the item should be cordially declined or returned with an explanation given to the vendor, supplier or contractor regarding the Code’s provisions.

Each supervisor is responsible for maintaining records of items received by his/her employees (see Exhibit A). Periodically, these records should be reviewed to determine whether trends exist which might indicate a possible conflict of interest.

D.  Annual Reporting

Annually, in conjunction with the review by the Company’s external auditors, the Director of Auditing will mail surveys with certificates of compliance to all directors, officers and key employees for completion. The survey and certificates provide the means by which the Company can document compliance with the Code and ensure that all directors, officers and key employees (primarily supervisors and above) are familiar with the Code’s contents (see Exhibit B).

Also, annually, the Director of Auditing will mail letters to the Company’s major vendors, suppliers and contractors informing them of the Code’s provisions regarding gifts and entertainment, and employees’ acquiring a substantial financial interest in organizations doing business with the Company (see Exhibit C).

In addition to the certificate of compliance in Exhibit B, the CEO, CFO, Treasurer and Controller must complete the certification for Principal Executive & Senior Financial Officers (see Exhibit D) and submit to the Director of Auditing.

Vectren’s Board of Directors is also subject to a Code of Ethics. This Code is provided in Exhibit E. The Board of Directors is required to affirm compliance with their Code annually.

EXHIBIT A

ENTERTAINMENT AND GIFT FORM

In accordance with the Corporate Code of Conduct, Employees receiving normal and customary gifts, business meals or entertainment, services or anything else of value from a single Company vendor, supplier, contractor or customer, with an annual cumulative value in excess of $200, must report such items to their immediate supervisor, (cumulative totals comprised solely of individual items that are of a promotional/advertising nature (coffee mugs, hats, pencils, etc.) and of nominal value and quantity need not be reported). Accordingly, this form is provided to help facilitate the reporting process and to ensure all necessary information is documented.

A.	GENERAL
	1.	Employee:
	2.	Vendor, supplier, contractor or customer:

B.	ENTERTAINMENT AND MEALS
	1.	Type, location and date:

	2.	Estimated cost, including transportation and accommodations if applicable:

$

	3.	Business purpose:

	4.	List names and company affiliations of others present:

	5.	Does the Company currently do business with this organization?

Yes ☐ No ☐

	6.	Was this cleared with your supervisor beforehand?

Yes ☐ No ☐

C.	GIFTS, SERVICES AND OTHER ITEMS OF VALUE
Description and approximate value:

Employee Signature	Date

D.	SUPERVISOR COMMENTS

Supervisor Signature	Date

EXHIBIT B

ANNUAL CODE OF CONDUCT QUESTIONNAIRE

This questionnaire is being sent to all key employees in accordance with the Company’s Corporate Code of Conduct (“Code”) and in conjunction with the annual review by the Company’s external auditors. The intent of this questionnaire is to:

Provide a means by which the Company can document awareness of the Code and related policies,

Give further assurance to management that its representations with respect to these matters are correct, and

Provide additional information needed to assist in evaluating compliance with the Code and related policies.

Before this questionnaire is completed, each recipient should review the Code and refer to it for guidance when answering certain questions. Answers to these questions should cover the twelve months ending December 31, 2004 and through the date this questionnaire is completed. When completed, each recipient should sign and date the questionnaire in the spaces provided and return the original to the Director of Auditing in an envelope marked “confidential”. All responses will be held in strict confidence.

1.  Do you or any member of your close family have a substantial financial interest in any Company vendor, supplier or contractor as defined in the Code?

No  ☐    Yes  ☐    If yes, provide details.

2.  Have you or any member of your close family received any gifts or entertainment from a Company vendor, supplier, contractor or customer which has not been reported in accordance with the Code?

No  ☐    Yes  ☐    If yes, provide details.

3.  Have you or any of your subordinates accepted or been offered anything of value, (which would require reporting), from a Company vendor, supplier, contractor or customer, which in your opinion might indicate the presence or perception of a conflict of interest? When answering this question you should first review your records of gifts and entertainment received by employees in your area. Consideration should be given to possible trends. (Note: Entertainment and Gift Forms need not be retained after this review is completed, provided that the review does not call for further investigation. In that event, these records should be retained until the matter is finally resolved. If the answer to this question is “yes”, attach the original Entertainment and Gift Form to this questionnaire and return to the Director of Auditing.)

No  ☐    Yes  ☐    If yes, provide details.

4.  Have you or any of your employees maintained outside employment or participated in other business activities which conflicts with the performance of your job duties with the Company or creates an actual or perceived conflict of interest with the Company?

No  ☐    Yes  ☐    If yes, provide details.

5.  Have you or any of your employees served in a public office which might have dealt with issues directly and substantially affecting the Company?

No  ☐    Yes  ☐    If yes, provide details.

6.  Have you made or authorized any contribution or expenditure of corporate funds, or anything of value, by or on behalf of the Company, or any of its subsidiaries, in support of any candidate for federal, state or local office?

No  ☐    Yes  ☐    If yes, provide details.

7.  Are you aware of any of the following instances or situations:

•	Existing relationships between a Company employee and a Company vendor, supplier, contractor, customer, and/or competitor which could indicate a conflict of interest.

•	Confidential or proprietary information being improperly disclosed to anyone outside the Company.

•	Company assets or property being misappropriated.

•	Company transactions being intentionally misstated, concealed or otherwise misrepresented.

•	Intentional failure on behalf of a Company employee to comply with all applicable local, state or federal laws or applicable rules, regulations or technical standards governing the operation of our business.

•	An employee acting on “material non-public” information when trading or recommending Company securities.

•	An employee disclosing “insider” or “material non-public” information to “outsiders”. “Insider” or “material non-public” information is information of a material nature that has not been disclosed to the public.

•	Any other activities which conflict with the Code.

No  ☐    Yes  ☐    If yes, provide details.

CERTIFICATE OF COMPLIANCE

I have read the foregoing questionnaire as well as the Corporate Code of Conduct. I fully understand both, and my responses are true, accurate and complete to the best of my knowledge and belief.

Signature	Position

Name (please print)	Date

EXHIBIT C

December 30, 2004

To Our Vendors, Suppliers and Contractors:

We are writing to the many businesses that provide us with needed materials, supplies, or services to emphasize Vectren’s commitment to high standards of business conduct and to enlist your support in assuring the integrity of our business relationship.

Our Corporate Code of Conduct states that officers and employees or any close members of their family are not to accept gifts or other items of value from vendors, suppliers or contractors, which could be construed as having an influence on the performance of the employee’s duties to act in a manner which favors a vendor, supplier or contractor contrary to the best interests of the Company. This policy is not intended to prohibit normal and customary business meals, gifts or entertainment so long as they are not extravagant and have legitimate business purposes.

Our Corporate Code of Conduct further states that officers and employees or any members of their family should avoid substantial financial interests in vendors, suppliers or contractors with whom the Company does business. The Company has defined substantial interest as an investment of either $25,000 or 5% (regardless of amount) of the ownership of the organization in question.

We respectfully ask your help in ensuring these policies are upheld by providing a copy of this letter to all individuals in your company who deal with Vectren employees. We also request that if you become aware of any instance where a Vectren director, officer or employee or any member(s) of their family acquires a substantial interest in your organization, as defined above, you please notify the undersigned.

We look forward to continuing our solid business relationship with your organization and would like to thank you in advance for your cooperation and support in this endeavor.

Respectfully,

Brian Madonia

Director of Auditing

EXHIBIT D

Code of Ethics for Principal Executive & Sr. Financial Officers

In my role as a financial executive of Vectren Corporation, I certify that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

To the best of my knowledge and ability:

1. I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2. I provide constituents with information that, to the best of my knowledge, is accurate, complete, objective, relevant, timely and understandable.

3. I comply with rules and regulations of the federal, state and local governments, and other appropriate private and public regulatory agencies.

4. I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts.

5.      I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

6. I share knowledge and maintain skills important and relevant to the Company’s needs.

7. I proactively promote ethical behavior as a responsible partner among peers and employees in my work environment.

8. I achieve responsible use of and control over all assets and resources employed or entrusted to me.

(Signature)	(Date)

EXHIBIT E

Code of Ethics for Board of Directors

Overview

Vectren’s commitment to ethical business conduct is a fundamental shared value of our Board of Directors, management and employees and critical to the Company’s success. Vectren has adopted this Code of Ethics (‘Code”) for Members of the Board of Directors. Each Director must comply with this Code. No code or policy can anticipate every situation that may arise, accordingly, this Code is intended to serve as a guiding set of principles for Directors. Directors are encouraged to bring questions about particular circumstances that may involve one or more of the provisions of this Code to the attention of the Board’s Nominating and Governance committee (Governance Committee), who may consult with inside or outside counsel as appropriate. Directors who also serve as officers or employees of Vectren must also comply with Vectren’s Corporate Code of Conduct for employees and its guidelines on gift and entertainment reporting.

1.  Compliance with Laws and Regulations

Directors are expected to conduct their business affairs in compliance with applicable laws and regulations and shall encourage and promote such behavior for themselves, officers and employees.

2.  Conflicts of Interest

Directors must avoid any conflicts of interest between the Director and Vectren. A “conflict of interest” may exist when a director’s personal or professional interest is or appears to be adverse to the interests of Vectren. Conflicts of interest may also arise when a Director or members of his or her family, or an organization with which the Director is affiliated receives improper personal benefits as a result of his or her position as a Director of Vectren. Any situation that involves, or may involve, a conflict of interest should be promptly disclosed to the Chair of the Governance Committee, who may consult inside or outside counsel as appropriate.

As it relates to the Directors, any relationship other than the member of the Board’s service as a Director that exists between the Company and a non-management member of the Board is subject to review and scrutiny by the Governance Committee, and is also subject to the Vectren Corporation Corporate Governance Guidelines pertaining to the required independence of the members of the Board.

3.  Confidentiality and Corporate Opportunity

Directors must maintain the confidentiality of non-public information entrusted to them by Vectren, except when disclosure is required by law or regulation. Directors are prohibited from taking for themselves personally or for the organizations which they are affiliated, opportunities that are discovered through the use of Vectren information or position without the consent of the Board of Directors. No Director may use Vectren property, information or position for improper personal gain.

4.  Insider Trading

Directors are to abide by all applicable securities laws and regulations when trading Vectren securities.

5.  Fair Dealing

Directors shall endeavor to deal fairly with Vectren’s customers, suppliers and employees while serving the interest of shareholders. Directors should not take unfair advantage of anyone through manipulation, abuse of privileged information, or other intentional unfair practice.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. Directors and members of their immediate families should not accept gifts from persons or entities where any such gift is being made in order to influence the Director’s actions as a member of the Board.

6.  Waivers of the Code

Any waiver of this Code may only be made by the Board and should be promptly disclosed.

7.  Enforcement of the Code

The Board shall determine appropriate actions to be taken in the event of violations of this Code. Such actions should be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code. In determining what action is appropriate in a particular case, the Board should take into account all relevant information, including the nature and severity of the violation.

As a member of Vectren’s Board of Directors, I assert my compliance with the above guiding principles.

(Signature)	(Date)

Appendix H

Financial and Other Information

The accompanying consolidated financial statements; selected financial data; management’s discussion and analysis of results, financial condition, and market risks; and market data for the Company’s common equity and related stockholder matters are reproduced, without update, from the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2005. Any forward-looking statements contained in Appendix H are based on management’s beliefs, as well as assumptions made by and information currently available to management on March 2, 2005.

Vectren Corporation makes available all SEC filings and recent annual reports free of charge through its website at www.vectren.com, or by request, directed to Investor Relations at the mailing address, phone number, or email address that follows:

Mailing Address:	Phone Number:	Investor Relations Contact:
P.O. Box 209	(812) 491-4000	Steven M. Schein
Evansville, Indiana 47702-0209		Vice President, Investor Relations sschein@vectren.com

Definitions

AFUDC: allowance for funds used during construction	MMBTU: millions of British thermal units

APB: Accounting Principles Board	MW: megawatts

EITF: Emerging Issues Task Force	MWh / GWh: megawatt hours / thousands of megawatt hours (gigawatt hours)

FASB: Financial Accounting Standards Board	NOx: nitrogen oxide

FERC: Federal Energy Regulatory Commission	OUCC: Indiana Office of the Utility Consumer Counselor

IDEM: Indiana Department of Environmental Management	PUCO: Public Utilities Commission of Ohio

IURC: Indiana Utility Regulatory Commission	SFAS: Statement of Financial Accounting Standards

MCF / MMCF / BCF: thousands / millions / billions of cubic feet	USEPA: United States Environmental Protection Agency

MDth / MMDth: thousands / millions of dekatherms	Throughput: combined gas sales and gas transportation volumes

H-i

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Vectren Corporation’s management is responsible for establishing and maintaining adequate internal control over financial reporting. Under the supervision and with the participation of management, including the Chief Executive Officer and Chief Financial Officer, the Company conducted an evaluation of the effectiveness of its internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that evaluation under the framework in Internal Control—Integrated Framework, the Company concluded that its internal control over financial reporting was effective as of December 31, 2004.

Management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is included herein.

Dated February 23, 2005

/s/ NIEL C. ELLERBROOK	/s/ JEROME A. BENKERT, JR.
Niel C. Ellerbrook Chairman, President and Chief Executive Officer	Jerome A. Benkert, Jr. Executive Vice President and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Vectren Corporation:

We have audited the accompanying consolidated balance sheets of Vectren Corporation and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of income, common shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedule listed in the Index at Item 15. We also have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements and financial statement schedule, an opinion on management’s assessment, and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein. Also, in our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the criteria established in InternalControl—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

DELOITTE & TOUCHE LLP

Indianapolis, Indiana

February 23, 2005

VECTREN CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(In millions)

	At December 31,
	2004	2003
ASSETS
Current Assets
Cash & cash equivalents	$9.6	$15.3
Accounts receivable—less reserves of $2.0 & $3.2, respectively	173.5	137.3
Accrued unbilled revenues	176.6	137.8
Inventories	67.6	70.4
Recoverable fuel & natural gas costs	17.7	20.3
Prepayments & other current assets	141.3	131.1

Total current assets	586.3	512.2

Utility Plant
Original cost	3,465.2	3,250.7
Less: accumulated depreciation & amortization	1,309.0	1,247.0

Net utility plant	2,156.2	2,003.7

Investments in unconsolidated affiliates	180.0	176.1
Other investments	115.1	122.9
Non-utility property—net	229.2	222.3
Goodwill—net	207.1	205.0
Regulatory assets	82.5	89.6
Other assets	30.5	21.6

TOTAL ASSETS	$3,586.9	$3,353.4

The accompanying notes are an integral part of these consolidated financial statements.

VECTREN CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(In millions)

	At December 31,
	2004	2003
LIABILITIES & SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$123.8	$85.3
Accounts payable to affiliated companies	109.3	86.4
Accrued liabilities	132.1	109.3
Short-term borrowings	412.4	274.9
Current maturities of long-term debt	38.5	15.0
Long-term debt subject to tender	10.0	13.5

Total current liabilities	826.1	584.4

Long-term Debt—Net of Current Maturities &
Debt Subject to Tender	1,016.6	1,072.8
Deferred Income Taxes & Other Liabilities
Deferred income taxes	234.0	235.4
Regulatory liabilities	251.7	235.0
Deferred credits & other liabilities	163.2	153.6

Total deferred credits & other liabilities	648.9	624.0

Minority Interest in Subsidiary	0.4	0.3
Commitments & Contingencies (Notes 3, 12-14)
Cumulative, Redeemable Preferred Stock of a Subsidiary	0.1	0.2
Common Shareholders’ Equity
Common stock (no par value)—issued & outstanding 75.9 and 75.6, respectively	526.8	520.4
Retained earnings	583.0	562.4
Accumulated other comprehensive loss	(15.0)	(11.1)

Total common shareholders’ equity	1,094.8	1,071.7

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$3,586.9	$3,353.4

The accompanying notes are an integral part of these consolidated financial statements.

VECTREN CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share amounts)

	Year Ended December 31,
	2004	2003	2002
OPERATING REVENUES
Gas utility	$1,126.2	$1,112.3	$908.0
Electric utility	371.3	335.7	328.6
Energy services & other	192.3	139.7	287.2

Total operating revenues	1,689.8	1,587.7	1,523.8

OPERATING EXPENSES
Cost of gas sold	778.5	762.5	570.2
Fuel for electric generation	96.1	86.5	81.6
Purchased electric energy	20.7	16.2	16.8
Cost of energy services & other	143.5	103.7	249.4
Other operating	248.8	233.7	223.0
Depreciation & amortization	140.1	128.7	119.6
Taxes other than income taxes	59.4	57.0	51.9

Total operating expenses	1,487.1	1,388.3	1,312.5

OPERATING INCOME	202.7	199.4	211.3
OTHER INCOME
Equity in earnings of unconsolidated affiliates	20.6	12.2	9.1
Other – net	1.4	13.0	11.5

Total other income	22.0	25.2	20.6

Interest expense	77.7	75.6	78.5

INCOME BEFORE INCOME TAXES	147.0	149.0	153.4

Income taxes	39.0	37.7	38.9
Minority interest	0.1	0.1	0.5

NET INCOME	$107.9	$111.2	$114.0

AVERAGE COMMON SHARES OUTSTANDING	75.6	70.6	67.6
DILUTED COMMON SHARES OUTSTANDING	75.9	70.8	67.9
EARNINGS PER SHARE OF COMMON STOCK:
BASIC	$1.43	$1.58	$1.69
DILUTED	$1.42	$1.57	$1.68

The accompanying notes are an integral part of these consolidated financial statements.

VECTREN CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended December 31,
	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$107.9	$111.2	$114.0
Adjustments to reconcile net income to cash from operating activities:
Depreciation & amortization	140.1	128.7	119.6
Deferred income taxes & investment tax credits	5.9	35.1	(28.5)
Equity in earnings of unconsolidated affiliates	(20.6)	(12.2)	(9.1)
Net unrealized (gain) loss on derivative instruments	1.4	(0.7)	3.6
Pension & postretirement periodic benefit cost	16.4	13.8	13.2
Other non-cash charges—net	19.8	(0.1)	7.5
Changes in working capital accounts:
Accounts receivable & accrued unbilled revenue	(84.0)	(16.1)	(42.0)
Inventories	0.4	(7.6)	0.4
Recoverable fuel & natural gas costs	2.6	(1.0)	48.1
Prepayments & other current assets	(10.2)	(42.5)	31.2
Accounts payable, including to affiliated companies	59.9	(16.4)	40.7
Accrued liabilities	19.9	(8.4)	11.7
Changes in noncurrent assets	(3.5)	(3.9)	(6.0)
Changes in noncurrent liabilities	(14.9)	(2.8)	(12.1)

Net cash flows from operating activities	241.1	177.1	292.3

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from:
Stock option exercises & other stock plans	4.5	7.1	1.3
Long-term debt—net of issuance costs	32.4	202.9	—
Common stock—net of issuance costs	—	163.2	—
Requirements for:
Dividends on common stock	(87.3)	(79.2)	(72.3)
Retirement of long-term debt	(70.7)	(121.9)	(6.5)
Redemption of preferred stock of subsidiary	(0.1)	(0.1)	(0.2)
Net change in short-term borrowings	139.5	(124.6)	20.3
Other activity	—	(1.6)	(0.2)

Net cash flows from financing activities	18.3	45.8	(57.6)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from:
Unconsolidated affiliate distributions	25.5	14.1	7.4
Notes receivable & other collections	9.3	14.4	3.9
Requirements for:
Capital expenditures, excluding AFUDC equity	(277.9)	(236.2)	(218.7)
Unconsolidated affiliate investments	(18.2)	(16.6)	(12.5)
Notes receivable & other investments	(3.8)	(8.4)	(14.7)

Net cash flows from investing activities	(265.1)	(232.7)	(234.6)

Net (decrease) increase in cash & cash equivalents	(5.7)	(9.8)	0.1
Cash & cash equivalents at beginning of period	15.3	25.1	25.0

Cash & cash equivalents at end of period	$9.6	$15.3	$25.1

Cash paid during the year for:
Interest	$75.3	$70.9	$67.1
Income taxes	26.6	33.9	16.5

The accompanying notes are an integral part of these consolidated financial statements.

VECTREN CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS’ EQUITY

(In millions, except per share amounts)

	Common Stock			Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount	Restricted Stock Grants
Balance at January 1, 2002	67.7	$348.6	$(2.5)	$489.1	$4.1	$839.3

Comprehensive income:
Net income				114.0		114.0
Minimum pension liability adjustments & other—net of tax					(9.3)	(9.3)
Comprehensive loss of unconsolidated affiliates—net of tax					(5.3)	(5.3)

Total comprehensive income						99.4

Common stock:
Stock option exercises & other stock plans	0.1	1.3				1.3
Dividends ($1.07 per share)				(72.3)		(72.3)
Other	0.1	2.4	0.2	(0.4)		2.2

Balance at December 31, 2002	67.9	352.3	(2.3)	530.4	(10.5)	869.9

Comprehensive income:
Net income				111.2		111.2
Minimum pension liability adjustments & other—net of tax					(6.3)	(6.3)
Comprehensive income of unconsolidated affiliates—net of tax					5.7	5.7

Total comprehensive income						110.6

Common stock:
Public issuance—net of $6.2 million of issuance costs	7.4	163.2				163.2
Stock option exercises & other stock plans	0.3	7.1				7.1
Dividends ($1.11 per share)				(79.2)		(79.2)
Other		0.3	(0.2)			0.1

Balance at December 31, 2003	75.6	522.9	(2.5)	562.4	(11.1)	1,071.7

Comprehensive income:
Net income				107.9		107.9
Minimum pension liability adjustments & other—net of tax					(0.1)	(0.1)
Comprehensive income of unconsolidated affiliates—net of tax					(3.8)	(3.8)

Total comprehensive income						104.0

Common stock:
Stock option exercises & other stock plans	0.2	4.5				4.5
Dividends ($1.15 per share)				(87.3)		(87.3)
Other	0.1	3.8	(1.9)			1.9

Balance at December 31, 2004	75.9	$531.2	$(4.4)	$583.0	$(15.0)	$1,094.8

The accompanying notes are an integral part of these consolidated financial statements.

VECTREN CORPORATION AND SUBSIDIARY COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.  Organization and Nature of Operations

Vectren Corporation (the Company or Vectren), an Indiana corporation, is an energy and applied technology holding company headquartered in Evansville, Indiana. The Company’s wholly owned subsidiary, Vectren Utility Holdings, Inc. (VUHI), serves as the intermediate holding company for three operating public utilities: Indiana Gas Company, Inc. (Indiana Gas), Southern Indiana Gas and Electric Company (SIGECO), and the Ohio operations. VUHI also has other assets that provide information technology and other services to the three utilities. VUHI’s consolidated operations are collectively referred to as the Utility Group. Both Vectren and VUHI are exempt from registration pursuant to Section 3(a) (1) and 3(c) of the Public Utility Holding Company Act of 1935.

Indiana Gas provides energy delivery services to approximately 555,000 natural gas customers located in central and southern Indiana. SIGECO provides energy delivery services to approximately 136,000 electric customers and approximately 110,000 gas customers located near Evansville in southwestern Indiana. SIGECO also owns and operates electric generation to serve its electric customers and optimizes those assets in the wholesale power market. Indiana Gas and SIGECO generally do business as Vectren Energy Delivery of Indiana. The Ohio operations provide energy delivery services to approximately 315,000 natural gas customers located near Dayton in west central Ohio. The Ohio operations are owned as a tenancy in common by Vectren Energy Delivery of Ohio, Inc. (VEDO), a wholly owned subsidiary, (53% ownership) and Indiana Gas (47% ownership). The Ohio operations generally do business as Vectren Energy Delivery of Ohio.

The Company is also involved in nonregulated activities in four primary business areas: Energy Marketing and Services, Coal Mining, Utility Infrastructure Services, and Broadband. Energy Marketing and Services markets natural gas and provides energy management services, including energy performance contracting services. Coal Mining mines and sells coal and generates IRS Code Section 29 tax credits relating to the production of coal-based synthetic fuels. Utility Infrastructure Services provides underground construction and repair, facilities locating, and meter reading services. Broadband has investments in broadband communication services such as analog and digital cable television, high-speed internet and data services, and advanced local and long distance phone services. In addition, there are other businesses that invest in energy-related opportunities, real estate, and leveraged leases, among other activities. These operations are collectively referred to as the Nonregulated Group. The Nonregulated Group supports the Company’s regulated utilities pursuant to service contracts by providing natural gas supply services, coal, utility infrastructure services, and other services.

2.  Summary of Significant Accounting Policies

A.  Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries, after elimination of significant intercompany transactions.

In January 2003, the FASB issued Interpretation 46, “Consolidation of Variable Interest Entities” (FIN 46) and in December 2003, the FASB codified modifications and other decisions previously issued through certain FASB Staff Positions related to FIN 46 into one document that was issued as a revision to the original Interpretation (FIN 46R). FIN 46R addresses consolidation by business enterprises of variable interest entities. The Company adopted the provisions within FIN 46R during 2004. The Company has investments in partnership-like structures as a limited partner or as a subordinated lender. The activities of these entities are to purchase or construct as well as operate multifamily housing and office properties. The Company’s exposure to loss is limited to its investment which as of December 31, 2004, and 2003, totaled $16.2 million and $17.1 million, respectively, of Investments in unconsolidated affiliates, and $16.7 million and $20.9 million, respectively, of Other investments. The Company is also the equity owner in three leveraged leases where its exposure to loss is limited to its net investment, which as of December 31, 2004, and 2003, totaled $7.0 million and $6.0 million, respectively. The Company did not consolidate any of these entities upon adoption of FIN 46R.

B.  Cash & Cash Equivalents

All highly liquid investments with an original maturity of three months or less at the date of purchase are considered cash equivalents.

C.  Inventories

Inventories consist of the following:

	At December 31,
	2004	2003
	(In millions)
Materials & supplies	$22.5	$22.6
Gas in storage—at LIFO cost	18.8	21.9
Fuel (coal & oil) for electric generation	13.9	14.0
Gas in storage—at average cost	7.9	7.2
Other	4.5	4.7

Total inventories	$67.6	$70.4

Based on the average cost of gas purchased during December, the cost of replacing gas in storage carried at LIFO cost exceeded LIFO cost at December 31, 2004, and 2003, by approximately $56.4 million and $52.2 million, respectively. Gas in storage of the Indiana regulated operations is stated at LIFO. All other inventories are carried at average cost.

D.  Utility Plant & Depreciation

Utility plant is stated at historical cost, including AFUDC. Depreciation rates, which include a cost of removal component, are established through regulatory proceedings and are applied to all in-service utility plant. The original cost of utility plant, together with depreciation rates expressed as a percentage of original cost, follows:

	At December 31,
	2004		2003
	Original Cost	Depreciation Rates as a Percent of Original Cost	Original Cost	Depreciation Rates as a Percent of Original Cost
	(In millions)
Gas utility plant	$1,793.6	3.5%	$1,721.9	3.6%
Electric utility plant	1,458.1	3.6%	1,322.4	3.4%
Common utility plant	44.2	2.7%	44.3	2.7%
Construction work in progress	169.3	—	162.1	—

Total original cost	$3,465.2		$3,250.7

AFUDC represents the cost of borrowed and equity funds used for construction purposes and is charged to construction work in progress during the construction period. AFUDC is included in Other—net in the

Consolidated Statements of Income. The total AFUDC capitalized into utility plant and the portion of which was computed on borrowed and equity funds for all periods reported follows:

	Year Ended December 31,
	2004	2003	2002
	(In millions)
AFUDC—borrowed funds	$1.6	$2.1	$3.1
AFUDC—equity funds	1.6	2.9	2.2

Total AFUDC	$3.2	$5.0	$5.3

Maintenance and repairs, including the cost of removal of minor items of property and planned major maintenance projects, are charged to expense as incurred. When property that represents a retirement unit is replaced or removed, the remaining historical value of such property is charged to Utility plant, with an offsetting charge to Accumulated depreciation. Costs to dismantle and remove retired property are charged against Regulatory liabilities, where the cost of removal obligation is classified in these financial statements.

E.  Non-utility Property

Non-utility property, net of accumulated depreciation and amortization, by operating segment follows:

	At December 31,
	2004	2003
	(In millions)
Utility Group
Other Operations	$144.3	$135.7
Gas & Electric Utility Services	5.3	5.6
Nonregulated Group	78.7	79.9
Corporate & Other	0.9	1.1

Non-utility property—net	$229.2	$222.3

The depreciation of non-utility property is charged against income over its estimated useful life (ranging from 5 to 40 years), using the straight-line method of depreciation or units-of-production method of amortization. Repairs and maintenance, which are not considered improvements and do not extend the useful life of the non-utility property, are charged to expense as incurred. When non-utility property is retired, or otherwise disposed of, the asset and accumulated depreciation are removed, and the resulting gain or loss is reflected in income. Non-utility property is presented net of accumulated depreciation and amortization totaling $111.1 million and $84.5 million as of December 31, 2004, and 2003, respectively. For the years ended December 31, 2004, 2003, and 2002, the Company capitalized interest totaling $1.4 million, $0.5 million, and $0.4 million, respectively, on non-utility plant construction projects.

F.  Impairment Review of Long-Lived Assets

Long-lived assets are reviewed as facts and circumstances indicate that the carrying amount may be impaired. This review is performed in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144), which the Company adopted on January 1, 2002. SFAS 144 establishes one accounting model for all impaired long-lived assets and long-lived assets to be disposed of by sale or otherwise. SFAS 144 requires the evaluation for impairment involve the comparison of an asset’s carrying value to the estimated future cash flows the asset is expected to generate over its remaining life. If this evaluation were to conclude that the carrying value of the asset is impaired, an impairment charge would be recorded based on the difference between the asset’s carrying amount and its fair value (less costs to sell for assets to be disposed of by sale) as a charge to operations or discontinued operations.

G.  Goodwill

Goodwill arising from business combinations is accounted for in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142). The Company adopted SFAS 142 on January 1, 2002. SFAS 142 requires a portion of goodwill be charged to expense only when it is impaired. The Company tests its goodwill for impairment at a reporting unit level at least annually and that test is performed at the beginning of each year. Impairment reviews consist of a comparison of the fair value of a reporting unit to its carrying amount. If the fair value of a reporting unit is less than its carrying amount, an impairment loss is recognized in operations. Through December 31, 2004, no goodwill impairments have been recorded. Approximately $205 million of the Company’s goodwill is included in the Gas Utility Services operating segment. The remaining $2.1 million is attributable to the Nonregulated Group.

H.  Regulation

Retail public utility operations affecting Indiana customers are subject to regulation by the IURC, and retail public utility operations affecting Ohio customers are subject to regulation by the PUCO.

SFAS 71

The Company’s accounting policies give recognition to the rate-making and accounting practices of these agencies and to accounting principles generally accepted in the United States, including the provisions of SFAS No. 71 “Accounting for the Effects of Certain Types of Regulation” (SFAS 71). Regulatory assets represent probable future revenues associated with certain incurred costs, which will be recovered from customers through the rate- making process. Regulatory liabilities represent probable expenditures by the Company for removal costs or future reductions in revenues associated with amounts that are to be credited to customers through the rate-making process.

The Company assesses the recoverability of costs recognized as regulatory assets and the ability to continue to account for its activities based on the criteria set forth in SFAS 71. Based on current regulation, the Company believes such accounting is appropriate. If all or part of the Company’s operations cease to meet the criteria of SFAS 71, a write-off of related regulatory assets and liabilities could be required. In addition, the Company would be required to determine any impairment to the carrying value of its utility plant and other regulated assets. Regulatory assets consist of the following:

	At December 31,
	2004	2003
	(In millions)
Future amounts recoverable from ratepayers:
Income taxes	$11.5	$18.1
Other	1.0	1.0

	12.5	19.1
Amounts deferred for future recovery:
Demand side management programs	25.9	25.0
Other	7.3	5.3

	33.2	30.3
Amounts currently recovered through base rates:
Unamortized debt issue costs	20.4	21.4
Premiums paid to reacquire debt	7.0	7.4
Demand side management programs	2.3	2.7
Rate case expenses	1.2	—

	30.9	31.5

	At December 31,
	2004	2003
	(In millions)
Amounts currently recovered through tracking mechanisms:
Ohio authorized trackers	6.3	7.5
Indiana authorized trackers	(0.4)	1.2

	5.9	8.7

Total regulatory assets	$82.5	$89.6

Of the $30.9 million currently being recovered through base rates charged to customers, $29.7 million is earning a return. The weighted average recovery period of regulatory assets currently being recovered is 13.9 years. The Company has rate orders for all deferred costs not yet in rates and therefore believes that future recovery is probable.

Regulatory liabilities consist of the following:

	At December 31,
	2004	2003
	(In millions)
Cost of removal	$246.2	$228.8
Interest rate hedging proceeds (See Note 15)	5.5	6.2

Total regulatory liabilities	$251.7	$235.0

Cost of Removal and SFAS 143

The Company collects an estimated cost of removal of its utility plant through depreciation rates established by regulatory proceedings. The Company records amounts expensed in advance of payments as a regulatory liability because the liability does not meet the threshold of a legal asset retirement obligation (ARO) as defined by SFAS No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143). SFAS 143 requires entities to record the fair value of a liability for a legal ARO in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss. To the extent regulation is involved, such gain or loss may be deferred. The Company adopted this statement on January 1, 2003. The adoption was not material to the Company’s results of operations.

Refundable or Recoverable Gas Costs, Fuel for Electric Production & Purchased Power

All metered gas rates contain a gas cost adjustment clause that allows the Company to charge for changes in the cost of purchased gas. Metered electric rates contain a fuel adjustment clause that allows for adjustment in charges for electric energy to reflect changes in the cost of fuel. The net energy cost of purchased power, subject to an agreed upon benchmark, is also recovered through regulatory proceedings. The Company records any under-or-over-recovery resulting from gas and fuel adjustment clauses each month in revenues. A corresponding asset or liability is recorded until the under-or-over-recovery is billed or refunded to utility customers. The cost of gas sold is charged to operating expense as delivered to customers, and the cost of fuel for electric generation is charged to operating expense when consumed.

I.  Comprehensive Income

Comprehensive income is a measure of all changes in equity that result from the non-shareholder transactions. This information is reported in the Consolidated Statements of Common Shareholders’ Equity. A

summary of the after tax components of and changes in Accumulated other comprehensive income for the past three years follows:

	2002			2003		2004
	Beginning of Year Balance	Changes During Year	End of Year Balance	Changes During Year	End of Year Balance	Changes During Year	End of Year Balance
	(In millions)
Unconsolidated affiliates	$5.9	$(5.3)	$0.6	$5.7	$6.3	$(3.8)	2.5
Minimum pension liability	(2.4)	(9.2)	(11.6)	(5.8)	(17.4)	(0.1)	(17.5)
Other	0.6	(0.1)	0.5	(0.5)	—	—	—

Accumulated other comprehensive income (loss)	$4.1	$(14.6)	$(10.5)	$(0.6)	$(11.1)	$(3.9)	$(15.0)

Accumulated other comprehensive income arising from unconsolidated affiliates is the Company’s portion of ProLiance Energy, LLC’s and Reliant Services, LLC’s accumulated comprehensive income related to use of cash flow hedges, including commodity contracts and interest rate swaps, and the Company’s portion of Haddington Energy Partners, LP’s accumulated comprehensive income related to unrealized gains and losses on marketable securities. (See Note 3 for more information on unconsolidated affiliates.)

J.  Revenues

Revenues are recorded as products and services are delivered to customers. To more closely match revenues and expenses, the Company records revenues for all gas and electricity delivered to customers but not billed at the end of the accounting period.

K.  Excise and Utility Receipts Taxes

Excise taxes and a portion of utility receipts taxes are included in rates charged to customers. Accordingly, the Company records these taxes received as a component of operating revenues, which totaled $38.3 million in 2004, $37.1 million in 2003, and $32.4 million in 2002. Excise and utility receipts taxes paid are recorded as a component of Taxes other than income taxes.

L.  Other Significant Policies

Included elsewhere in these Notes are significant accounting policies related to investments in unconsolidated affiliates (Note 3), income taxes (Note 5), earnings per share (Note 9), and derivatives (Note 15).

As more fully described in Note 10, the Company applies the intrinsic method prescribed in APB Opinion 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations when measuring compensation expense for its share-based compensation plans. The exercise price of stock options awarded under the Company’s stock option plans is equal to the fair market value of the underlying common stock on the date of grant.

Accordingly, no compensation expense has been recognized related to stock option plans. The Company also maintains restricted stock and phantom stock plans for executives, employees, and non-employee directors that result in share-based compensation expense recognized in reported net income consistent with expense that would have been recognized if the Company used the fair value based method prescribed in SFAS No. 123 “Accounting for Stock-Based Compensation” (SFAS 123). Following is the effect on net income and earnings per share as if the fair value based method prescribed in SFAS 123 had been applied to all of the Company’s share-based compensation plans:

	Year Ended December 31,
	2004	2003	2002
	(In millions, except per share amounts)
Net Income:
As reported	$107.9	$111.2	$114.0
Add: Equity-based employee compensation included in reported net income— net of tax	1.7	2.1	1.3
Deduct: Total equity-based employee compensation expense determined under fair value based method for all awards—net of tax	2.6	3.4	2.1

Pro forma	$107.0	$109.9	$113.2

Basic Earnings Per Share:
As reported	$1.43	$1.58	$1.69
Pro forma	1.42	1.56	1.68
Diluted Earnings Per Share:
As reported	$1.42	$1.57	$1.68
Pro forma	1.41	1.55	1.67

SFAS 123 (revised 2004)

In December 2004, the FASB issued Statement 123 (revised 2004), “Share-Based Payments” (SFAS 123R) that will require compensation costs related to all share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. SFAS 123R replaces SFAS 123 and supersedes APB 25. The effective date of SFAS 123R for Vectren is July 1, 2005. SFAS 123R provides for multiple transition methods, and the Company is still evaluating potential methods for adoption. The adoption of this standard is not expected to have a material effect on the Company’s operating results or financial condition.

M.  Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

3.  Investments in Unconsolidated Affiliates

Investments in unconsolidated affiliates where the Company has significant influence are accounted for using the equity method of accounting. The Company’s share of net income or loss from these investments is recorded in Equity in earnings of unconsolidated affiliates. Dividends are recorded as a reduction of the carrying value of the investment when received. Investments in unconsolidated affiliates where the Company does not have significant influence are accounted for using the cost method of accounting less write-downs for declines in value judged to be other than temporary. Dividends are recorded as Other—net when received.

Investments in unconsolidated affiliates consist of the following:

	At December 31,
	2004	2003
	(In millions)
ProLiance Energy, LLC	$93.2	$84.7
Reliant Services, LLC	26.5	19.2
Haddington Energy Partnerships	20.3	26.3
Utilicom Networks, LLC & related entities	11.7	15.4
Pace Carbon Synfuels, LP	9.4	8.7
Other partnerships & corporations	18.9	21.8

Total investments in unconsolidated affiliates	$180.0	$176.1

ProLiance Energy, LLC

ProLiance Energy, LLC (ProLiance), a nonregulated energy marketing affiliate of Vectren and Citizens Gas and Coke Utility (Citizens Gas), provides services to a broad range of municipalities, utilities, industrial operations, schools, and healthcare institutions located throughout the Midwest and Southeast United States. ProLiance’s primary customers include Vectren’s utilities and nonregulated gas supply operations as well as Citizens Gas. ProLiance’s primary businesses include gas marketing, gas portfolio optimization, and other portfolio and energy management services. The Company, including its retail gas supply operations, contracted for all natural gas purchases through ProLiance in 2004. Pre-tax income of $25.9 million, $25.9 million, and $19.1 million was recognized as ProLiance’s contribution to earnings for the years ended December 31, 2004, 2003, and 2002, respectively.

Integration of SIGCORP Energy Services, LLC and ProLiance Energy, LLC

In June 2002, the integration of Vectren’s wholly owned gas marketing subsidiary, SIGCORP Energy Services, LLC (SES), with ProLiance was completed. SES provided natural gas and related services to SIGECO and others prior to the integration. In exchange for the contribution of SES’ net assets totaling $19.2 million, including cash of $2.0 million, Vectren’s allocable share of ProLiance’s profits and losses increased to 61%, consistent with Vectren’s new ownership percentage. Governance and voting rights remain at 50% for each member; and therefore, Vectren continues to account for its investment in ProLiance using the equity method of accounting. Prior to June 1, 2002, SES’ operating results were consolidated. Subsequent to June 1, 2002, SES’ operating results, now part of ProLiance, are reflected in Equity in earnings of unconsolidated affiliates. The transfer of net assets was accounted for at book value consistent with joint venture accounting and did not result in any gain or loss. Additionally, the non-cash component of the transfer totaling $17.2 million is excluded from the Consolidated Statement of Cash Flows.

Transactions with ProLiance

Purchases from ProLiance for resale and for injections into storage for the years ended December 31, 2004, 2003, and 2002, totaled $875.9 million, $797.7 million, and $544.1 million, respectively. Amounts owed to ProLiance at December 31, 2004, and 2003, for those purchases were $108.2 million and $86.0 million, respectively, and are included in Accounts payable to affiliated companies in the Consolidated Balance Sheets. Amounts charged by ProLiance for gas supply services are established by supply agreements with each utility. As part of a settlement agreement approved by the IURC during July 2002, the gas supply agreements with Indiana Gas and SIGECO, were approved and extended through March 31, 2007. The utilities may decide to conduct a “request for proposal” (RFP) for a new supply administrator, or they may decide to make an alternative proposal for procurement of gas supply. That decision will be made by December 2005. To the extent an RFP is conducted, ProLiance has the opportunity, if it so elects, to participate in the RFP process for service to the utilities after March 31, 2007.

Summarized Financial Information

For the year ended December 31, 2004, ProLiance’s revenues, margin, operating income, and net income were (in millions) $2,573.8, $74.0, $43.2, and $42.6, respectively. For the year ended December 31, 2003, ProLiance’s revenues, margin, operating income, and net income were (in millions) $2,269.7, $71.5, $43.3, and $42.5, respectively. For the year ended December 31, 2002, revenues, margin, operating income, and net income were (in millions) $1,534.5, $61.1, $36.5, and $37.4, respectively. As of December 31, 2004, current assets, noncurrent assets, current liabilities, and noncurrent liabilities were (in millions) $595.6, $0.4, $462.2, and $6.6, respectively. As of December 31, 2003, current assets, noncurrent assets, current liabilities, and noncurrent liabilities were (in millions) $467.7, $22.2, $346.0, and $7.8, respectively.

ProLiance Contingency

In 2002, a lawsuit was filed in the United States District Court for the Northern District of Alabama filed by the City of Huntsville, Alabama d/b/a Huntsville Utilities, Inc. (Huntsville Utilities) against ProLiance. Huntsville Utilities asserted claims based on alleged breach of contract with respect to provision of portfolio services and/or pricing advice, fraud, fraudulent inducement, and other theories, including conversion and violations under Racketeering, Influenced and Corrupt Organizations Act (RICO). These claims related generally to: (1) alleged breach of contract in providing advice and/or administering portfolio arrangements; (2) alleged promises to provide gas at a below-market rate; (3) the creation and repayment of a “winter levelizing program” instituted by ProLiance in conjunction with the Manager of Huntsville’s Gas Utility, to allow Huntsville Utilities to pay its gas bills from the winter of 2000-2001 over an extended period of time coupled with the alleged ignorance about the program on the part of Huntsville Utilities’ Gas Board and other management, and; (4) the sale of Huntsville Utilities’ gas storage supplies to repay the balance owed on the winter levelizing program and the alleged lack of authority of Huntsville Utilities’ gas manager to approve those sales.

In early 2005, a jury trial was commenced and on February 10, 2005, the jury returned a verdict largely in favor of Huntsville Utilities and awarded Huntsville Utilities compensatory damages of $8.2 million and punitive damages of $25.0 million. The jury rejected Huntsville Utilities’ claim of conversion. The jury also rejected ProLiance’s counter claim for payment. The amounts due from Huntsville Utilities were fully reserved by ProLiance in 2003. Huntsville Utilities claims that all or a portion of the compensatory damages may be subject to trebling under applicable Federal statutes. The court may also assess attorney’s fees and costs in favor of Huntsville Utilities. If the Court applies trebling and awards attorney fees, the entire award could approach $55 million. Several matters are still pending at the trial court, including efforts by ProLiance to reduce the amount of the verdict. ProLiance will file post judgment motions to reduce and to set aside the verdict. The court may issue its final rulings on the verdict and related motions by April or May. Depending on the outcome, ProLiance would appeal the judgment of the trial court. ProLiance management believes that there are reasonable grounds to set aside or reduce the verdict and reasonable grounds for appeal which offer a basis for reversal of the entire verdict. While it is reasonably possible that a liability has been incurred by ProLiance, it is not possible to predict the ultimate outcome of an appeal of the verdict. ProLiance has recorded a reserve of $3.9 million as of December 31, 2004, reflective of their assessment of the lower end of the range of potential exposure on certain issues identified in the case and inclusive of estimated ongoing litigation costs.

As an equity investor in ProLiance, the Company has reflected its share of the charge, or $1.4 million after tax, in its 2004 results. It is not expected that an unfavorable outcome on appeal will have a material adverse effect on the Company’s consolidated financial position or its liquidity, but an unfavorable outcome could be material to the Company’s earnings.

Haddington Energy Partnerships

The Company has an approximate 40% ownership interest in Haddington Energy Partners, LP (Haddington I). Haddington I raised $27.0 million to invest in energy projects. In July 2000, the Company made a commitment to fund an additional $20.0 million in Haddington Energy Partners II, LP (Haddington II), which raised a total of $47.0 million in firm commitments. Haddington II provides additional capital for Haddington I portfolio companies and made investments in new areas, such as distributed generation, power backup, quality devices, and other emerging technologies. At December 31, 2004, $5.0 million of the additional $20.0 million commitment remains. The Company has an approximate 40% ownership interest in Haddington II. Both Haddington ventures are investment companies accounted for using the equity method of accounting. For the year ended December 31, 2004, the partnerships’ contribution to the Company’s pre-tax earnings was $4.5 million. In 2003 and 2002, the earnings contribution was not significant.

The following is summarized financial information as to the assets, liabilities, and results of operations of the Haddington Partnerships. For the year ended December 31, 2004, revenues, operating income, and net income were (in millions) $3.3, $2.5, and $9.6, respectively. For the year ended December 31, 2003, revenues, operating income, and net income were (in millions) $0.6, ($0.3), and ($0.3), respectively. For the year ended December 31, 2002, revenues, operating income, and net income were (in millions) zero, ($0.9), and ($0.9), respectively. As of December 31, 2004, investments, other assets, and liabilities were (in millions) $50.7, $0.2, and zero, respectively. As of December 31, 2003, investments, other assets, and liabilities were (in millions) $64.4, $1.0, and zero, respectively.

Pace Carbon Synfuels, LP

Pace Carbon Synfuels, LP (Pace Carbon) is a Delaware limited partnership formed to develop, own, and operate four projects to produce and sell coal-based synthetic fuel (synfuel) utilizing Covol technology. The Company has an 8.3% interest in Pace Carbon which is accounted for using the equity method of accounting. Additional investments in Pace Carbon will be made to the extent Pace Carbon generates federal tax credits, with any such additional investments to be funded by these credits. The investment in Pace Carbon resulted in losses reflected in Equity in earnings of unconsolidated affiliates totaling $12.0 million in 2004, $11.4 million in 2003, and $6.8 million in 2002. The production of synthetic fuel generates IRS Code Section 29 tax credits that are reflected in Income taxes. Net income, including the losses, tax benefits, and tax credits, generated from the investment in Pace Carbon totaled $9.0 million in 2004, $10.3 million in 2003, and $6.0 million in 2002.

The following is summarized financial information as to the assets, liabilities, and results of operations of Pace Carbon. For the year ended December 31, 2004, revenues, margin, operating loss, and net loss were (in millions) $243.0, ($99.8), ($128.6), and ($141.1), respectively. For the year ended December 31, 2003, revenues, margin, operating loss, and net loss were (in millions) $254.2, ($90.7), ($121.3), and ($134.4), respectively. For the year ended December 31, 2002, revenues, margin, operating loss, and net loss were (in millions) $125.6, ($53.1), ($72.6), and ($73.4), respectively. As of December 31, 2004, current assets, noncurrent assets, current liabilities, and noncurrent liabilities were (in millions) $44.1, $57.0, $25.3, and $19.8, respectively. As of December 31, 2003, current assets, noncurrent assets, current liabilities, and noncurrent liabilities were (in millions) $37.0, $105.2, $25.9, and $58.4, respectively.

IRS Section 29 Tax Credit Recent Developments

Under Section 29 of the Internal Revenue Code, manufacturers of synthetic fuel such as Pace Carbon receive a tax credit for every ton of synthetic fuel sold. To qualify for the credits, the synthetic fuel must meet three primary conditions: 1) there must be a significant chemical change in the coal feedstock, 2) the product must be sold to an unrelated person, and 3) the production facility must have been placed in service before July 1, 1998.

In past rulings, the Internal Revenue Service (IRS) has concluded that the synthetic fuel produced at the Pace Carbon facilities should qualify for Section 29 tax credits. The IRS issued a private letter ruling with respect to the four projects on November 11, 1997, and subsequently issued an updated private letter ruling on September 23, 2002. As a partner in Pace Carbon, Vectren has reflected Section 29 tax credits in its consolidated results through December 31, 2004, of approximately $56.2 million. To date, Vectren has been in a position to fully recognize the credits generated.

During June 2001, the IRS began a tax audit of Pace Carbon for the 1998 tax year and later expanded the audit to include tax years 1999, 2000, and 2001. In May 2004, the IRS completed its audit of the 1998 to 2001 tax returns of Pace Carbon requesting only minor modifications to previously filed returns. There were no changes to any of the filed Section 29 tax credit calculations. The Permanent Subcommittee on Investigations of the U.S. Senate’s Committee on Governmental Affairs, however, has an ongoing investigation related to Section 29 tax credits.

Vectren believes it is justified in its reliance on the private letter rulings and recent IRS audit results for the Pace Carbon facilities. Therefore, the Company will continue to recognize Section 29 tax credits as they are earned until there is either a change in the tax code or the IRS’ interpretation of that tax code.

Further, Section 29 tax credits are only available when the price of oil is less than a base price specified by the tax code, as adjusted for inflation. The Company does not believe that credits realized in 2004 and prior years will be affected by the limitation, but an average annual price in excess of the mid $50 per barrel range, as priced at the wellhead, could limit Section 29 tax credits in 2005 and beyond. In January 2005, the Company executed an insurance arrangement that partially limits the Company’s exposure if a limitation on the availability of tax credits were to occur in 2005 and/or 2006 due to oil prices.

Utilicom Networks, LLC & Related Entities

The Company has an approximate 2% equity interest and a convertible subordinated debt investment in Utilicom Networks, LLC (Utilicom) that if converted bring the Company’s ownership interest up to 16%. The Company also has an approximate 19% equity interest in SIGECOM Holdings, Inc. (Holdings), which was formed by Utilicom to hold interests in SIGECOM, LLC (SIGECOM). SIGECOM provides broadband services, such as cable television, high-speed internet, and advanced local and long distance phone services, to the greater Evansville, Indiana area. The Company accounts for its investments in Utilicom and Holdings using the cost method of accounting.

Other Utilicom-related subsidiaries owned franchising agreements to provide broadband services to the greater Indianapolis, Indiana and Dayton, Ohio markets. In 2004, the build out of these markets was further evaluated, and the Company concluded that it was unlikely it would make additional investments in those markets. As a result, the Company recorded charges totaling $6.0 million, or $3.6 million after-tax, to write-off investments made in the Indianapolis and Dayton markets and to write down its investment in SIGECOM.

At December 31, 2004, convertible subordinated debt investments total $31.6 million, all of which is convertible into Utilicom ownership at the Company’s option or upon the event of a public offering of stock by Utilicom. Investments in the convertible notes are included in Other investments. At December 31, 2004, and 2003, the Company’s combined investment in equity and debt securities of Utilicom-related entities totaled $43.3 million and $47.7 million, respectively.

Other Affiliate Transactions

The Company has ownership interests in other affiliated companies accounted for using the equity method of accounting that perform underground construction and repair, facilities locating, and meter reading services to the Company. For the years ended December 31, 2004, 2003, and 2002, fees for these services and construction-related expenditures paid by the Company to its affiliates totaled $31.2 million, $37.2 million, and $38.3 million, respectively. Amounts charged by these affiliates are market based. Amounts owed to unconsolidated affiliates other than ProLiance totaled $1.1 million and $0.4 million at December 31, 2004, and 2003, respectively, and are included in Accounts payable to affiliated companies in the Consolidated Balance Sheets. Amounts due from unconsolidated affiliates included in Accounts receivable totaled $0.6 million and $0.4 million, respectively, at December 31, 2004, and 2003.

EITF 03-01

In March 2004, the EITF issued a consensus on Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (EITF 03-01). In EITF 03-01, the Task Force developed a basic model for evaluating whether investments within the scope of EITF 03-01, which includes cost method and equity method investments, have other-than-temporary impairment. The basic model includes three steps: 1) determine if there is impairment; 2) if there is impairment, decide whether it is temporary or other than temporary; and 3) if it is other than temporary, recognize it in earnings. EITF 03-01 also requires certain qualitative and quantitative disclosure of material impairments judged to be temporary. The EITF has yet to finalize Steps 2 and 3. Step 1 and the disclosure requirements are currently effective, and the adoption of those portions of the EITF did not have a material effect on the Company.

As noted above, the Company incurred an other-than-temporary impairment charge associated with its cost method investment in SIGECOM, LLC, during 2004. While the Company currently believes that the book value of that investment approximates fair value, further changes in estimated fair value may occur.

4.  Other Investments

Other investments consist of the following:

	At December 31,
	2004	2003
	(In millions)
Leveraged leases	$33.2	$32.2
Convertible notes receivable from Utilicom-related entities (See Note 3)	31.6	32.3
Other investments	50.3	58.4

Total other investments	$115.1	$122.9

Leveraged Leases

The Company is a lessor in three leveraged lease agreements under which real estate or equipment is leased to third parties. The total equipment and facilities cost was approximately $76.2 million at both December 31, 2004, and 2003, respectively. The cost of the equipment and facilities was partially financed by non-recourse debt provided by lenders who have been granted an assignment of rentals due under the leases and a security interest in the leased property, which they accepted as their sole remedy in the event of default by the lessee. Such debt amounted to approximately $48.3 million and $51.8 million at December 31, 2004, and 2003, respectively. At December 31, 2004 and 2003, the Company’s leveraged lease investment, net of related deferred tax liabilities, was $7.0 million and $6.0 million, respectively.

Other Investments

Other investments include other notes receivable, the cash surrender value of life insurance policies, restricted cash, and a municipal bond, among other items.

5.  Income Taxes

The components of income tax expense and utilization of investment tax credits follow:

	Year Ended December 31,
	2004	2003	2002
	(In millions)
Current:
Federal	$24.1	$(11.9)	$62.2
State	9.0	14.5	5.2

Total current taxes	33.1	2.6	67.4

Deferred:
Federal	3.8	39.1	(26.2)
State	4.3	(1.8)	—

Total deferred taxes	8.1	37.3	(26.2)

Amortization of investment tax credits	(2.2)	(2.2)	(2.3)

Total income tax expense	$39.0	$37.7	$38.9

A reconciliation of the federal statutory rate to the effective income tax rate follows:

	Year Ended December 31,
	2004	2003	2002
Statutory rate	35.0%	35.0%	35.0%
State and local taxes-net of federal benefit	5.9	5.5	2.4
Section 29 tax credits	(11.6)	(11.7)	(7.0)
Amortization of investment tax credit	(1.5)	(1.5)	(1.5)
Other tax credits	(0.6)	(0.9)	(1.1)
All other—net	(0.7)	(1.1)	(2.4)

Effective tax rate	26.5%	25.3%	25.4%

The liability method of accounting is used for income taxes under which deferred income taxes are recognized to reflect the tax effect of temporary differences between the book and tax bases of assets and liabilities at currently enacted income tax rates.

Significant components of the net deferred tax liability follow:

	At December 31,
	2004	2003
	(In millions)
Noncurrent deferred tax liabilities (assets):
Depreciation & cost recovery timing differences	$265.5	$225.4
Leveraged leases	26.2	26.2
Regulatory assets recoverable through future rates	19.2	26.9
Regulatory liabilities to be settled through future rates	(7.7)	(8.8)
Employee benefit obligations	(29.2)	(29.8)
Alternative minimum tax carryforward	(31.9)	—
Other—net	(8.1)	(4.5)

Net noncurrent deferred tax liability	234.0	235.4

Current deferred tax liabilities:
Deferred fuel costs—net	4.5	6.9

Net current deferred tax liability	4.5	6.9

Net deferred tax liability	$238.5	$242.3

At December 31, 2004, and 2003, investment tax credits totaling $14.2 million and $16.4 million, respectively, are included in Deferred credits and other liabilities. These investment tax credits are amortized over the lives of the related investments. At December 31, 2004, the Company has alternative minimum tax carryforwards of $31.9 million, which do not expire.

6.  Retirement Plans & Other Postretirement Benefits

At December 31, 2004, the Company maintains three qualified defined benefit pension plans, a nonqualified supplemental executive retirement plan (SERP), and three other postretirement benefit plans. The defined benefit pension and other postretirement benefit plans, which cover eligible full-time regular employees, are primarily noncontributory. The postretirement health care and life insurance plans are a combination of self-insured and fully insured plans. The Company has Voluntary Employee Beneficiary Association (VEBA) Trust Agreements for the partial funding of postretirement health benefits for retirees and their eligible dependents and beneficiaries. Annual VEBA funding is discretionary and is based on the projected cost over time of benefits to be provided to covered persons consistent with acceptable actuarial methods. To the extent these postretirement benefits are funded, the benefits are not liabilities in these consolidated financial statements. The detailed disclosures of benefit components that follow are based on an actuarial valuation using a measurement date as of September 30. The qualified pension plans and the SERP are aggregated under the heading “Pension Benefits.” Other postretirement benefit plans are aggregated under the heading “Other Benefits.”

FSP 106-2

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Medicare Act”) was enacted. The Medicare Act introduces a Medicare prescription drug benefit, as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least “actuarially equivalent” to the Medicare benefit. In May 2004, FASB issued FASB Staff Position (“FSP”) 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” which supercedes FSP 106-1 of the same title issued in January 2004. FSP 106-2 provides guidance on the accounting and required disclosures for the effects of the Medicare Act for employers that sponsor postretirement health care plans that provide prescription drug benefits. FSP 106-2 was effective for the first interim or annual period beginning after June 15, 2004, with earlier adoption permitted.

The Company elected to early adopt the accounting for the federal subsidy under the Medicare Act on April 1, 2004, and remeasured its obligation as of January 1, 2004, to incorporate the impact of the Medicare Act which resulted in a reduction to the accumulated benefit obligation of $10.4 million. For the year ended December 31, 2004, the remeasurement resulted in a reduction in net periodic postretirement benefit cost of $0.8 million. The reduction is a component of amortization of actuarial loss (gain) in the information that follows.

The underlying determination of whether an employer’s plan qualifies for the federal subsidy is still subject to clarifying federal regulations related to the Medicare Act. When this guidance is issued, the Company will reassess if its plans continue to qualify for the subsidy.

Benefit Obligations

A reconciliation of the Company’s benefit obligations at December 31, 2004, and 2003, follows:

	Pension Benefits		Other Benefits
	2004	2003	2004	2003
	(In millions)
Benefit obligation, beginning of period	$222.7	$201.9	$97.3	$81.5
Service cost—benefits earned during the period	6.6	5.8	0.9	0.9
Interest cost on projected benefit obligation	13.4	13.6	5.3	5.4
Plan amendments	4.5	—	—	—
Benefits paid	(11.4)	(12.7)	(5.3)	(5.4)
Actuarial loss (gain)	5.3	14.1	(5.3)	14.9

Benefit obligation, end of period	$241.1	$222.7	$92.9	$97.3

The accumulated benefit obligation for all defined benefit pension plans was $219.5 million and $202.7 million at December 31, 2004, and 2003, respectively.

The benefit obligation as of December 31, 2004, and 2003, was calculated using the following weighted average assumptions:

	Pension Benefits		Other Benefits
	2004	2003	2004	2003
Discount rate	5.75%	6.00%	5.75%	6.00%
Rate of compensation increase	3.50%	3.50%	3.50%	3.50%

To calculate the 2004 ending postretirement benefit obligation, a 9% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2005. The rate was assumed to decrease gradually to 5% for 2009 and remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one percentage point increase in assumed health care cost trend rates would have increased the benefit obligation by $7.6 million. A one percentage point decrease would have decreased the obligation by $6.3 million. To calculate the 2003 ending postretirement benefit obligation, a 10% rate was assumed for 2004, declining to 5% in 2009 and remaining at that level thereafter.

Plan Assets

A reconciliation of the Company’s plan assets at December 31, 2004, and 2003, follows:

	Pension Benefits		Other Benefits
	2004	2003	2004	2003
	(In millions)
Plan assets at fair value, beginning of period	$147.8	$138.6	$9.2	$7.4
Actual return on plan assets	16.3	20.8	0.7	1.4
Employer contributions	8.5	1.1	3.8	5.8
Benefits paid	(11.4)	(12.7)	(5.3)	(5.4)

Fair value of plan assets, end of period	$161.2	$147.8	$8.4	$9.2

The asset allocation for the Company’s pension and postretirement plans at the measurement date for 2004, 2003 and 2002, by asset category, follows:

	Pension Benefits			Other Benefits
	2004	2003	2002	2004	2003	2002
Equity securities	60%	59%	57%	60%	54%	49%
Debt securities	33%	35%	43%	36%	32%	47%
Real estate	6%	6%	—	—	—	—
Short term investments & other	1%	—	—	4%	14%	4%

Total	100%	100%	100%	100%	100%	100%

The Company invests in a master trust that benefits its qualified defined benefit pension plans. The general investment objectives are to invest in a diversified portfolio, comprised of both equity and fixed income investments, which are further diversified among various asset classes. The diversification is designed to minimize the risk of large losses while maximizing total return within reasonable and prudent levels of risk. The investment objectives specify a targeted investment allocation for the pension plans of 60% equities, 35% debt, and 5% real estate for 2005, and for postretirement plans of 55% equities, 35% debt, and 10% short-term investments and other for 2005. Objectives do not target a specific return by asset class. The portfolio’s return is monitored in total and is designed to outperform inflation. These investment objectives are long-term in nature.

Funded Status

The funded status of the plans, reconciled to amounts reflected in the balance sheets as of December 31, 2004, and 2003, follows:

	Pension Benefits		Other Benefits
	2004	2003	2004	2003
	(In millions)
Fair value of plan assets, end of period	$161.2	$147.8	$8.4	$9.2
Benefit obligation, end of period	(241.1)	(222.7)	(92.9)	(97.3)

Funded status, end of period	(79.9)	(74.9)	(84.5)	(88.1)

Unrecognized net loss (gain)	50.9	49.4	(3.5)	1.7
Unrecognized transitional (asset) obligation	—	(0.2)	26.2	29.1
Unrecognized prior service cost	14.2	10.5	—	—
Post measurement date adjustments	0.2	0.2	1.3	0.8

Net amount recognized, end of year	$(14.6)	$(15.0)	$(60.5)	$(56.5)

Net amount recognized included in:
Deferred credits & other liabilities	$(18.4)	$(18.9)	$(60.5)	$(56.5)
Other assets	3.8	3.9	—	—

As of December 31, 2004, and 2003, the funded status of the SERP, which is included in Pension Benefits in the chart above, was an unfunded amount of $13.8 million and $12.7 million, respectively, and the net amount recognized in the balance sheet related to the SERP as of December 31, 2004, and 2003 was a liability of $8.4 million and $7.8 million, respectively.

At December 31, 2004, and 2003, all pension and postretirement plans had accumulated benefit obligations in excess of plan assets. As required by SFAS 87, the Company has recorded additional minimum pension liability adjustments to reflect the total unfunded accumulated liability arising from its pension plans. This additional minimum pension liability adjustment is included in Deferred credits & other liabilities. The offset to this additional liability is recorded to an intangible asset included in Other assets to the extent pension plans have unrecognized prior service cost. Any unfunded or unaccrued amount in excess of prior service cost is recorded in net of tax amounts to Accumulated other comprehensive income in shareholders’ equity.

The effects of additional minimum pension liability adjustments at December 31, 2004, and 2003, follow:

	2004	2003
	(In millions)
Minimum pension liability adjustment, beginning of year	$39.7	$30.0
Change in minimum pension liability adjustment included in:
Other comprehensive income before effect of taxes	0.1	9.7
Other assets	3.7	—

Minimum pension liability adjustment, end of year	$43.5	$39.7

Offset included in:
Accumulated other comprehensive income	$17.5	$17.4
Other assets	14.2	10.5
Deferred income taxes	11.8	11.8

Expected Cash Flows

In 2005, the Company expects to make contributions of approximately $3.6 million to its pension plan trusts. In addition, the Company expects to make payments totaling $0.8 million directly to SERP participants and $5.4 million directly to those participating in other postretirement plans.

Expected retiree pension benefit payments, including the SERP, projected to be required during the years following 2004 (in millions) are $11.8 in 2005, $12.2 in 2006, $13.0 in 2007, $13.4 in 2008 $14.2 in 2009, and $82.3 in years 2010-2014. Expected benefit payments projected to be required for postretirement benefits during the years following 2004 (in millions) are $5.4 in 2005, $5.3 in 2006, $5.5 in 2007, $5.7 in 2008, $6.0 in 2009, and $31.5 in years 2010-2014.

Net Periodic Benefit Costs

A summary of the components of net periodic benefit cost for the three years ended December 31, 2004, follows:

	Pension Benefits			Other Benefits
	2004	2003	2002	2004	2003	2002
	(In millions)
Service cost	$6.6	$5.8	$5.9	$0.9	$0.9	$1.0
Interest cost	13.4	13.6	13.9	5.3	5.4	6.0
Expected return on plan assets	(13.5)	(14.8)	(15.7)	(0.7)	(0.7)	(0.7)
Amortization of prior service cost	0.9	0.8	0.8	—	—	—
Amortization of transitional (asset) obligation	(0.2)	(0.2)	(0.5)	2.9	2.9	2.9
Amortization of actuarial loss (gain)	1.0	0.5	0.1	(0.2)	(0.5)	(0.5)

Net periodic benefit cost	$8.2	$5.7	$4.5	$8.2	$8.0	$8.7

To calculate the expected return on plan assets, the Company uses the plan assets’ market-related value and an expected long-term rate of return. The fair market value of the assets at the measurement date is adjusted to a market-related value by recognizing the change in fair value experienced in a given year ratably over a five-year period.

Based on a targeted 60% equity, 35% debt, and 5% real estate allocation for the pension plans, the Company has used a long-term expected rate of return of 8.5% to calculate 2004 periodic benefit cost. For fiscal 2005, the expected long-term rate of return will be 8.25%.

In January 2005, the Company announced the amendment of certain postretirement benefit plans, effective January 1, 2006. The amendment will result in an estimated $3 million annual decrease in periodic cost, a portion of which will begin to be recognized in 2005, reducing those preliminary estimates. Two of the unions that represent bargaining employees at the Company’s regulated subsidiaries have advised the Company that it is their position that these changes are not permitted under the existing collective bargaining agreements which govern the relationship between the employees and the affected subsidiaries. With assistance from legal counsel, management has analyzed the unions’ position and continues to believe that the Company has reserved the right to amend the affected plans and that changing these benefits for retirees is not a mandatory subject of bargaining.

The weighted averages of significant assumptions used to determine net periodic benefit costs follow:

	Pension Benefits			Other Benefits
	2004	2003	2002	2004	2003	2002
	(In millions)
Discount rate	6.00%	6.75%	7.25%	6.00%	6.75%	7.25%
Rate of compensation increase	3.50%	4.25%	4.75%	3.50%	4.25%	4.75%
Expected return on plan assets	8.50%	9.00%	9.00%	8.50%	9.00%	9.00%

To measure 2004 postretirement expense, the Company used a 10% healthcare cost trend rate for 2004, declining to 5% in 2009 and remaining level thereafter. A one percentage point increase in assumed health care cost trend rates would have increased the 2004 service and interest cost components of pension costs by $0.6 million. A one percentage point decrease would have decreased the 2004 benefit costs by $0.5 million. To measure 2003 postretirement expense, the Company used a 10% healthcare cost trend rate for 2003, declining to 5% in 2007 and remaining level thereafter.

Defined Contribution Plan

The Company also has defined contribution retirement savings plans that are qualified under sections 401(a) and 401(k) of the Internal Revenue Code. During 2004, 2003, and 2002, the Company made contributions to these plans of $3.5 million, $3.6 million, and $3.0 million, respectively.

7.  Borrowing Arrangements

Short-Term Borrowings

At December 31, 2004, the Company has $615 million of short-term borrowing capacity, including $355 million for the Utility Group operations and $260 million for the wholly owned Nonregulated Group and corporate operations, of which approximately $47 million is available for the Utility Group operations and approximately $156 million is available for wholly owned Nonregulated Group and corporate operations. These short-term borrowing arrangements expire in 2009. See the table below for interest rates and outstanding balances.

	Year Ended December 31,
	2004	2003	2002
	(In millions)
Weighted average commercial paper and bank loans outstanding during the year	$211.4	$296.9	$288.8
Weighted average interest rates during the year
Commercial paper	1.78%	1.36%	2.02%
Bank loans	2.12%	1.94%	2.52%

	At December 31,
	2004	2003
	(In millions)
Commercial paper	$308.0	$184.4
Bank loans	104.3	88.4
Other	0.1	2.1

Total short-term borrowings	$412.4	$274.9

Long-Term Debt

Senior unsecured obligations and first mortgage bonds outstanding and classified as long-term by subsidiary follow:

	At December 31,
	2004	2003
	(In millions)
VUHI
Fixed Rate Senior Unsecured Notes
2011, 6.625%	$250.0	$250.0
2013, 5.25%	100.0	100.0
2018, 5.75%	100.0	100.0
2031, 7.25%	100.0	100.0

Total VUHI	550.0	550.0

	At December 31,
	2004	2003
	(In millions)
SIGECO
First Mortgage Bonds
2016, 1986 Series, 8.875%	13.0	13.0
2023, Series B, adjustable rate presently 2.08%, tax exempt, auction rate mode, weighted average for 2004: 4.44%	22.6	22.8
2029, 1999 Senior Notes, 6.72%	80.0	80.0
2015, 1985 Pollution Control Series A, adjustable rate presently 2.03%, tax exempt, auction rate mode, weighted average for 2004: 3.09%	9.8	10.0
2025, 1998 Pollution Control Series A, adjustable rate presently 4.75%, tax exempt, next rate adjustment: 2006	31.5	31.5
2024, 2000 Environmental Improvement Series A, 4.65%, tax exempt	22.5	22.5

Total first mortgage bonds	179.4	179.8

Senior Unsecured Bonds to Third Parties:
2020, 1998 Pollution Control Series B, 4.50%, tax exempt	4.6	4.6
2030, 1998 Pollution Control Series B, 5.00%, tax exempt	22.0	22.0
2030, 1998 Pollution Control Series C, adjustable rate presently
5.00%, tax exempt, next rate adjustment: 2006	22.2	22.2

Total senior unsecured bonds	48.8	48.8

Total SIGECO	228.2	228.6

Indiana Gas
Senior Unsecured Notes
2004, Series F, 6.36%	—	15.0
2007, Series E, 6.54%	6.5	6.5
2013, Series E, 6.69%	5.0	5.0
2015, Series E, 7.15%	5.0	5.0
2015, Insured Quarterly, 7.15%	—	20.0
2015, Series E, 6.69%	5.0	5.0
2015, Series E, 6.69%	10.0	10.0
2025, Series E, 6.53%	10.0	10.0
2027, Series E, 6.42%	5.0	5.0
2027, Series E, 6.68%	1.0	3.5
2027, Series F, 6.34%	20.0	20.0
2028, Series F, 6.36%	10.0	10.0
2028, Series F, 6.55%	20.0	20.0
2029, Series G, 7.08%	30.0	30.0
2030, Insured Quarterly, 7.45%	49.9	49.9

Total Indiana Gas	177.4	214.9

Vectren Capital Corp.
Fixed Rate Senior Unsecured Notes
2005, 7.67%	38.0	38.0
2007, 7.83%	17.5	17.5
2010, 7.98%	22.5	22.5
2012, 7.43%	35.0	35.0

Total Vectren Capital Corp.	113.0	113.0

Other Long-Term Notes Payable	1.6	—
Total long-term debt outstanding	1,070.2	1,106.5
Current maturities of long-term debt	(38.5)	(15.0)
Debt subject to tender	(10.0)	(13.5)
Unamortized debt premium & discount—net	(4.6)	(4.9)
Fair value of hedging arrangements	(0.5)	(0.3)

Total long-term debt-net	$1,016.6	$1,072.8

VUHI 2003 Issuance

In July 2003, VUHI issued senior unsecured notes with an aggregate principal amount of $200 million in two $100 million tranches. The first tranche was 10-year notes due August 2013, with an interest rate of 5.25% priced at 99.746% to yield 5.28% to maturity (2013 Notes). The second tranche was 15-year notes due August 2018 with an interest rate of 5.75% priced at 99.177% to yield 5.80% to maturity (2018 Notes).

The notes have no sinking fund requirements, and interest payments are due semi-annually. The notes may be called by VUHI, in whole or in part, at any time for an amount equal to accrued and unpaid interest, plus the greater of 100% of the principal amount or the sum of the present values of the remaining scheduled payments of principal and interest, discounted to the redemption date on a semi-annual basis at the Treasury Rate, as defined in the indenture, plus 20 basis points for the 2013 Notes and 25 basis points for the 2018 Notes.

Shortly before these issues, VUHI entered into several treasury locks with a total notional amount of $150.0 million. Upon issuance of the debt, the treasury locks were settled resulting in the receipt of $5.7 million in cash, which was recorded as a regulatory liability pursuant to existing regulatory orders. The value received is being amortized as a reduction of interest expense over the life of the issues.

The net proceeds from the sale of the senior notes and settlement of related hedging arrangements approximated $203 million.

Long-Term Debt Put & Call Provisions

Certain long-term debt issues contain put and call provisions that can be exercised on various dates before maturity. Other than those described below related to ratings triggers, the put or call provisions are not triggered by specific events, but are based upon dates stated in the note agreements, such as when notes are re-marketed. During 2004, 2003, and 2002, debt totaling $2.5 million, $0.1 million, and $5.2 million, respectively, was put to the Company. Debt which may be put to the Company during the years following 2004 (in millions) is $10.0 in 2005, zero in 2006, $20.0 in 2007, zero in 2008, $80.0 in 2009, and $40.0 thereafter. Debt that may be put to the Company within one year is classified as Long-term debt subject to tender in current liabilities.

SIGECO and Indiana Gas Debt Call

During 2004, the Company called $20.0 million of insured quarterly senior unsecured notes outstanding at Indiana Gas. The notes, originally due in 2015, were called at par.

During 2003, the Company called two first mortgage bonds outstanding at SIGECO and two senior unsecured notes outstanding at Indiana Gas. The first SIGECO bond had a principal amount of $45.0 million, an interest rate of 7.60%, was originally due in 2023, and was redeemed at 103.745% of its stated principal amount. The second SIGECO bond had a principal amount of $20.0 million, an interest rate of 7.625%, was originally due in 2025, and was redeemed at 103.763% of the stated principal amount.

The first Indiana Gas note had a remaining principal amount of $21.3 million, an interest rate of 9.375%, was originally due in 2021, and was redeemed at 105.525% of the stated principal amount. The second Indiana Gas note had a principal amount of $13.5 million, an interest rate of 6.75%, was originally due in 2028, and was redeemed at the principal amount.

Pursuant to regulatory authority, the premiums paid to retire the net carrying value of these notes totaling $3.6 million were deferred in Regulatory assets.

Other Financing Transactions

During 2004, the Company remarketed two first mortgage bonds outstanding at SIGECO. The remarketing effort converted $32.8 million of outstanding fixed rate debt into variable rate debt where interest rates reset weekly. One bond, due in 2023, had a principal amount of $22.8 million and an interest rate of 6%. The other bond, due in 2015, had a principal amount of $10.0 million and an interest rate of 4.3%. These remarketing efforts resulted in the extinguishment of debt and the reissuance of new debt at generally the same par value. These bonds are classified in Long-term debt.

During 2003, the Company remarketed $26.6 million of adjustable rate senior unsecured bonds and $22.5 million of adjustable rate first mortgage bonds. Of the remarketed unsecured bonds, $4.6 million were placed through 2020 at a 4.5% fixed interest rate, $22.0 million were placed through 2030 at a 5.0% fixed interest rate, and the $22.5 million first mortgage bonds were placed through 2024 at a 4.65% fixed interest rate. These bonds are classified in Long-term debt.

Other Company debt totaling $15.0 million in 2004, $18.5 million in 2003, and $6.5 million in 2002 was retired as scheduled.

Future Long-Term Debt Sinking Fund Requirements & Maturities

The annual sinking fund requirement of SIGECO’s first mortgage bonds is 1% of the greatest amount of bonds outstanding under the Mortgage Indenture. This requirement may be satisfied by certification to the Trustee of unfunded property additions in the prescribed amount as provided in the Mortgage Indenture. SIGECO intends to meet the 2005 sinking fund requirement by this means and, accordingly, the sinking fund requirement for 2005 is excluded from Current liabilities in the Consolidated Balance Sheets. At December 31, 2004, $563.9 million of SIGECO’s utility plant remained unfunded under SIGECO’s Mortgage Indenture. SIGECO’s gross utility plant balance subject to the Mortgage Indenture approximated $1.8 billion at December 31, 2004.

Consolidated maturities and sinking fund requirements on long-term debt during the five years following 2004 (in millions) are $38.5 in 2005, zero in 2006, $24.0 in 2007, zero in 2008 and in 2009.

Covenants

Both long-term and short-term borrowing arrangements contain customary default provisions; restrictions on liens, sale leaseback transactions, mergers or consolidations, and sales of assets; and restrictions on leverage and interest coverage, among other restrictions. As of December 31, 2004, the Company was in compliance with all financial covenants.

Ratings Triggers

At December 31, 2004, $113.0 million of Vectren Capital’s senior unsecured notes were subject to cross-default and ratings trigger provisions that would provide that the full balance outstanding is subject to prepayment if the ratings of Indiana Gas or SIGECO declined to BBB/Baa2. In addition, accrued interest and a make whole amount based on the discounted value of the remaining payments due on the notes would also become payable. The credit rating of Indiana Gas’ senior unsecured debt and SIGECO’s secured debt remains one level and two levels, respectively, above the ratings trigger.

Debt Guarantees

Vectren Corporation guarantees Vectren Capital’s long-term and short-term debt, which totaled $113.0 million and $104.0 million, respectively, at December 31, 2004. VUHI’s currently outstanding long-term and short-term debt is jointly and severally guaranteed by Indiana Gas, SIGECO, and VEDO. VUHI’s long-term and short-term debt outstanding at December 31, 2004, totaled $550.0 million and $308.0 million, respectively.

8.  Cumulative Preferred Stock of Subsidiary

Currently outstanding redeemable preferred stock has a dividend rate of 8.50% and in the event of involuntary liquidation the amount payable is $100 per share, plus accrued dividends. This series may be redeemed at $100 per share, plus accrued dividends on any of its dividend payment dates, and is also callable at the Company’s option at a rate of 1,160 shares per year. As of December 31, 2004, and 2003, there were 1,177 shares and 2,277 shares outstanding, respectively.

9.  Earnings Per Share

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share assumes the conversion of stock options into common shares and the lifting of restrictions on issued restricted shares using the treasury stock method to the extent the effect would be dilutive. The following table illustrates the basic and dilutive earnings per share calculations for the three years ended December 31, 2004:

	Year Ended December 31,
	2004	2003	2002
	(In millions, except per share data)
Numerator:
Numerator for basic and diluted EPS—Net income	$107.9	$111.2	$114.0

Denominator:
Denominator for basic EPS—Weighted average common shares outstanding	75.6	70.6	67.6
Conversion of stock options and lifting of restrictions on issued restricted stock	0.3	0.2	0.3

Denominator for diluted EPS—Adjusted weighted average shares outstanding and assumed conversions outstanding	75.9	70.8	67.9

Basic earnings per share	$1.43	$1.58	$1.69
Diluted earnings per share	$1.42	$1.57	$1.68

Options to purchase 4,200 shares of common stock for the year ended December 31, 2004, 530,663 shares of common stock for the year ended December 31, 2003, and 87,963 shares of common stock for the year ended December 31, 2002, were excluded in the computation of dilutive earnings per share because the options’ exercise price was greater than the average market price of a share of common stock during the period. Exercise prices for options excluded from the computation were $25.59 in 2004; $23.19 to $25.59 in 2003; and $24.05 to $25.59 in 2002.

10.  Share-Based Incentive Plans

The Company has various share-based incentive plans to encourage executives, strategic employees, and non-employee directors to remain with the Company and to more closely align their interest with those of the Company’s shareholders.

Stock Option Plans

Stock options granted to employees in 2004 and 2003 become fully vested and exercisable at the end of three years. Stock options granted to employees in 2001 and 2002 become fully vested and exercisable at the end of five years. Stock options granted to non-employee directors since 2001 become fully vested and exercisable at the end of one year. All options granted prior to 2001 are fully vested and exercisable. Options granted both before and after 2001 generally expire ten years from the date of grant. Options generally vest on a straight-line graded basis over their terms.

A summary of activity within the Company’s stock option plans for the past three years follows:

	Options	Wtd. Avg. Exercise Price
Outstanding at January 1, 2002	1,427,778	$20.67
Granted	71,374	23.51
Cancelled	(3,000)	22.54
Exercised	(146,890)	14.51

Outstanding at December 31, 2002	1,349,262	21.48
Granted	521,200	23.07
Cancelled	(5,800)	22.56
Exercised	(61,766)	17.30

Outstanding at December 31, 2003	1,802,896	22.08
Granted	219,000	24.74
Cancelled	(6,043)	19.66
Exercised	(90,400)	18.27

Outstanding at December 31, 2004	1,925,453	$22.57

In January 2005, 286,400 options to purchase shares of common stock at an exercise price of $26.63 were issued to management. The grant vests over three years.

The following table summarizes information about stock options outstanding and exercisable at December 31, 2004:

	Outstanding			Exercisable
Range of Exercise Prices	# of Options	Wtd. Avg. Remaining Contractual Life	Wtd. Avg. Exercise Price	# of Options	Wtd. Avg. Exercise Price
$13.82 - $17.44	40,985	1.3	$16.88	40,985	$16.88
$19.83 - $20.26	261,383	3.4	20.08	261,383	20.08
$22.37 - $22.57	873,422	6.6	22.54	589,424	22.54
$23.19 - $25.59	749,663	7.8	23.78	262,718	23.54

Total	1,925,453	6.5	$22.57	1,154,510	$22.01

Stock options that were exercisable and those options’ weighted average exercise prices were 924,849 and $21.34, respectively at December 31, 2003, and 692,288 and $20.37, respectively, at December 31, 2002.

The fair value of each option granted used to determine pro forma net income as disclosed in Note 2, is estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in the years ended December 31, 2004, 2003, and 2002: risk-free rate of return of 4.37%, 4.00%, and 4.61%, respectively; expected option term of 8 years for all 3 years presented; expected volatility of 24.01%, 26.98%, and 26.42%, respectively; and dividend yield of 4.65%, 4.81%, and 4.56%, respectively. The weighted average fair value of options granted in 2004, 2003, and 2002 were $4.39, $4.31, and $4.81, respectively.

Restricted Stock & Phantom Stock Plans

The Company maintains a performance-based restricted stock plan for its executives and employees and a non-performance based restricted stock plan through which non-employee directors receive a portion of their director fees.

A summary of restricted stock activity during the three years ended December 31, 2004, follows:

Restricted Stock
Outstanding at January 1, 2002	178,113
Grants	66,831
Vested	(4,257)

Outstanding at December 31, 2002	240,687
Grants	120,228
Forfeitures	(14,136)
Vested	(137,777)

Outstanding at December 31, 2003	209,002
Grants	168,680
Forfeitures	(150)
Vested	(76,980)

Outstanding at December 31, 2004	300,552

For the years ended December 31, 2004, 2003, and 2002, the weighted average fair value per share of restricted stock granted was $24.87, $23.33, and $23.10, respectively. In January 2005, 138,900 restricted shares were issued. The share price on the date of grant was $26.63. The restrictions lift over a four year period subject to adjustments for performance.

Executives and non-employee directors may defer certain portions of their salary, annual bonus, incentive compensation, and earned restricted stock into phantom stock units. Such units are vested when granted.

Compensation expense associated with the restricted stock and phantom stock plans for the years ended December 31, 2004, 2003, and 2002, was $2.9 million, $3.6 million, and $2.1 million, respectively.

11.  Common Shareholders’ Equity

Equity Issuance

In March 2003, the Company filed a registration statement with the Securities and Exchange Commission with respect to a public offering of authorized but previously unissued shares of common stock as well as the senior unsecured notes of VUHI described above in Note 7. In August 2003, the registration became effective, and an agreement was reached to sell approximately 7.4 million shares to a group of underwriters. The net proceeds totaled $163.2 million.

Authorized, Reserved Common and Preferred Shares

At December 31, 2004, and 2003, the Company was authorized to issue 480.0 million shares of common stock and 20.0 million shares of preferred stock. Of the authorized common shares, approximately 9.4 million shares at December 31, 2004, and 7.0 million shares at December 31, 2003, were reserved by the board of directors for issuance through the Company’s share-based compensation plans, benefit plans, and dividend reinvestment plan. At December 31, 2004, and 2003, there were 394.6 million and 397.4 million, respectively, of authorized shares of common stock and all authorized shares of preferred stock available for a variety of general corporate purposes, including future public offerings to raise additional capital and for facilitating acquisitions.

Shareholder Rights Agreement

The Company’s board of directors adopted a Shareholder Rights Agreement (Rights Agreement). As part of the Rights Agreement, the board of directors declared a dividend distribution of one right for each outstanding

Vectren common share. Each right entitles the holder to purchase from Vectren one share of common stock at a price of $65.00 per share (subject to adjustment to prevent dilution). The rights become exercisable 10 days following a public announcement that a person or group of affiliated or associated persons (Vectren Acquiring Person) has acquired beneficial ownership of 15% or more of the outstanding Vectren common shares (or a 10% acquirer who is determined by the board of directors to be an adverse person), or 10 days following the announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in any person or group becoming a Vectren Acquiring Person. The Vectren Shareholder Rights Agreement expires October 21, 2009.

12.  Commitments & Contingencies

Commitments

Future minimum lease payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year during the five years following 2004 and thereafter (in millions) are $5.6 in 2005, $4.5 in 2006, $3.6 in 2007, $1.5 in 2008, $0.5 in 2009 and $1.8 thereafter. Total lease expense (in millions) was $6.7 in 2004, $7.2 in 2003, and $7.3 in 2002.

Firm purchase commitments for commodities total (in millions) $152.1 million in 2005 and $1.4 million in 2006. Firm purchase commitment for utility and non-utility plant total $20.5 million.

Other Guarantees

Vectren issues guarantees to third parties on behalf of its unconsolidated affiliates. Such guarantees allow those affiliates to execute transactions on more favorable terms than the affiliate could obtain without such a guarantee. Guarantees may include posted letters of credit, leasing guarantees, and performance guarantees. As of December 31, 2004, guarantees issued and outstanding on behalf of unconsolidated affiliates approximated $5 million. The Company has also issued a guarantee approximating $4 million related to the residual value of an operating lease that expires in 2006.

Vectren has accrued no liabilities for these guarantees as they relate to guarantees issued among related parties, are not material, or such guarantees were executed prior to the adoption of FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Liabilities accrued for, and activity related to, product warranties are not significant.

Securities & Exchange Commission Inquiry into PUCHA Exemption

In July 2004, the Company received a letter from the SEC regarding its exempt status under the Public Utility Holding Company Act of 1935 (PUHCA). The letter asserts that Vectren’s out of state electric power sales exceed the amount previously determined by the SEC to be acceptable in order to qualify for the exemption. There is pending a request by Vectren for an order of exemption under Section 3(a)(1) of PUHCA. Vectren also claims the benefit of the exemption pursuant to Rule 2 under Section 3(a)(1) of PUHCA by filing an annual statement on SEC Form U-3A-2. The Company has responded to the SEC inquiry and filed an amended Form U-3A-2 for the year ended December 31, 2003. The amendment changed the method of aggregating wholesale power sales and purchases outside of Indiana from that previously reported. The new method is to aggregate by delivery point. The amendment also submitted clarifications as to activity outside of Indiana related to gas utility operations.

Legal Proceedings

The Company is party to various legal proceedings arising in the normal course of business. In the opinion of management, there are no legal proceedings pending against the Company that are likely to have a material adverse effect on its financial position. See the ProLiance discussion in Note 3.

13.  Environmental Matters

Clean Air Act

NOx SIP Call Matter

The Company has taken steps to comply with Indiana’s State Implementation Plan (SIP) of the Clean Air Act (the Act). These steps include installing Selective Catalytic Reduction (SCR) systems at Culley Generating Station Unit 3 (Culley), Warrick Generating Station Unit 4, and A.B. Brown Generating Station Units 1 and 2. SCR systems reduce flue gas NOx emissions to atmospheric nitrogen and water using ammonia in a chemical reaction. This technology is known to currently be the most effective method of reducing nitrogen oxide (NOx) emissions where high removal efficiencies are required.

The IURC has issued orders that approve:

•	the Company’s project to achieve environmental compliance by investing in clean coal technology;

•	a total capital cost investment for this project up to $244 million (excluding AFUDC), subject to periodic review of the actual costs incurred;

•	a mechanism whereby, prior to an electric base rate case, the Company may recover through a rider that is updated every six months, an 8% return on its weighted capital costs for the project; and

•	ongoing recovery of operating costs, including depreciation and purchased emission allowances, related to the clean coal technology once the facility is placed into service.

Based on the level of system-wide emissions reductions required and the control technology utilized to achieve the reductions, the current estimated construction cost is consistent with amounts approved in the IURC’s orders. Through December 31, 2004, $238 million has been expended, and three of the four SCR’s are operational. Once all equipment is installed and operational, related annual operating expenses, including depreciation expense, are estimated to be between $24 million and $27 million. The Company is recovering the operational costs associated with the SCR’s and related technology. The 8% return on capital investment approximates the return authorized in the Company’s last electric rate case in 1995 and includes a return on equity.

The Company has achieved timely compliance through the reduction of the Company’s overall NOx emissions to levels compliant with Indiana’s NOx emissions budget allotted by the USEPA. Therefore, the Company has recorded no accrual for potential penalties that may result from noncompliance.

Culley Generating Station Litigation

During 2003, the U.S. District Court for the Southern District of Indiana entered a consent decree among SIGECO, the Department of Justice (DOJ), and the USEPA that resolved a lawsuit originally brought by the USEPA against SIGECO. The lawsuit alleged violations of the Clean Air Act by SIGECO at its Culley Generating Station for (1) making modifications to generating station without obtaining required permits, (2) making major modifications to the generating station without installing the best available emission control technology, and (3) failing to notify the USEPA of the modifications.

Under the terms of the agreement, the DOJ and USEPA agreed to drop all challenges of past maintenance and repair activities at the Culley Generating Station. In reaching the agreement, SIGECO did not admit to any allegations in the government’s complaint, and SIGECO continues to believe that it acted in accordance with applicable regulations and conducted only routine maintenance on the units. SIGECO entered into this agreement to further its continued commitment to improve air quality and avoid the cost and uncertainties of litigation.

Under the agreement, SIGECO committed to

•	either repower Culley Unit 1 (50 MW) with natural gas and equip it with SCR control technology for further reduction of nitrogen oxide, or cease operation of the unit by December 31, 2006;

•	operate the existing SCR control technology recently installed on Culley Unit 3 (287 MW) year round at a lower emission rate than that currently required under the NOx SIP Call, resulting in further nitrogen oxide reductions;

•	enhance the efficiency of the existing scrubber at Culley Units 2 and 3 for additional removal of sulphur dioxide emissions;

•	install a baghouse for further particulate matter reductions at Culley Unit 3 by June 30, 2007;

•	conduct a Sulphuric Acid Reduction Demonstration Project as an environmental mitigation project designed to demonstrate an advance in pollution control technology for the reduction of sulfate emissions; and

•	pay a $600,000 civil penalty.

The Company notified the USEPA of its intention to shut down Culley Unit 1 effective December 31, 2006. The Company does not believe that implementation of the settlement will have a material effect to its results from operations or financial condition. The $600,000 civil penalty was accrued during 2003 and is reflected in Other-net.

Information Request

On January 23, 2001, SIGECO received an information request from the USEPA under Section 114 of the Clean Air Act for historical operational information on the Warrick and A.B. Brown generating stations. SIGECO has provided all information requested with the most recent correspondence provided on March 26, 2001.

Manufactured Gas Plants

In the past, Indiana Gas, SIGECO, and others operated facilities for the manufacture of gas. Given the availability of natural gas transported by pipelines, these facilities have not been operated for many years. Under currently applicable environmental laws and regulations, Indiana Gas, SIGECO, and others may now be required to take remedial action if certain byproducts are found above the regulatory thresholds at these sites.

Indiana Gas has identified the existence, location, and certain general characteristics of 26 gas manufacturing and storage sites for which it may have some remedial responsibility. Indiana Gas has completed a remedial investigation/feasibility study (RI/FS) at one of the sites under an agreed order between Indiana Gas and the IDEM, and a Record of Decision was issued by the IDEM in January 2000. Although Indiana Gas has not begun an RI/FS at additional sites, Indiana Gas has submitted several of the sites to the IDEM’s Voluntary Remediation Program (VRP) and is currently conducting some level of remedial activities, including groundwater monitoring at certain sites, where deemed appropriate, and will continue remedial activities at the sites as appropriate and necessary.

In conjunction with data compiled by environmental consultants, Indiana Gas has accrued the estimated costs for further investigation, remediation, groundwater monitoring, and related costs for the sites. While the total costs that may be incurred in connection with addressing these sites cannot be determined at this time, Indiana Gas has recorded costs that it reasonably expects to incur totaling approximately $20.4 million.

The estimated accrued costs are limited to Indiana Gas’ proportionate share of the remediation efforts. Indiana Gas has arrangements in place for 19 of the 26 sites with other potentially responsible parties (PRP), which serve to limit Indiana Gas’ share of response costs at these 19 sites to between 20% and 50%.

With respect to insurance coverage, Indiana Gas has received and recorded settlements from all known insurance carriers in an aggregate amount approximating $20.4 million.

Environmental matters related to manufactured gas plants have had no material impact on earnings since costs recorded to date approximate PRP and insurance settlement recoveries. While Indiana Gas has recorded all costs which it presently expects to incur in connection with activities at these sites, it is possible that future events may require some level of additional remedial activities which are not presently foreseen.

In October 2002, the Company received a formal information request letter from the IDEM regarding five manufactured gas plants owned and/or operated by SIGECO and not currently enrolled in the IDEM’s VRP. In response, SIGECO submitted to the IDEM the results of preliminary site investigations conducted in the mid-1990’s. These site investigations confirmed that based upon the conditions known at the time, the sites posed no risk to human health or the environment. Follow up reviews have been initiated by the Company to confirm that the sites continue to pose no such risk.

On October 6, 2003, SIGECO filed applications to enter four of the manufactured gas plant sites in IDEM’s VRP. The remaining site is currently being addressed in the VRP by another Indiana utility. SIGECO added those four sites into the renewal of the global Voluntary Remediation Agreement that Indiana Gas has in place with IDEM for its manufactured gas plant sites. That renewal was approved by the IDEM on February 24, 2004. On July 13, 2004, SIGECO filed a declaratory judgment action against its insurance carriers seeking a judgment finding its carriers liable under the policies for coverage of further investigation and any necessary remediation costs that SIGECO may accrue under the VRP program. The total investigative costs, and if necessary, costs of remediation at the four SIGECO sites, as well as the amount of any PRP or insurance recoveries, cannot be determined at this time.

Jacobsville Superfund Site

On July 22, 2004, the USEPA listed the Jacobsville Neighborhood Soil Contamination site in Evansville, Indiana, on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA). The USEPA has identified four sources of historic lead contamination. These four sources shut down manufacturing operations years ago. When drawing up the boundaries for the listing, the USEPA included a 250 acre block of properties surrounding the Jacobsville neighborhood, including Vectren’s Wagner Operations Center. Vectren’s property has not been named as a source of the lead contamination, nor does the USEPA’s soil testing to date indicate that the Vectren property contains lead contaminated soils. Vectren’s own soil testing, completed during the construction of the Operations Center, did not indicate that the Vectren property contains lead contaminated soils. At this time, Vectren anticipates only additional soil testing, if required by the USEPA.

14.  Rate & Regulatory Matters

SIGECO and Indiana Gas Base Rate Settlements

On June 30, 2004, the IURC approved a $5.7 million base rate increase for SIGECO’s gas distribution business, and on November 30, 2004, approved a $24 million base rate increase for Indiana Gas’ gas distribution business. The new rate designs include a larger service charge, which is intended to address to some extent earnings volatility related to weather. The base rate change in SIGECO’s service territory was implemented on July 1, 2004, resulting in additional 2004 revenues of $2.5 million. The base rate change in Indiana Gas’ service territory was implemented on December 1, 2004, resulting in additional 2004 revenues of $2.2 million.

The orders also permit SIGECO and Indiana Gas to recover the on-going costs to comply with the Pipeline Safety Improvement Act of 2002. The Pipeline Safety Improvement Tracker provides for the recovery of incremental non-capital dollars, capped at $750,000 the first year and $500,000 thereafter for SIGECO and $2.5 million per year for Indiana Gas. Any costs incurred in excess of these annual caps are to be deferred for future recovery.

VEDO Pending Base Rate Increase Settlement

On February 4, 2005, the Company filed with the PUCO a settlement agreement that had been entered into with several parties, including the PUCO staff, in its base rate case. The Ohio Office of the Consumer Counselor (OCC) is opposing the settlement. Earlier in 2004 VEDO had filed with the PUCO a request to adjust its base rates and charges for its gas distribution business serving more than 315,000 customers located in west central Ohio. The settlement provides for a $15.7 million increase in VEDO’s base distribution rates to cover the ongoing costs of operating, maintaining, and expanding the approximately 5,200-mile distribution system. The settlement increase includes $1.1 million of funding for weatherization and conservation programs for low income customers. Evidentiary hearings were completed in the case on February 9, 2005. Review and approval by the PUCO is necessary before the settlement is effective. The proposed new rate design includes a larger service charge, which will address, to some extent, earnings volatility related to weather. The settlement also permits VEDO the annual recovery of on-going costs associated with the Pipeline Safety Improvement Act of 2002. Based upon the PUCO’s actions in other proceedings, the Company would expect an order near the end of the first quarter of 2005.

Ohio Uncollectible Accounts Expense Tracker

On December 17, 2003, the PUCO approved a request by VEDO and several other regulated Ohio gas utilities to establish a mechanism to recover uncollectible account expense outside of base rates. The tariff mechanism establishes an automatic adjustment procedure to track and recover these costs instead of providing the recovery of the historic amount in base rates. Through this order, VEDO received authority to defer its 2003 uncollectible accounts expense to the extent it differs from the level included in base rates. The Company estimated the difference to approximate $4 million in excess of that included in base rates, and reversed and deferred that amount for future recovery. In 2004, the Company recorded revenues of $3.3 million which is equal to the level of uncollectible accounts expense recognized for Ohio residential customers.

Gas Cost Recovery (GCR) Audit Proceedings

There is an Ohio requirement that Ohio gas utilities undergo a biannual audit of their gas acquisition practices in connection with the gas cost recovery (GCR) mechanism. In the case of VEDO, a two-year audit period ended in November 2002. That audit period provided the PUCO staff its initial review of the portfolio administration arrangement between VEDO and ProLiance. The external auditor retained by the PUCO staff submitted an audit report in the fall of 2003 wherein it recommended a disallowance of approximately $7 million of previously recovered gas costs. The Company believes a large portion of the third party auditor recommendations is without merit. A hearing has been held, and the PUCO staff has recommended a $6.1 million disallowance. The Ohio Consumer Counselor has recommended an $11.5 million disallowance. For this PUCO audit period, any disallowance relating to the Company’s ProLiance arrangement will be shared by the Company’s joint venture partner. Based on a review of the matters, the Company has recorded $1.1 million for its estimated share of a potential disallowance. A PUCO decision on this matter is yet to be issued. The Company is also unable to determine the effects that a PUCO decision for the audit period ended in November 2002 may have on results in audit periods beginning after November 2002.

15.  Derivatives & Other Financial Instruments

Accounting Policy for Derivatives

The Company executes derivative contracts in the normal course of operations while buying and selling commodities to be used in operations, optimizing its generation assets, and managing risk. The Company accounts for its derivative contracts in accordance with SFAS 133, “Accounting for Derivatives” and its related amendments and interpretations. In most cases, SFAS 133 requires a derivative to be recorded on the balance sheet as an asset or liability measured at its market value and that a change in the derivative’s market value be recognized currently in earnings unless specific hedge criteria are met.

When an energy contract that is a derivative is designated and documented as a normal purchase or normal sale, it is exempted from mark-to-market accounting. Otherwise, energy contracts and financial contracts that are derivatives are recorded at market value as current or noncurrent assets or liabilities depending on their value and on when the contracts are expected to be settled. The offset resulting from carrying the derivative at fair value on the balance sheet is charged to earnings unless it qualifies as a hedge or is subject to SFAS 71. When hedge accounting is appropriate, the Company assesses and documents hedging relationships between the derivative contract and underlying risks as well as its risk management objectives and anticipated effectiveness. When the hedging relationship is highly effective, derivatives are designated as hedges. The market value of the effective portion of the hedge is marked to market in accumulated other comprehensive income for cash flow hedges or as an adjustment to the underlying’s basis for fair value hedges. The ineffective portion of hedging arrangements is marked-to-market through earnings. The offset to contracts affected by SFAS 71 are marked-to-market as a regulatory asset or liability. Market value for derivative contracts is determined using quoted market prices from independent sources. Following is a more detailed discussion of the Company’s use of mark-to-market accounting in three primary areas: asset optimization, natural gas procurement, and interest rate management.

Asset Optimization

Periodically, generation capacity is in excess of that needed to serve native load and firm wholesale customers. The Company markets this unutilized capacity to optimize the return on its owned generation assets. Substantially all of the margin from these activities is generated from contracts that are integrated with portfolio requirements around power supply and delivery and are short-term purchase and sale transactions that expose the Company to limited market risk. Contracts with counter-parties subject to master netting arrangements are presented net in the Consolidated Balance Sheets. Asset optimization contracts are recorded at market value.

Asset optimization contracts recorded at market value at December 31, 2004, totaled $2.5 million of Prepayments & other current assets and $3.1 million of Accrued liabilities, compared to $2.4 million of Prepayments & other current assets and $2.8 million of Accrued liabilities at December 31, 2003.

The proceeds received and paid upon settlement of both purchase and sale contracts along with changes in market value of open contracts are recorded in Electric utility revenues. The change in market value is a function of the normal decline in market value as earnings are realized and the fluctuation in market value resulting from price volatility. Net revenues from asset optimization activities totaled $23.8 million in 2004, $26.5 million in 2003, and $23.3 million in 2002.

Natural Gas Procurement Activity

The Company’s regulated operations have limited exposure to commodity price risk for purchases and sales of natural gas and electricity for retail customers due to current Indiana and Ohio regulations which, subject to compliance with those regulations, allow for recovery of such purchases through natural gas and fuel cost adjustment mechanisms. Although Vectren’s regulated operations are exposed to limited commodity price risk, volatile natural gas prices can result in higher working capital requirements, increased expenses including unrecoverable interest costs, uncollectible accounts expense, and unaccounted for gas, and some level of price- sensitive reduction in volumes sold. The Company mitigates these risks by executing derivative contracts that manage the price of forecasted natural gas purchases. These contracts are subject to regulation which allows for reasonable and prudent hedging costs to be recovered through rates. When regulation is involved, SFAS 71 controls when the offset to mark-to-market accounting is recognized in earnings.

The Company’s wholly owned gas retail operations also mitigate price risk associated with forecasted natural gas purchases by using derivatives. Such contracts are ordinarily designated and documented as cash flow hedges. These nonregulated gas retail operations may also from time-to-time execute weather derivatives to mitigate extreme weather affecting unregulated gas retail sales. At December 31, 2004 and 2003, the market values of these contracts and the book value of weather contracts were not significant.

Interest Rate Management

The Company is exposed to interest rate risk associated with its borrowing arrangements. Its risk management program seeks to reduce the potentially adverse effects that market volatility may have on interest expense. The Company has used interest rate swaps and treasury locks to hedge forecasted debt issuances and other interest rate swaps to manage interest rate exposure. Hedging instruments are recorded at market value. Changes in market value, when effective, are recorded in Accumulated other comprehensive income for cash flow hedges, as an adjustment to the outstanding debt balance for fair value hedges, or as regulatory asset/liability when regulation is involved. Amounts are recorded to interest expense as settled.

Interest rate swaps hedging the fair value of fixed-rate debt with a total notional amount of $55.5 million are outstanding. The fair value liability associated with those swaps was $0.5 million and $0.3 million, respectively, at December 31, 2004 and 2003. At December 31, 2004, approximately $5.5 million remains in Regulatory liabilities related to future interest payments. Of the existing regulatory liability, $0.6 million will be reclassified to earnings in 2005, $0.6 million was reclassified to earnings in 2004, and $0.3 million was reclassified to earnings during 2003.

Fair Value of Other Financial Instruments

The carrying values and estimated fair values of the Company’s other financial instruments follow:

	At December 31,
	2004		2003
	Carrying Amount	Est. Fair Value	Carrying Amount	Est. Fair Value
	(In millions)
Long-term debt	$1,070.2	$1,146.2	$1,106.5	$1,184.8
Short-term borrowings & notes payable	412.4	412.4	274.9	274.9

Certain methods and assumptions must be used to estimate the fair value of financial instruments. The fair value of the Company’s long-term debt was estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for instruments with similar characteristics. Because of the maturity dates and variable interest rates of short-term borrowings, its carrying amount approximates its fair value.

Under current regulatory treatment, call premiums on reacquisition of long-term debt are generally recovered in customer rates over the life of the refunding issue or over a 15-year period. Accordingly, any reacquisition would not be expected to have a material effect on the Company’s results of operations.

Periodically, the Company tests its cost method investments and notes receivable for impairment which may require their fair value to be estimated. Because of the customized nature of these investments and lack of a readily available market, it is not practicable to estimate the fair value of these financial instruments at specific dates without considerable effort and costs. At December 31, 2004, and 2003, fair value for these financial instruments was not estimated.

16.  Segment Reporting

The Company segregates its operations into three groups: 1) Utility Group, 2) Nonregulated Group, and 3) Corporate and Other.

The Utility Group is comprised of Vectren Utility Holdings, Inc.’s operations, which consist of the Company’s regulated operations and other operations that provide information technology and other support services to those regulated operations. The Company segregates its regulated operations into a Gas Utility

Services operating segment and an Electric Utility Services operating segment. The Gas Utility Services segment provides natural gas distribution and transportation services to nearly two-thirds of Indiana and to west central Ohio. The Electric Utility Services segment provides electric distribution services primarily to southwestern Indiana, and includes the Company’s power generating and marketing operations. The Company cross manages its regulated operations as separated between Energy Delivery, which includes the gas and electric transmission and distribution functions, and Power Supply, which includes the power generating and marketing operations. For these regulated operations the Company uses after tax operating income as a measure of profitability, consistent with regulatory reporting requirements. For the Utility Group’s other operations, net income is used as the measure of profitability. In total, there are three operating segments of the Utility Group as defined by SFAS 131 “Disclosure About Segments of an Enterprise and Related Information” (SFAS 131).

The Nonregulated Group is comprised of one operating segment as defined by SFAS 131 that includes various subsidiaries and affiliates offering and investing in energy marketing and services, coal mining, utility infrastructure services, and broadband communications, among other energy-related opportunities.

Corporate and Other includes unallocated corporate expenses such as branding and charitable contributions, among other activities, that benefit the Company’s other operating segments. Net income is the measure of profitability used by management for both the Nonregulated Group and Corporate and Other. Information related to the Company’s business segments is summarized below:

	Year Ended December 31,
	2004	2003	2002
	(In millions)
Revenues
Utility Group
Gas Utility Services	$1,126.2	$1,112.3	$908.0
Electric Utility Services	371.3	335.7	328.6
Other Operations	32.9	26.5	22.4
Eliminations	(32.4)	(25.7)	(22.1)

Total Utility Group	1,498.0	1,448.8	1,236.9

Nonregulated Group	272.1	219.2	352.3
Corporate & Other	0	1.0	1.0
Eliminations	(80.3)	(81.3)	(66.4)

Consolidated Revenues	$1,689.8	$1,587.7	$1,523.8

Profitability Measure
Utility Group: Regulated Operating Income (Operating Income Less Applicable Income Taxes)
Gas Utility Services	$70.9	$74.9	$80.7
Electric Utility Services	65.6	63.8	73.2

Total Regulated Operating Income	136.5	138.7	153.9

Regulated other income—net	2.1	5.1	5.1
Regulated interest expense & preferred dividends	(62.7)	(62.0)	(63.7)

Regulated Net Income	75.9	81.8	95.3

Other Operations Net Income	7.2	3.8	1.8

Utility Group Net Income	83.1	85.6	97.1

Nonregulated Group Net Income	26.4	27.6	19.0
Corporate & Other Net Loss	(1.6)	(2.0)	(2.1)

Consolidated Net Income	$107.9	$111.2	$114.0

	Year Ended December 31,
	2004	2003	2002
	(In millions)
Amounts Included in Profitability Measures Depreciation & Amortization
Utility Group
Gas Utility Services	$57.0	$61.1	$56.8
Electric Utility Services	53.3	42.6	40.0
Other Operations	17.5	14.2	13.9

Total Utility Group	127.8	117.9	110.7

Nonregulated Group	12.0	10.5	8.6
Corporate & Other	0.3	0.3	0.3

Consolidated Depreciation & Amortization	$140.1	$128.7	$119.6

Interest Expense
Utility Group
Regulated Operations	$62.7	$62.0	$63.7
Other Operations	4.7	4.1	5.4

Total Utility Group	67.4	66.1	69.1

Nonregulated Group	11.3	9.7	9.1
Corporate & Other	(1.0)	(0.2)	0.3

Consolidated Interest Expense	$77.7	$75.6	$78.5

Equity in Earnings of Unconsolidated Affiliates
Utility Group: Other Operations	$0.2	$(0.5)	$(1.8)
Nonregulated Group	20.4	12.7	10.9

Consolidated Equity in Earnings of Unconsolidated Affiliates	$20.6	$12.2	$9.1

Income Taxes
Utility Group
Gas Utility Services	$17.5	$19.5	$18.2
Electric Utility Services	30.8	29.8	27.5
Other Operations	4.8	2.3	1.1

Total Utility Group	53.1	51.6	46.8

Nonregulated Group	(13.6)	(13.2)	(6.9)
Corporate & Other	(0.5)	(0.7)	(1.0)

Consolidated Income Taxes	$39.0	$37.7	$38.9

Capital Expenditures
Utility Group
Gas Utility Services	$89.1	$95.0	$63.0
Electric Utility Services	150.6	124.1	88.8
Other Operations	27.9	15.9	65.5

Total Utility Group	267.6	235.0	217.3

Nonregulated Group	10.3	13.2	28.0
Corporate & Other	0.1	2.3	2.2
Transfers of Assets	(0.1)	(14.3)	(28.8)

Consolidated Capital Expenditures	$277.9	$236.2	$218.7

	Year Ended December 31,
	2004	2003	2002
	(In millions)
Investments in Equity Method Investees
Utility Group: Other Operations	$—	$—	$0.3
Nonregulated Group	18.2	16.6	12.2

Consolidated Investments in Equity Method Investees	$18.2	$16.6	$12.5

	At December 31,
	2004	2003
	(In millions)
Assets
Utility Group
Gas Utility Services	$1,892.8	$1,805.0
Electric Utility Services	1,090.1	974.6
Other Operations	175.0	162.4
Eliminations	(10.2)	(16.9)

Total Utility Group	3,147.7	2,925.1

Nonregulated Group	447.9	454.0
Corporate & Other	292.8	287.5
Eliminations	(301.5)	(313.2)

Consolidated Assets	$3,586.9	$3,353.4

17.  Additional Operational & Balance Sheet Information

Prepayments and other current assets in the Consolidated Balance Sheets consist of the following:

	At December 31,
	2004	2003
	(In millions)
Prepaid gas delivery service	$116.9	$97.7
Prepaid taxes	9.8	20.1
Other prepayments & current assets	14.6	13.3

Total prepayments & other current assets	$141.3	$131.1

Accrued liabilities in the Consolidated Balance Sheets consist of the following:

	At December 31,
	2004	2003
	(In millions)
Accrued taxes	$32.1	$33.2
Refunds to customers & customer deposits	31.0	24.5
Accrued interest	15.9	16.5
Refundable gas costs	6.3	—
Deferred income taxes	4.5	6.9
Accrued salaries & other	42.3	28.2

Total accrued liabilities	$132.1	$109.3

Other—net in the Consolidated Statements of Income consists of the following:

	Year Ended December 31,
	2004	2003	2002
	(In millions)
AFUDC & capitalized interest	$4.6	$5.9	$5.7
Interest income	3.0	3.2	4.7
Gains on sale of investments & assets	0.6	7.5	1.8
Leveraged lease investment income	1.5	1.9	1.1
Other income	1.0	3.2	2.7
Other expense	(9.3)	(8.7)	(4.5)

Total other—net	$1.4	$13.0	$11.5

18.  Quarterly Financial Data (Unaudited)

Information in any one quarterly period is not indicative of annual results due to the seasonal variations common to the Company’s utility operations. Summarized quarterly financial data for 2004 and 2003 follows:

	Q1	Q2	Q3	Q4
	(In millions, except per share amounts)
2004
Operating revenues	$645.3	$276.7	$254.4	$513.4
Operating income	88.6	20.4	23.8	69.9
Net income	54.8	3.3	9.7	40.1
Earnings per share:
Basic	$0.73	$0.04	$0.13	$0.53
Diluted	0.72	0.04	0.13	0.53

2003
Operating revenues	$626.7	$268.4	$240.3	$452.3
Operating income	94.7	17.5	18.2	69.0
Net income	55.7	4.1	7.3	44.1
Earnings per share:
Basic	$0.82	$0.06	$0.10	$0.59
Diluted	0.82	0.06	0.10	0.58

SELECTED FINANCIAL DATA

The following selected financial data is derived from the Company’s audited consolidated financial statements and should be read in conjunction with those financial statements and notes thereto contained in this Form 10-K.

	Year Ended December 31,
	2004	2003	2002	2001(1)	2000(2,3)
	(In millions, except per share data)
Operating Data:
Operating revenues	$1,689.8	$1,587.7	$1,523.8	$2,009.1	$1,607.6
Operating income	$202.7	$199.4	$211.3	$127.9	$131.7
Income before extraordinary loss & cumulative effect of change in accounting principle	$107.9	$111.2	$114.0	$59.3	$72.0
Net income	$107.9	$111.2	$114.0	$52.7	$72.0
Average common shares outstanding	75.6	70.6	67.6	66.7	61.3
Fully diluted common shares outstanding	75.9	70.8	67.9	66.9	61.4
Basic earnings per share before extraordinary loss & cumulative effect of change in accounting principle	$1.43	$1.58	$1.69	$0.89	$1.18
Basic earnings per share on common stock	$1.43	$1.58	$1.69	$0.79	$1.18
Diluted earnings per share before extraordinary loss & cumulative effect of change in accounting principle	$1.42	$1.57	$1.68	$0.89	$1.17
Diluted earnings per share on common stock	$1.42	$1.57	$1.68	$0.79	$1.17
Dividends per share on common stock	$1.15	$1.11	$1.07	$1.03	$0.98

Balance Sheet Data:
Total assets	$3,586.9	$3,353.4	$3,136.5	$2,878.7	$2,943.7
Long-term debt, net	$1,016.6	$1,072.8	$954.2	$1,014.0	$632.0
Redeemable preferred stock	$0.1	$0.2	$0.3	$0.5	$8.1
Common shareholders’ equity	$1,094.8	$1,071.7	$869.9	$839.3	$733.4

(1)	Merger and integration related costs incurred for the year ended December 31, 2001, totaled $2.8 million. These costs relate primarily to transaction costs, severance and other merger and acquisition integration activities. As a result of merger integration activities, management retired certain information systems in 2001. Accordingly, the useful lives of these assets were shortened to reflect this decision, resulting in additional depreciation expense of approximately $9.6 million for the year ended December 31, 2001. In total, merger and integration related costs incurred for the year ended December 31, 2001, were $12.4 million ($8.0 million after tax).

The Company incurred restructuring charges of $19.0 million, ($11.8 million after tax) relating to employee severance, related benefits and other employee related costs, lease termination fees related to duplicate facilities, and consulting and other fees.

(2)	Merger and integration related costs incurred for the year ended December 31, 2000, totaled $41.1 million. These costs relate primarily to transaction costs, severance and other merger and acquisition integration activities. As a result of merger integration activities, management identified certain information systems to be retired in 2001. Accordingly, the useful lives of these assets were shortened to reflect this decision, resulting in additional depreciation expense of approximately $11.4 million for the year ended December 31, 2000. In total, merger and integration related costs incurred for the year ended December 31, 2000, were $52.5 million ($36.8 million after tax).

(3)	Reflects two months of results of the Ohio operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto.

Executive Summary of Consolidated Results of Operations

	Year Ended December 31,
	2004	2003	2002
	(In millions, except per share data)
Net income	$107.9	$111.2	$114.0
Attributed to:
Utility Group	$83.1	$85.6	$97.1
Nonregulated Group	26.4	27.6	19.0
Corporate & other	(1.6)	(2.0)	(2.1)

Basic earnings per share	$1.43	$1.58	$1.69
Attributed to:
Utility Group	$1.10	$1.21	$1.44
Nonregulated Group	0.35	0.39	0.28
Corporate & other	(0.02)	(0.02)	(0.03)

Results

For the year ended December 31, 2004, reported earnings were $107.9 million, or $1.43 per share compared to $111.2 million, or $1.58 per share, in 2003 and $114.0 million, or $1.69 in 2002. The Company experienced significant earnings growth from its Energy Marketing and Services, Coal Mining, and Utility Infrastructure Services nonregulated businesses during 2004 and 2003. Earnings from utility operations were slightly lower in 2004 due largely to mild weather in 2004, offset somewhat by customer growth and the effects of gas base rate increases at two of the three utilities. Mild weather also impacted 2003 results compared to 2002, along with the write off of an investment.

While earnings have slightly decreased, earnings per share was further affected by an equity offering of 7.4 million shares in August of 2003. The additional shares diluted earnings per share in 2004 as compared to 2003 by $0.10 and in 2003 as compared to 2002 by $0.07. The equity offering netted proceeds of approximately $163 million.

The Utility Group generates revenue primarily from the delivery of natural gas and electric service to its customers. The primary source of cash flow for the Utility Group results from the collection of customer bills and the payment for goods and services procured for the delivery of gas and electric services. The results of the Utility Group are impacted by weather patterns in its service territory and general economic conditions both in its Indiana and Ohio service territories as well as nationally.

The Nonregulated Group generates revenue or earnings from the provision of services to customers. The activities of the Nonregulated Group are closely linked to the utility industry, and the results of those operations are generally impacted by factors similar to those impacting the overall utility industry.

The Company has in place a disclosure committee that consists of senior management as well as financial management. The committee is actively involved in the preparation and review of the Company’s SEC filings.

Dividends

Dividends declared for the year ended December 31, 2004, were $1.15 per share compared to $1.11 per share in 2003 and $1.07 per share in 2002. In October 2004, the Company’s board of directors increased its quarterly dividend to $0.295 per share from $0.285 per share.

Detailed Discussion of Results of Operations

Following is a more detailed discussion of the results of operations of the Company’s Utility Group and Nonregulated Group. The detailed results of operations for the Utility Group and Nonregulated Group are presented and analyzed before the reclassification and elimination of certain intersegment transactions necessary to consolidate those results into the Company’s Consolidated Statements of Income. Corporate and Other operations are not significant.

Results of Operations of the Utility Group

The Utility Group is comprised of Vectren Utility Holdings, Inc.’s operations, which consist of the Company’s regulated operations and other operations that provide information technology and other support services to those regulated operations. The Company segregates its regulated operations into a Gas Utility Services operating segment and an Electric Utility Services operating segment. The Gas Utility Services segment provides natural gas distribution and transportation services to nearly two-thirds of Indiana and to west central Ohio. The Electric Utility Services segment provides electric distribution services primarily to southwestern Indiana, and includes the Company’s power generating and marketing operations. In total, these regulated operations supply natural gas and/or electricity to nearly one million customers. The results of operations of the Utility Group before certain intersegment eliminations and reclassifications for the years ended December 31, 2004, 2003, and 2002, follow:

	2004	2003	2002
	(In millions, except per share data)
OPERATING REVENUES
Gas utility	$1,126.2	$1,112.3	$908.0
Electric utility	371.3	335.7	328.6
Other	0.5	0.8	0.3

Total operating revenues	1,498.0	1,448.8	1,236.9

OPERATING EXPENSES
Cost of gas sold	778.5	762.5	570.8
Fuel for electric generation	96.1	86.5	81.6
Purchased electric energy	20.7	16.2	16.8
Other operating	218.5	210.1	198.6
Depreciation & amortization	127.8	117.9	110.7
Taxes other than income taxes	58.2	56.6	50.7

Total operating expenses	1,299.8	1,249.8	1,029.2

OPERATING INCOME	198.2	199.0	207.7
OTHER INCOME (EXPENSE)
Other—net	5.2	4.8	7.1
Equity in earnings (losses) of unconsolidated affiliates	0.2	(0.5)	(1.8)

Total other income	5.4	4.3	5.3

Interest expense	67.4	66.1	69.1

INCOME BEFORE INCOME TAXES	136.2	137.2	143.9

Income taxes	53.1	51.6	46.8

NET INCOME	$83.1	$85.6	$97.1

BASIC EARNINGS PER SHARE	$1.10	$1.21	$1.44

In 2004, Utility Group earnings were $83.1 million as compared to $85.6 million in 2003. The 2004 earnings decline is due to the impact of unfavorable weather, estimated at $5 million after tax, or $0.07 per share.

Margin growth, offsetting the weather impact, results from the recovery of NOx related environmental expenditures, gas base rate increases implemented in 2004, and customer growth. The primary expense changes were higher depreciation and lower bad debt expense in 2003. Bad debt expense in 2003 associated with the Ohio service territory was reversed and deferred for later recovery under an uncollectible accounts expense rider.

The $11.5 million decrease in earnings occurring in 2003 compared to 2002 was primarily due to increased operating expenses and the write-off of an investment, partially offset by increased wholesale power margins and retail electric rate recovery related to NOx compliance expenditures. An increase in the Indiana state income tax rate to 8.5% from 4.5% also contributed to the decrease.

During 2004 and 2003, the Company initiated base rate cases in its three gas service territories. Orders in its two Indiana service territories were received in the second half of 2004. An order in the Ohio territory is expected late in the first quarter of 2005. On an annual basis, the Indiana orders will increase margins an estimated $30 million, and during 2004 provided additional margin of $4.7 million. The Company has sought and received regulatory recovery mechanisms (trackers) affecting electric margin that provide a return on utility plant constructed for environmental compliance and that allow for recovery of related operating expenses. After tax earnings associated with the NOx compliance trackers totaled $9.0 million in 2004, $4.7 million in 2003 and $1.1 million in 2002. The Company has also utilized regulatory trackers affecting gas margin that recover, on a dollar-for-dollar basis, pipeline integrity management costs in its Indiana territories and uncollectible accounts expense, operating expenses related to choice implementation costs, and other costs in its Ohio service territory.

Throughout this discussion, the terms Gas Utility margin and Electric Utility margin are used. Gas Utility margin and Electric Utility margin could be considered non-GAAP measures of income. Gas Utility margin is calculated as Gas utility revenues less the Cost of gas. Electric Utility margin is calculated as Electric utility revenues less

Fuel for electric generation and Purchased electric energy. These measures exclude Other operating expenses, Depreciation and amortization, and Taxes other than income taxes, which are included in the calculation of operating income. The Company believes Gas Utility and Electric Utility margins are better indicators of relative contribution than revenues since gas prices and fuel costs can be volatile and are generally collected on a dollar-for-dollar basis from customers. Margins should not be considered an alternative to, or a more meaningful indicator of, operating performance than operating income or net income as determined in accordance with accounting principles generally accepted in the United States.

Significant Fluctuations

Utility Group Margin

Margin generated from the sale of natural gas and electricity to residential and commercial customers is seasonal and impacted by weather patterns in the Company’s service territories. Margin generated from sales to large customers (generally industrial, other contract, and firm wholesale customers) is primarily impacted by overall economic conditions. Margin is also impacted by the collection of state mandated taxes, which fluctuate with gas costs, and is also impacted by some level of price sensitivity in volumes sold. Electric generating asset optimization activities are primarily affected by market conditions, the level of excess generating capacity, and electric transmission availability. Following is a discussion and analysis of margin generated from regulated utility operations.

Gas Utility Margin (Gas Utility Revenues less Cost of Gas Sold)

Gas Utility margin and throughput by customer type follows:

	Year Ended December 31,
	2004	2003	2002
	(In millions)
Residential & Commercial	$288.3	$292.3	$282.6
Contract	53.5	51.5	50.5
Other	5.9	6.0	4.1

Total gas utility margin	$347.7	$349.8	$337.2

Sold & transported volumes in MMDth:
To residential & commercial customers	110.7	117.9	111.9
To contract customers	89.7	91.4	95.8

Total throughput	200.4	209.3	207.7

Gas utility margins were $347.7 million for the year ended December 31, 2004. This represents a decrease in gas utility margin of $2.1 million compared to 2003. Heating weather for the year ended December 31, 2004, was 8% warmer than normal and 8% warmer than the prior year. The estimated unfavorable impact on gas utility margin caused by weather was approximately $9.8 million compared to 2003. Indiana base rate increases added $4.7 million compared to the prior year. Also offsetting the effects of weather were increased late and reconnect fees, expense recovery pursuant to Ohio regulatory trackers, and higher revenue taxes collected from rate payers. Gas sold and transported volumes were 4% less in 2004, compared to the prior year. The decreased throughput was primarily attributable to weather. The average cost per dekatherm of gas purchased was $6.92 in 2004; $6.36 in 2003, and $4.57 in 2002.

Gas Utility margin for the year ended December 31, 2003, of $349.8 million increased $12.6 million, or 4%, compared to 2002. It is estimated that weather near normal for the year and 6% cooler than the prior year, contributed $8 million in increased residential and commercial margin and was the primary contributor to increased throughput compared to 2002. The remaining increase is primarily attributable to $4.5 million in higher revenue taxes on higher gas costs and volumes sold and $1.8 million in recovery of Ohio customer choice implementation costs.

Electric Utility Margin (Electric Utility Revenues less Fuel for Electric Generation and Purchased Electric Energy)

Electric Utility margin by revenue type follows:

	Year Ended December 31,
	2004	2003	2002
	(In millions)
Residential & commercial	$159.7	$141.1	$145.7
Industrial	62.4	53.5	54.9
Municipalities & other	17.4	20.1	16.9

Total retail & firm wholesale	239.5	214.7	217.5
Asset optimization	15.0	18.3	12.7

Total electric utility margin	$254.5	$233.0	$230.2

Retail & Firm Wholesale Margin

Native load and firm wholesale margin was $239.5 million for the year ended December 31, 2004. This represents a $24.8 million increase over 2003. Additional NOx recoveries increased margin $14.6 million in

2004. Cooling weather for the year was 12% warmer than last year, increasing margin an estimated $2.0 million. The remaining increase in margin was attributable to increased small customer usage and increased sales to industrial customers. Due to the above factors, volumes sold increased 5% to 6.19 GWh for 2004, compared to 5.90 GWh in 2003. Volumes sold in 2002 were 6.19 GWh.

For the year ended December 31, 2003, margin from serving native load and firm wholesale customers was $214.7 million, a decrease of $2.8 million when compared to 2002. It is estimated that summer weather, 19% cooler than normal and 34% cooler than 2002, caused an $8 million decrease in residential and commercial margin. The effect of weather was partially offset by a $7.4 million increase in retail electric rates related to recovery of and return on NOx compliance expenditures and related operating expenses. A slowly recovering economy continued to negatively impact industrial sales which decreased $1.4 million compared to 2002. As a result of primarily mild weather and slow economic conditions, retail and firm wholesale volumes sold decreased 5%.

Margin from Asset Optimization Activities

Periodically, generation capacity is in excess of that needed to serve native load and firm wholesale customers. The Company markets this unutilized capacity to optimize the return on its owned generation assets. Substantially all of the margin from these activities is generated from contracts that are integrated with portfolio requirements around power supply and delivery and are short-term purchase and sale transactions that expose the Company to limited market risk.

Following is a reconciliation of asset optimization activity:

	Year Ended December 31,
	2004	2003	2002
	(In millions)
Beginning of Year Net Asset Optimization Position	$(0.4)	$(0.7)	$3.3
Statement of Income Activity
Mark-to-market gains (losses) recognized	(1.4)	0.7	(3.6)
Realized gains recognized	16.4	17.6	16.3

Net activity in electric utility margin	15.0	18.3	12.7

Net cash received & other adjustments	(15.2)	(18.0)	(16.7)

End of Year Net Asset Optimization Position	$(0.6)	$(0.4)	$(0.7)

Net wholesale margins decreased $3.3 million compared to 2003 due to reduced available capacity. The availability of excess capacity was impacted by scheduled outages of owned generation, related to the installation of environmental compliance equipment and an increase in demand by native load customers due to both weather and increased usage. The $5.6 million increase in 2003 compared to 2002 was primarily due to price volatility and additional capacity due to weather.

Utility Group Operating Expenses

Other Operating

Other operating expenses increased $8.4 million for the year ended December 31, 2004 as compared to 2003. Expense in 2003 reflects the deferral of $4.0 million relating to the Ohio order allowing the Company to defer for future recovery its actual bad debt expense in excess of the amount provided in base rates (See Rate and Regulatory Matters below). Other factors contributing to the increase were an increase in NOx-related expenses of $2.6 million recovered in rates and planned turbine maintenance of $1.9 million.

Other operating expense increased $11.5 million in 2003 compared to 2002. The increase was principally caused by increased distribution, plant, and transmission operating expenses; power plant and other maintenance; customer service initiatives; higher insurance premiums; and prior year insurance recoveries. In addition, operating expenses reflect $1.8 million in amortization of Ohio choice implementation costs, which are recovered through increased gas utility margin. The increase in operating expenses was partially offset by the impact of an Ohio regulatory order, which resulted in the reversal and deferral of 2003 uncollectible accounts expense of $4.0 million for future recovery.

Depreciation & Amortization

For the year ended December 31, 2004, depreciation expense increased $9.9 million compared to 2003. NOx-related depreciation contributed $4.8 million of the increase with the remaining increase due primarily to normal additions to utility plant. The increase of $7.2 million in 2003 compared to 2002 is also due to normal additions to utility plant. In addition to the NOx scrubbers placed into service in 2004, other significant expenditures included upgrades of electric facilities subjected to storm damage, construction of a new substation, and a new transmission main. Upgrades implemented in 2002 and 2003 now included in annual depreciation expense include a gas-fired peaker unit, expenditures for implementing a choice program for Ohio gas customers, customer system upgrades, and other upgrades to existing transmission and distribution facilities.

Taxes Other Than Income Taxes

Taxes other than income taxes increased $1.6 million in 2004 compared to 2003 and $5.9 million in 2003 compared to 2002. Almost all of the 2004 increase and $4.5 million of the 2003 increase corresponds with increased collections of utility receipts and excise taxes due to higher revenues. The remaining 2003 increase results principally from higher property taxes.

Utility Group Other Income (Expense)

Total other income (expense)-net increased $1.1 million during 2004 compared to 2003 and decreased $1.0 million during 2003 compared to 2002. Lower amounts of AFUDC were recorded in 2004 as NOx expenditures were placed in service. Fiscal year 2003 includes operating losses and the write-off of investments in an entity that processes fly ash, totaling $4.2 million. In 2002, the Company recognized losses associated with those investments totaling $1.5 million.

Utility Group Interest Expense

In the second half of 2003, the Company completed permanent financing transactions in which approximately $366 million in equity, debt, and hedging net proceeds were received and used to retire higher coupon long-term debt and other short term borrowings. The changes in interest expense in 2004 and 2003 reflect the full impact of that transaction.

Utility Group Income Taxes

For the year ended December 31, 2004, income taxes were relatively consistent with 2003 with decreased earnings offset by a slightly higher effective rate. An increase in the Indiana state income tax rate from 4.5% to 8.5% was the primary reason for increased tax expense in 2003 compared to 2002.

Environmental Matters

The Company is subject to federal, state, and local regulations with respect to environmental matters, principally air, solid waste, and water quality. Pursuant to environmental regulations, the Company is required to obtain operating permits for the electric generating plants that it owns or operates and construction permits for any new plants it might propose to build. Regulations concerning air quality establish standards with respect to both ambient air quality and emissions from electric generating facilities, including particulate matter, sulfur dioxide (SO2), and nitrogen oxide (NOx). Regulations concerning water quality establish standards relating to intake and discharge of water from electric generating facilities, including water used for cooling purposes in electric generating facilities. Because of the scope and complexity of these regulations, the Company is unable to predict the ultimate effect of such regulations on its future operations, nor is it possible to predict what other regulations may be adopted in the future. The Company intends to comply with all applicable governmental regulations, but will contest any regulation it deems to be unreasonable or impossible with which to comply.

Clean Air Act

NOx SIP Call Matter

The Company has taken steps to comply with Indiana’s State Implementation Plan (SIP) of the Clean Air Act (the Act). These steps include installing Selective Catalytic Reduction (SCR) systems at Culley Generating Station Unit 3 (Culley), Warrick Generating Station Unit 4, and A.B. Brown Generating Station Units 1 and 2. SCR systems reduce flue gas NOx emissions to atmospheric nitrogen and water using ammonia in a chemical reaction. This technology is known to currently be the most effective method of reducing nitrogen oxide (NOx) emissions where high removal efficiencies are required.

The IURC has issued orders that approve:

•	the Company’s project to achieve environmental compliance by investing in clean coal technology;

•	a total capital cost investment for this project up to $244 million (excluding AFUDC), subject to periodic review of the actual costs incurred;

•	a mechanism whereby, prior to an electric base rate case, the Company may recover through a rider that is updated every six months, an 8% return on its weighted capital costs for the project; and

•	ongoing recovery of operating costs, including depreciation and purchased emission allowances, related to the clean coal technology once the facility is placed into service.

Based on the level of system-wide emissions reductions required and the control technology utilized to achieve the reductions, the current estimated construction cost is consistent with amounts approved in the IURC’s orders. Through December 31, 2004, $238 million has been expended, and three of the four SCR’s are operational. Once all equipment is installed and operational, related annual operating expenses, including depreciation expense, are estimated to be between $24 million and $27 million. The Company is recovering the operational costs associated with the SCR’s and related technology. The 8% return on capital investment approximates the return authorized in the Company’s last electric rate case in 1995 and includes a return on equity.

The Company has achieved timely compliance through the reduction of the Company’s overall NOx emissions to levels compliant with Indiana’s NOx emissions budget allotted by the USEPA. Therefore, the Company has recorded no accrual for potential penalties that may result from noncompliance.

Culley Generating Station Litigation

During 2003, the U.S. District Court for the Southern District of Indiana entered a consent decree among SIGECO, the Department of Justice (DOJ), and the USEPA that resolved a lawsuit originally brought by the USEPA against SIGECO. The lawsuit alleged violations of the Clean Air Act by SIGECO at its Culley Generating Station for (1) making modifications to generating station without obtaining required permits, (2) making major modifications to the generating station without installing the best available emission control technology, and (3) failing to notify the USEPA of the modifications.

Under the terms of the agreement, the DOJ and USEPA agreed to drop all challenges of past maintenance and repair activities at the Culley Generating Station. In reaching the agreement, SIGECO did not admit to any allegations in the government’s complaint, and SIGECO continues to believe that it acted in accordance with applicable regulations and conducted only routine maintenance on the units. SIGECO entered into this agreement to further its continued commitment to improve air quality and avoid the cost and uncertainties of litigation.

Under the agreement, SIGECO committed to

•	either repower Culley Unit 1 (50 MW) with natural gas and equip it with SCR control technology for further reduction of nitrogen oxide, or cease operation of the unit by December 31, 2006;

•	operate the existing SCR control technology recently installed on Culley Unit 3 (287 MW) year round at a lower emission rate than that currently required under the NOx SIP Call, resulting in further nitrogen oxide reductions;

•	enhance the efficiency of the existing scrubber at Culley Units 2 and 3 for additional removal of sulphur dioxide emissions;

•	install a baghouse for further particulate matter reductions at Culley Unit 3 by June 30, 2007;

•	conduct a Sulphuric Acid Reduction Demonstration Project as an environmental mitigation project designed to demonstrate an advance in pollution control technology for the reduction of sulfate emissions; and

•	pay a $600,000 civil penalty.

The Company notified the USEPA of its intention to shut down Culley Unit 1 effective December 31, 2006. The Company does not believe that implementation of the settlement will have a material effect to its results from operations or financial condition. The $600,000 civil penalty was expensed and paid during 2003 and is reflected in Other-net.

Information Request

On January 23, 2001, SIGECO received an information request from the USEPA under Section 114 of the Clean Air Act for historical operational information on the Warrick and A.B. Brown generating stations. SIGECO has provided all information requested with the most recent correspondence provided on March 26, 2001.

Manufactured Gas Plants

In the past, Indiana Gas, SIGECO, and others operated facilities for the manufacture of gas. Given the availability of natural gas transported by pipelines, these facilities have not been operated for many years. Under currently applicable environmental laws and regulations, Indiana Gas, SIGECO, and others may now be required to take remedial action if certain byproducts are found above the regulatory thresholds at these sites.

Indiana Gas has identified the existence, location, and certain general characteristics of 26 gas manufacturing and storage sites for which it may have some remedial responsibility. Indiana Gas has completed a remedial investigation/feasibility study (RI/FS) at one of the sites under an agreed order between Indiana Gas and the IDEM, and a Record of Decision was issued by the IDEM in January 2000. Although Indiana Gas has not begun an RI/FS at additional sites, Indiana Gas has submitted several of the sites to the IDEM’s Voluntary Remediation Program (VRP) and is currently conducting some level of remedial activities, including groundwater monitoring at certain sites, where deemed appropriate, and will continue remedial activities at the sites as appropriate and necessary. In conjunction with data compiled by environmental consultants, Indiana Gas has accrued the estimated costs for further investigation, remediation, groundwater monitoring, and related costs for the sites. While the total costs that may be incurred in connection with addressing these sites cannot be determined at this time, Indiana Gas has recorded costs that it reasonably expects to incur totaling approximately $20.4 million.

The estimated accrued costs are limited to Indiana Gas’ proportionate share of the remediation efforts. Indiana Gas has arrangements in place for 19 of the 26 sites with other potentially responsible parties (PRP), which serve to limit Indiana Gas’ share of response costs at these 19 sites to between 20% and 50%.

With respect to insurance coverage, Indiana Gas has received and recorded settlements from all known insurance carriers in an aggregate amount approximating $20.4 million.

Environmental matters related to manufactured gas plants have had no material impact on earnings since costs recorded to date approximate PRP and insurance settlement recoveries. While Indiana Gas has recorded all costs which it presently expects to incur in connection with activities at these sites, it is possible that future events may require some level of additional remedial activities which are not presently foreseen.

In October 2002, the Company received a formal information request letter from the IDEM regarding five manufactured gas plants owned and/or operated by SIGECO and not currently enrolled in the IDEM’s VRP. In response, SIGECO submitted to the IDEM the results of preliminary site investigations conducted in the mid-1990’s. These site investigations confirmed that based upon the conditions known at the time, the sites posed no risk to human health or the environment. Follow up reviews have been initiated by the Company to confirm that the sites continue to pose no such risk.

On October 6, 2003, SIGECO filed applications to enter four of the manufactured gas plant sites in IDEM’s VRP. The remaining site is currently being addressed in the VRP by another Indiana utility. SIGECO added those four sites into the renewal of the global Voluntary Remediation Agreement that Indiana Gas has in place with IDEM for its manufactured gas plant sites. That renewal was approved by the IDEM on February 24, 2004. On July 13, 2004, SIGECO filed a declaratory judgment action against its insurance carriers seeking a judgment finding its carriers liable under the policies for coverage of further investigation and any necessary remediation costs that SIGECO may accrue under the VRP program. The total investigative costs, and if necessary, costs of remediation at the four SIGECO sites, as well as the amount of any PRP or insurance recoveries, cannot be determined at this time.

Jacobsville Superfund Site

On July 22, 2004, the USEPA listed the Jacobsville Neighborhood Soil Contamination site in Evansville, Indiana, on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA). The USEPA has identified four sources of historic lead contamination. These four sources shut down manufacturing operations years ago. When drawing up the boundaries for the listing, the USEPA included a 250 acre block of properties surrounding the Jacobsville neighborhood, including Vectren’s Wagner Operations Center. Vectren’s property has not been named as a source of the lead contamination, nor does the USEPA’s soil testing to date indicate that the Vectren property contains lead contaminated soils. Vectren’s own soil testing, completed during the construction of the Operations Center, did not indicate that the Vectren property contains lead contaminated soils. At this time, Vectren anticipates only additional soil testing, if required by the USEPA.

Rate and Regulatory Matters

Gas and electric operations with regard to retail rates and charges, terms of service, accounting matters, issuance of securities, and certain other operational matters specific to its Indiana customers are regulated by the IURC. The retail gas operations of the Ohio operations are subject to regulation by the PUCO.

All metered gas rates in Indiana contain a gas cost adjustment (GCA) clause, and all metered gas rates in Ohio contain a gas cost recovery (GCR) clause. GCA and GCR clauses allow the Company to charge for changes in the cost of purchased gas. Metered electric rates contain a fuel adjustment clause (FAC) that allows for adjustment in charges for electric energy to reflect changes in the cost of fuel. The net energy cost of purchased power, subject to an agreed upon benchmark, is also recovered through regulatory proceedings. Rate structures in the Company’s territories do not include weather normalization-type clauses that authorize the utility to recover gross margin on sales established in its last general rate case, regardless of actual weather patterns.

GCA, GCR, and FAC procedures involve periodic filings and IURC and PUCO hearings to establish the amount of price adjustments for a designated future period. The procedures also provide for inclusion in later periods of any variances between the estimated cost of gas, cost of fuel, and net energy cost of purchased power and actual costs incurred. The Company records any under-or-over-recovery resulting from gas and fuel adjustment clauses each month in margin. A corresponding asset or liability is recorded until the under-or-over-recovery is billed or refunded to utility customers.

The IURC has also applied the statute authorizing GCA and FAC procedures to reduce rates when necessary to limit net operating income to a level authorized in its last general rate order through the application of an earnings test. For the recent past, the earnings test has not affected the Company’s ability to recover costs, and the Company does not anticipate the earnings test will restrict recovery in the near future.

SIGECO and Indiana Gas Base Rate Settlements

On June 30, 2004, the IURC approved a $5.7 million base rate increase for SIGECO’s gas distribution business, and on November 30, 2004, approved a $24 million base rate increase for Indiana Gas’ gas distribution business. The new rate designs include a larger service charge, which is intended to address to some extent earnings volatility related to weather. The base rate change in SIGECO’s service territory was implemented on July 1, 2004, resulting in additional 2004 revenues of $2.5 million. The base rate change in Indiana Gas’ service territory was implemented on December 1, 2004, resulting in additional 2004 revenues of $2.2 million.

The orders also permit SIGECO and Indiana Gas to recover the on-going costs to comply with the federal Pipeline Safety Improvement Act of 2002. The Pipeline Safety Improvement Tracker provides for the recovery of incremental non-capital dollars, capped at $750,000 the first year and $500,000 thereafter for SIGECO and $2.5 million per year for Indiana Gas. Any costs incurred in excess of these annual caps are to be deferred for future recovery.

VEDO Pending Base Rate Increase Settlement

On February 4, 2005, the Company filed with the PUCO a settlement agreement that had been entered into with several parties, including the PUCO staff, in its base rate case. The Ohio Office of the Consumer Counselor (OCC) is opposing the settlement. Earlier in 2004 VEDO had filed with the PUCO a request to adjust its base rates and charges for its gas distribution business serving more than 315,000 customers located in west central Ohio. The settlement provides for a $15.7 million increase in VEDO’s base distribution rates to cover the ongoing costs of operating, maintaining, and expanding the approximately 5,200-mile distribution system. The settlement increase includes $1.1 million of funding for weatherization and conservation programs for low income customers. Evidentiary hearings were completed in the case on February 9, 2005. Review and approval by the PUCO is necessary before the settlement is effective. The proposed new rate design includes a larger service charge, which will address, to some extent, earnings volatility related to weather. The settlement also permits VEDO the annual recovery of on-going costs associated with the Pipeline Safety Improvement Act of 2002. Based upon the PUCO’s actions in other proceedings, the Company would expect an order near the end of the first quarter of 2005.

Ohio Uncollectible Accounts Expense Tracker

On December 17, 2003, the PUCO approved a request by VEDO and several other regulated Ohio gas utilities to establish a mechanism to recover uncollectible account expense outside of base rates. The tariff mechanism establishes an automatic adjustment procedure to track and recover these costs instead of providing the recovery of the historic amount in base rates. Through this order, VEDO received authority to defer its 2003 uncollectible accounts expense to the extent it differs from the level included in base rates. The Company estimated the difference to approximate $4 million in excess of that included in base rates, and reversed and deferred that amount for future recovery. In 2004, the Company recorded revenues of $3.3 million which is equal to the level of uncollectible accounts expense recognized for Ohio residential customers.

Gas Cost Recovery (GCR) Audit Proceedings

There is an Ohio requirement that Ohio gas utilities undergo a biannual audit of their gas acquisition practices in connection with the gas cost recovery (GCR) mechanism. In the case of VEDO, a two-year audit period ended in November 2002. That audit period provided the PUCO staff its initial review of the portfolio administration arrangement between VEDO and ProLiance. The external auditor retained by the PUCO staff submitted an audit report in the fall of 2003 wherein it recommended a disallowance of approximately $7 million of previously recovered gas costs. The Company believes a large portion of the third party auditor recommendations is without merit. A hearing has been held, and the PUCO staff has recommended a $6.1 million disallowance. The Ohio Consumer Counselor has recommended an $11.5 million disallowance. For this PUCO audit period, any disallowance relating to the Company’s ProLiance arrangement will be shared by the Company’s joint venture partner. Based on a review of the matters, the Company has recorded $1.1 million for its estimated share of a potential disallowance. A PUCO decision on this matter is yet to be issued. The Company is also unable to determine the effects that a PUCO decision for the audit period ended in November 2002 may have on results in audit periods beginning after November 2002.

Other Operating Matters

MISO

The FERC approved the Midwest Independent System Operator (MISO) as the nation’s first regional transmission organization. Regional transmission organizations place public utility transmission facilities in a region under common control. The MISO is committed to reliability, the nondiscriminatory operation of the bulk power transmission system, and to working with all stakeholders to create cost-effective and innovative solutions. The Carmel, Indiana, based MISO began operations in December 2001 and serves the electrical transmission needs of much of the Midwest. In December 2001, the IURC approved the Company’s request for authority to transfer operational control over its electric transmission facilities to the MISO. That transfer occurred on February 1, 2002. Pursuant to an order from the IURC, certain MISO costs have been deferred for future recovery.

During 2004, SIGECO together with three other Indiana electric utilities filed a proceeding with the IURC seeking to recover the anticipated costs associated with MISO’s implementation of the “Day 2 energy market” on April 1, 2005. A hearing considering this request occurred in February, 2005.

As a result of MISO’s operational control over much of the Midwestern electric transmission grid, including SIGECO’s transmission facilities, SIGECO’s continued ability to import power, when necessary, and export power to the wholesale market has been, and may continue to be, impacted. Given the nature of MISO’s policies regarding use of transmission facilities, as well as ongoing FERC initiatives and uncertainties around the “Day 2 energy market” operations, it is difficult to predict near term operational impacts. However, as stated above, it is believed that MISO’s regional operation of the transmission system will ultimately lead to reliability improvements.

The potential need to expend capital for improvements to the transmission system, both to SIGECO’s facilities as well as to those facilities of adjacent utilities, over the next several years will become more predictable as MISO completes studies related to regional transmission planning and improvements. Such expenditures may be significant.

United States Securities and Exchange Commission Inquiry into PUCHA Exemption

In July 2004, the Company received a letter from the SEC regarding its exempt status under the Public Utility Holding Company Act of 1935 (PUHCA). The letter asserts that Vectren’s out of state electric power sales exceed the amount previously determined by the SEC to be acceptable in order to qualify for the exemption. There is pending a request by Vectren for an order of exemption under Section 3(a)(1) of PUHCA. Vectren also claims the benefit of the exemption pursuant to Rule 2 under Section 3(a)(1) of PUHCA by filing an annual statement on SEC Form U-3A-2. The Company has responded to the SEC inquiry and filed an amended Form U-3A-2 for the year ended December 31, 2003. The amendment changed the method of aggregating wholesale power sales and purchases outside of Indiana from that previously reported. The new method is to aggregate by delivery point. The amendment also submitted clarifications as to activity outside of Indiana related to gas utility operations.

Results of Operations of the Nonregulated Group

The Nonregulated Group is comprised of four primary business areas: Energy Marketing and Services, Coal Mining, Utility Infrastructure Services, and Broadband. Energy Marketing and Services markets and supplies natural gas and provides energy management services, including energy performance contracting services. Coal Mining mines and sells coal and generates IRS Code Section 29 investment tax credits relating to the production of coal-based synthetic fuels. Utility Infrastructure Services provides underground construction and repair, facilities locating, and meter reading services. Broadband has investments in broadband communication services such as analog and digital cable television, high-speed internet and data services, and advanced local and long distance phone services. In addition, the Nonregulated Group has other businesses that invest in energy-related opportunities, real estate, and leveraged leases, among other activities. The Nonregulated Group supports the Company’s regulated utilities pursuant to service contracts by providing natural gas supply services, coal, utility infrastructure services, and other services. Corporate expenses are allocated to each business area. The results of operations of the Nonregulated Group for the years ended December 31, 2004, 2003, and 2002, follow:

	Year Ended December 31,
	2004	2003	2002
	(In millions, except per share amounts)
NET INCOME	$26.4	$27.6	$19.0

BASIC EARNINGS PER SHARE	$0.35	$0.39	$0.28

NET INCOME ATTRIBUTED TO:
Energy Marketing & Services	$16.6	$15.3	$12.1
Coal Mining	12.5	13.0	11.5
Utility Infrastructure	1.8	(0.9)	(1.2)
Broadband	(3.2)	(1.1)	0.3
Other Businesses	(1.3)	1.3	(3.7)

Nonregulated earnings for the year ended December 31, 2004, were $26.4 million compared to $27.6 million in 2003 and $19.0 million in 2002. The Company’s three core nonregulated businesses, Energy Marketing and Services, Coal Mining, and Utility Infrastructure Services, contributed $30.9 million in 2004, compared to $27.4 million in 2003 and $22.4 million in 2002. The 2004 results reflect $6.0 million in after tax charges related to the write-down of the Company’s broadband businesses. Those charges were partially offset by net gains from the Company’s investment in Haddington Energy Partners. Earnings in 2003 reflect after tax gains from the divesture of businesses and investments totaling $2.6 million after tax.

Energy Marketing & Services

Energy Marketing and Services is comprised of the Company’s gas marketing operations, performance contracting operations, and retail gas supply operations.

Gas marketing operations are performed through the Company’s investment in ProLiance Energy LLC (ProLiance), a nonregulated energy marketing affiliate of Vectren and Citizens Gas and Coke Utility (Citizens Gas).

ProLiance’s primary businesses include gas marketing, gas portfolio optimization, and other portfolio and energy management services. ProLiance’s primary customers include Vectren’s utilities and nonregulated gas supply operations as well as Citizen’s Gas and other large end-use customers. As part of a settlement agreement approved by the IURC during July 2002, the gas supply agreements with Indiana Gas and SIGECO, were approved and extended through March 31, 2007. The utilities may decide to conduct a “request for proposal” (RFP) for a new supply administrator, or they may decide to make an alternative proposal for procurement of gas supply. That decision will be made by December 2005. To the extent an RFP is conducted, ProLiance has the opportunity, if it so elects, to participate in the RFP process for service to the utilities after March 31, 2007.

In June 2002, the integration of Vectren’s wholly owned gas marketing subsidiary, SIGCORP Energy Services, LLC (SES), with ProLiance was completed. SES provided natural gas and related services to SIGECO and others prior to the integration. In exchange for the contribution of SES’ net assets totaling $19.2 million, Vectren’s allocable share of ProLiance’s profits and losses increased to 61%, consistent with Vectren’s new ownership percentage. The transfer of net assets was accounted for at book value, consistent with joint venture accounting, and did not result in any gain or loss. Governance and voting rights remain at 50% for each member; and therefore, Vectren continues to account for its investment in ProLiance using the equity method of accounting.

Energy Systems Group, LLC (ESG) provides energy performance contracting and facility upgrades through its design and installation of energy-efficient equipment throughout the Midwest. ESG acquired Progress Energy Solutions during 2004, expanding its operations throughout the Southeast and Mid-Atlantic United States. Prior to April 2003, ESG was a consolidated venture between the Company and Citizens Gas with the Company owning two-thirds. In April 2003, the Company purchased the remaining interest in ESG.

Vectren Retail, LLC (d/b/a Vectren Source) provides natural gas and other related products and services in Ohio and Indiana, serving just over 100,000 customers opting for choice among energy providers. In 2004, Vectren Source was certified by the Georgia Public Service Commission and has begun initial marketing efforts in the Atlanta Gas Light Company service territory.

Net income generated by Energy Marketing and Services for the year ended December 31, 2004, was $16.6 million compared to $15.3 million in 2003 and $12.1 million in 2002. Throughout the periods presented, gas marketing operations, performed through ProLiance, provided the primary earnings contribution, totaling $15.4 million in 2004 and in 2003 and $14.6 million in 2002. While earnings remained relatively consistent in 2004 compared to 2003, ProLiance experienced increased earnings primarily related to asset optimization from storage activities as a result of significant price volatility. However, those increases were offset by the reserve established for the contingency described below. The 2003 increase over 2002 was principally attributable to increased storage capacity coupled with more volatile gas prices.

Earnings growth has also been impacted by Vectren Source’s operations. Vectren Source, a start up operation, operated at a planned loss of $0.4 million, in 2004, as compared to a loss of $1.9 million in 2003 and $2.6 million in 2002. Vectren Source has expanded its customer base and has increased margins per unit of throughput.

Earnings from performance contracting operations, performed through ESG, contributed earnings of $2.8 million in 2004 nearly matching last year’s contribution of $3.0 million. Earnings in 2002 were $0.7 million. The $2.3 million increase in 2003 compared to 2002 is due primarily to higher margins and working from a higher construction backlog at the end of 2002 as well as increased ownership as of April 2003.

ProLiance Contingency

In 2002, a lawsuit was filed in the United States District Court for the Northern District of Alabama filed by the City of Huntsville, Alabama d/b/a Huntsville Utilities, Inc. (Huntsville Utilities) against ProLiance. Huntsville Utilities asserted claims based on alleged breach of contract with respect to provision of portfolio services and/or pricing advice, fraud, fraudulent inducement, and other theories, including conversion and violations under Racketeering, Influenced and Corrupt Organizations Act (RICO). These claims related generally to: (1) alleged breach of contract in providing advice and/or administering portfolio arrangements; (2) alleged promises to provide gas at a below-market rate; (3) the creation and repayment of a “winter levelizing program” instituted by ProLiance in conjunction with the Manager of Huntsville’s Gas Utility, to allow Huntsville Utilities to pay its gas bills from the winter of 2000-2001 over an extended period of time coupled with the alleged ignorance about the program on the part of Huntsville Utilities’ Gas Board and other management, and; (4) the sale of Huntsville Utilities’ gas storage supplies to repay the balance owed on the winter levelizing program and the alleged lack of authority of Huntsville Utilities’ gas manager to approve those sales.

In early 2005, a jury trial was commenced and on February 10, 2005, the jury returned a verdict largely in favor of Huntsville Utilities and awarded Huntsville Utilities compensatory damages of $8.2 million and punitive damages of $25.0 million. The jury rejected Huntsville Utilities’ claim of conversion. The jury also rejected ProLiance’s counter claim for payment. The amounts due from Huntsville Utilities were fully reserved by ProLiance in 2003. Huntsville Utilities claims that all or a portion of the compensatory damages may be subject to trebling under applicable Federal statutes. The court may also assess attorney’s fees and costs in favor of Huntsville Utilities. If the Court applies trebling and awards attorney fees, the entire award could approach $55 million. Several matters are still pending at the trial court, including efforts by ProLiance to reduce the amount of the verdict. ProLiance will file post judgment motions to reduce and to set aside the verdict. The court may issue its final rulings on the verdict and related motions by April or May. Depending on the outcome, ProLiance would appeal the judgment of the trial court. ProLiance management believes that there are reasonable grounds to set aside or reduce the verdict and reasonable grounds for appeal which offer a basis for reversal of the entire verdict. While it is reasonably possible that a liability has been incurred by ProLiance, it is not possible to predict the ultimate outcome of an appeal of the verdict. ProLiance has recorded a reserve of $3.9 million as of December 31, 2004, reflective of their assessment of the lower end of the range of possible outcomes in the case and inclusive of estimated ongoing litigation costs.

As an equity investor in ProLiance, the Company has reflected its share of the charge, or $1.4 million after tax, in its 2004 results. It is not expected that an unfavorable outcome on appeal will have a material adverse effect on the Company’s consolidated financial position or its liquidity, but an unfavorable outcome could be material to the Company’s earnings.

Coal Mining

The Coal Mining group mines and sells coal to the Company’s utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc. (Fuels). The Coal Mining Group also generates IRS Code Section 29 tax credits relating to the production of coal-based synthetic fuels through its 8.3% ownership interest in Pace Carbon Synfuels, LP (Pace Carbon). Pace Carbon developed, owns, and operates four projects to produce and sell coal-based synthetic fuel (synfuel) utilizing Covol technology. Vectren accounts for its investment in Pace Carbon using the equity method. In addition, Fuels receives synfuel-related fees from synfuel producers unrelated to Pace Carbon for a portion of its coal production.

Coal Mining net income for the year ended December 31, 2004, was $12.5 million, as compared to $13.0 million in 2003, and $11.5 million in 2002. Synfuel-related results, which include earnings from Pace Carbon and synfuel processing fees earned by Fuels, were $12.1 million in 2004, $13.3 million in 2003, and $8.5 million in 2002. The 2004 decrease reflects lower production of synthetic fuel produced by Pace Carbon due to feedstock problems at one of their four plants. The underperforming plant was relocated and began production in January 2005. The 2003 increase is due to greater production of synthetic fuel by Pace Carbon. The production of synthetic fuel generates Section 29 tax credits that are utilized by the Company, reducing income tax expense in those years. Earnings from Mining operations were $0.4 million in 2004 compared to a loss of $0.3 million in 2003 and earnings of $3.0 million in 2002. Increased earnings in 2004 were due primarily to improved production and market pricing which were partially offset by weather conditions and increased commodity costs, such as steel, explosives and diesel fuel. In 2003, mining operations experienced decreased yields due to poor mining conditions and increased mine development cost amortization compared to 2002.

IRS Section 29 Tax Credit Recent Developments

Under Section 29 of the Internal Revenue Code, manufacturers of synthetic fuel such as Pace Carbon receive a tax credit for every ton of synthetic fuel sold. To qualify for the credits, the synthetic fuel must meet three primary conditions: 1) there must be a significant chemical change in the coal feedstock, 2) the product must be sold to an unrelated person, and 3) the production facility must have been placed in service before July 1, 1998.

In past rulings, the Internal Revenue Service (IRS) has concluded that the synthetic fuel produced at the Pace Carbon facilities should qualify for Section 29 tax credits. The IRS issued a private letter ruling with respect to the four projects on November 11, 1997, and subsequently issued an updated private letter ruling on September 23, 2002. As a partner in Pace Carbon, Vectren has reflected Section 29 tax credits in its consolidated results through December 31, 2004, of approximately $56.2 million. To date, Vectren has been in a position to fully recognize the credits generated.

During June 2001, the IRS began a tax audit of Pace Carbon for the 1998 tax year and later expanded the audit to include tax years 1999, 2000, and 2001. In May 2004, the IRS completed its audit of the 1998 to 2001 tax returns of Pace Carbon requesting only minor modifications to previously filed returns. There were no changes to any of the filed Section 29 tax credit calculations. The Permanent Subcommittee on Investigations of the U.S. Senate’s Committee on Governmental Affairs, however, has an ongoing investigation related to Section 29 tax credits.

Vectren believes it is justified in its reliance on the private letter rulings and recent IRS audit results for the Pace Carbon facilities. Therefore, the Company will continue to recognize Section 29 tax credits as they are earned until there is either a change in the tax code or the IRS’ interpretation of that tax code.

Further, Section 29 tax credits are only available when the price of oil is less than a base price specified by the tax code, as adjusted for inflation. The Company does not believe that credits realized in 2004 and prior years will be affected by the limitation, but an average annual price in excess of the mid $50 per barrel range, as priced at the wellhead, could limit Section 29 tax credits in 2005 and beyond. In January 2005, the Company executed an insurance arrangement that partially limits the Company’s exposure if a limitation on the availability of tax credits were to occur in 2005 and/or 2006 due to oil prices.

Utility Infrastructure Services

Utility Infrastructure Services provides underground construction and repair to gas, water, and telecommunications companies primarily through its investment in Reliant Services, LLC (Reliant) and Reliant’s 100% ownership in Miller Pipeline. Reliant is a 50% owned strategic alliance with an affiliate of Cinergy Corp. and is accounted for using the equity method of accounting. Infrastructure’s operations achieved annual earnings in 2004 totaling $1.8 million, compared to a loss of $0.9 million in 2003 and $1.2 million in 2002. The $2.7 million improvement in 2004 was primarily driven by better pricing and increases in utility and municipal waste water construction and repair spending during 2004, along with productivity improvements. In the first half of 2003 and throughout all 2002, results were affected by cutbacks of underground construction and repair projects by gas distribution customers. In the second half of 2003, Miller returned to profitability due to an increase in construction and repair projects as utilities began to return to historical expenditure levels.

Broadband and Other Businesses

The Company has an approximate 2% equity interest and a convertible subordinated debt investment in Utilicom Networks, LLC (Utilicom) that if converted bring the Company’s ownership interest up to 16%. The Company also has an approximate 19% equity interest in SIGECOM Holdings, Inc., which was formed by Utilicom to hold interests in SIGECOM, LLC (SIGECOM). SIGECOM provides broadband services, such as cable television, high-speed internet, and advanced local and long distance phone services, to over 28,000 customers, averaging over 3 revenue generating units per customer, in the greater Evansville, Indiana. SIGECOM’s operations are cash flow positive and have not required any further investment since May 2002.

Other Utilicom-related subsidiaries also owned franchising agreements to provide broadband services to the greater Indianapolis, Indiana and Dayton, Ohio markets. In 2004, the build out of these markets was further evaluated, and the Company concluded that it was unlikely it would make additional investments in those markets. As a result, the Company recorded charges totaling $6.0 million, or $3.6 million after-tax, to write-off investments made in the Indianapolis and Dayton markets and to write down its investment in SIGECOM. The year ended December 31, 2003, also includes a $1.2 million after tax loss resulting from the sale of a small broadband operation located in Indianapolis.

The Other Businesses group includes a variety of wholly owned operations and investments that invest in energy-related opportunities, real estate, and leveraged leases, among other investments. For the year ended December 31, 2004, the Other Businesses Group reported $1.3 million in losses, as compared to earnings of $1.3 million in 2003 and losses of $3.7 million in 2002.

As part of the Company’s decision to no longer expand its broadband-related operations, the Company ceased operations of Vectren Communications Services, Inc. (VCS), a municipal broadband consulting business, during the second quarter of 2004. This decision resulted in losses of $2.4 million after tax due primarily to inventory write downs, cessation charges, and other costs. VCS’ total loss for 2004 was $2.6 million, as compared to losses of $1.8 million in 2003 and $2.8 million in 2002.

The Haddington Energy Partnerships are equity method investments that invest in energy-related ventures. During 2004, these partnerships sold their investments in SAGO Energy, LP, (SAGO) for cash. The Company recognized its portion of the after tax gain totaling $5.3 million. These earnings were partially offset by Haddington’s write-down of Nations Energy Holdings, of which Vectren’s portion was $3.5 million after tax. In total, earnings from Haddington for the year ended December 31, 2004, are $2.0 million compared to a loss of $0.6 million in 2003, and break even results in 2002.

The Other Businesses group 2003 results include $3.8 million in after tax gains from the sale of debt collection and supply chain management subsidiaries and the sale of an investment in a company that provides real-time power plant and transmission line status information.

In total, Broadband and Other Businesses reported combined charges of $6.0 million after tax in 2004 to write down its broadband-related investments. Net increases in 2004 from Haddington’s results of $2.6 million were comparable to net gains recognized in 2003 from the sale of various subsidiaries and investments.

Impact of Recently Issued Accounting Guidance

SFAS 123 (revised 2004)

In December 2004, the FASB issued Statement 123 (revised 2004), “Share-Based Payments” (SFAS 123R) that will require compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be remeasured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. SFAS 123R replaces FASB Statement No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” The effective date of SFAS 123R for the Company is July 1, 2005. SFAS 123R provides for multiple transition methods, and the Company is still evaluating potential methods for adoption. The adoption of this standard is not expected to have any material effect on the Company’s operating results or financial condition.

EITF 03-01

In March 2004, the EITF issued a consensus on Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (EITF 03-01). In EITF 03-01, the Task Force developed a basic model for evaluating whether investments within the scope of EITF 03-01, which includes cost method and equity method investments, have other-than-temporary impairment. The basic model includes three steps: 1) determine if there is impairment; 2) if there is impairment, decide whether it is temporary or other than temporary; and 3) if it is other than temporary, recognize it in earnings. EITF 03-01 also requires certain qualitative and quantitative disclosure of material impairments judged to be temporary. The EITF has yet to finalize Steps 2 and 3. Step 1 and the disclosure requirements are currently effective, and the adoption of those portions of the EITF did not have a material effect on the Company.

As noted in the Broadband discussion above, the Company incurred an other-than-temporary impairment charge associated with its cost method investment in SIGECOM, LLC, during 2004. While the Company currently believes that the book value of that investment approximates fair value, further changes in estimated fair value may occur.

Critical Accounting Policies

Management is required to make judgments, assumptions, and estimates that affect the amounts reported in the consolidated financial statements and the related disclosures that conform to accounting principles generally accepted in the United States. Note 2 to the consolidated financial statements describes the significant accounting policies and methods used in the preparation of the consolidated financial statements. Certain estimates used in the financial statements are subjective and use variables that require judgment. These include the estimates to perform goodwill and other asset impairments tests and to determine pension and postretirement benefit obligations. The Company makes other estimates in the course of accounting for unbilled revenue and the effects of regulation that are critical to the Company’s financial results but that are less likely to be impacted by near term changes. Other estimates that significantly affect the Company’s results, but are not necessarily critical to operations, include depreciating utility and non-utility plant, valuating of derivative contracts, and estimating uncollectible accounts, among others. Actual results could differ from these estimates.

Impairment Review of Investments

The Company has investments in notes receivable, entities accounted for using the cost method of accounting, and entities accounted for using the equity method of accounting. When events occur that may cause one of these investments to be impaired, the Company performs an impairment analysis. An impairment analysis of notes receivable usually involves the comparison of the investment’s estimated free cash flows to the stated terms of the note, or for notes that are collateral dependent, a comparison of the collateral’s fair value to the carrying amount of the note. An impairment analysis of cost method and equity method investments involves comparison of the investment’s estimated fair value to its carrying amount. Fair value is estimated using market comparisons, appraisals, and/or discounted cash flow analyses. Calculating free cash flows and fair value using the above methods is subjective and requires judgment concerning growth assumptions, longevity of cash flows, and discount rates (for fair value calculations).

During 2004, the Company performed an impairment analysis on its Utilicom-related investments. The Company used free cash flow analyses to estimate fair value for the cost method portion of the Utilicom investment and recoverability of the related notes receivable. An impairment charge totaling $6.0 million was recorded as a result of the analysis. A 10% increase in the discount rate assumption utilized to calculate Utilicom’s fair value would have resulted in an estimated additional $2 million impairment charge to the cost method investment and no additional impairment charge to the notes receivable.

Impairment tests on other investments were also conducted using appraisals and discounted cash flow models to estimate fair value. No impairment charges resulted from these analyses in 2002 and a $3.9 million write-off of investments in an entity that processes fly ash resulted in 2003. For the other impairment tests performed during 2002, a 10% adverse change in the calculated or appraised fair value of collateral or a 100 basis point adverse change in the discount rate used to estimate fair value would have resulted in an approximate $3 million impairment charge. A 10% adverse change of such factors would not have affected the 2003 write-off.

Goodwill

Pursuant to SFAS No. 142, the Company performs an impairment analysis of its goodwill, almost all of which resides in the Gas Utility Services operating segment, annually, at the beginning of each year, and more frequently if events or circumstances indicate that an impairment loss may have been incurred. Impairment tests are performed at the reporting unit level which the Company has determined to be consistent with its Gas Utility Services operating segment as identified in Note 16 to the consolidated financial statements. An impairment test performed in accordance with SFAS 142 requires that a reporting unit’s fair value be estimated. The Company used a discounted cash flow model to estimate the fair value of its Gas Utility Services operating segment, and that estimated fair value was compared to its carrying amount, including goodwill. The estimated fair value was in excess of the carrying amount in 2004, 2003, and 2002 and therefore resulted in no impairment.

Estimating fair value using a discounted cash flow model is subjective and requires significant judgment in applying a discount rate, growth assumptions, company expense allocations, and longevity of cash flows. A 100 basis point increase in the discount rate utilized to calculate the Gas Utility Services segment’s fair value also would have resulted in no impairment charge.

Pension and Other Postretirement Obligations

The Company estimates the expected return on plan assets, discount rate, rate of compensation increase, and future health care costs, among other things, and relies on actuarial estimates to assess the future potential liability and funding requirements of the Company’s pension and postretirement plans. The Company annually measures its obligations on September 30. The Company used the following weighted average assumptions to develop 2004 periodic benefit cost: a discount rate of 6.0%, an expected return on plan assets of 8.5%, a rate of compensation increase of 3.5%, and a health care cost trend rate of 10% in 2004 declining to 5% in 2009. During 2004, the Company reduced the discount rate by 25 basis points to value 2004 ending pension and postretirement obligations due to a decline in benchmark interest rates. In addition, the Company reduced its 2005 expected return on plan assets 25 basis points from that used to estimate 2004 expense due to lower investment returns and changes in the economic outlook for equity returns. Pension and postretirement periodic cost has increased from approximately $13 million in 2002 to over $16 million in 2004. Preliminary estimates of 2005 periodic cost approximated $18 million. In January 2005, the Company announced the amendment of certain postretirement benefit plans, effective January 1, 2006. The amendment will result in an estimated $3 million annual decrease in periodic cost, a portion of which will be recognized in 2005, reducing those preliminary estimates. Two of the unions that represent bargaining employees at the Company’s regulated subsidiaries have advised the Company that it is their position that these changes are not permitted under the existing collective bargaining agreements which govern the relationship between the employees and the affected subsidiaries. With assistance from legal counsel, management has analyzed the unions’ position and continues to believe that the Company has reserved the right to amend the affected plans and that changing these benefits for retirees is not a mandatory subject of bargaining. Future changes in health care costs, work force demographics, interest rates, or plan changes could significantly affect the estimated cost of these future benefits.

For the year ended December 31, 2004, a one percentage point adverse change in the assumed health care cost trend rate for the postretirement health care plans would have decreased pre-tax income by approximately $0.6 million and would have increased the postretirement liability by approximately $7.6 million. Management estimates that a 50 basis point reduction in the expected return on plan assets would have increased 2004 periodic benefit cost by approximately $0.8 million.

Unbilled Revenues

To more closely match revenues and expenses, the Company records revenues for all gas and electricity delivered to customers but not billed at the end of the accounting period. The Company uses actual units billed during the month to allocate unbilled units. Those allocated units are multiplied by rates in effect during the month to calculate unbilled revenue at balance sheet dates. While certain estimates are used in the calculation of unbilled revenue, the method these estimates are derived from is not subject to near-term changes.

Regulation

At each reporting date, the Company reviews current regulatory trends in the markets in which it operates. This review involves judgment and is critical in assessing the recoverability of regulatory assets as well as the ability to continue to account for its activities based on the criteria set forth in SFAS No. 71 “Accounting for the Effects of Certain Types of Regulation” (SFAS 71). Based on the Company’s current review, it believes its regulatory assets are probable of recovery. If all or part of the Company’s operations cease to meet the criteria of SFAS 71, a write-off of related regulatory assets and liabilities could be required. In addition, the Company would be required to determine any impairment to the carrying value of its utility plant and other regulated assets. In the unlikely event of a change in the current regulatory environment, such write-offs and impairment charges could be significant.

Financial Condition

Within Vectren’s consolidated group, VUHI funds the short-term and long-term financing needs of the Utility Group operations, and Vectren Capital Corp (Vectren Capital) funds short-term and long-term financing needs of the Nonregulated Group and corporate operations. Vectren Corporation guarantees Vectren Capital’s debt, but does not guarantee VUHI’s debt. Vectren Capital’s long-term and short-term obligations outstanding at December 31, 2004, totaled $113.0 million and $104.0 million, respectively. VUHI’s outstanding long-term and short-term borrowing arrangements are jointly and severally guaranteed by Indiana Gas, SIGECO, and VEDO. VUHI’s long-term and short-term obligations outstanding at December 31, 2004, totaled $550.0 million and $308.0 million, respectively. Additionally, prior to VUHI’s formation, Indiana Gas and SIGECO funded their operations separately, and therefore, have long-term debt outstanding funded solely by their operations.

The Company’s common stock dividends are primarily funded by utility operations. Nonregulated operations have demonstrated sustained profitability, and the ability to generate cash flows. These cash flows are primarily reinvested in other nonregulated ventures, but are also used to fund a portion of the Company’s dividends, and from time to time may be reinvested in utility operations or used for corporate expenses.

VUHI’s and Indiana Gas’ credit ratings on outstanding senior unsecured debt at December 31, 2004, are A-/Baa1 as rated by Standard and Poor’s Ratings Services (Standard and Poor’s) and Moody’s Investors Service (Moody’s), respectively. SIGECO’s credit ratings on outstanding senior unsecured debt are BBB+/Baa1. SIGECO’s credit ratings on outstanding secured debt are A-/A3. VUHI’s commercial paper has a credit rating of A-2/P-2. Vectren Capital’s senior unsecured debt is rated BBB+/Baa2. The ratings of Moody’s and Standard and

Poor’s are categorized as investment grade and are unchanged from December 31, 2003. Moody’s current outlook is stable. During January 2005, Standard and Poor’s changed its current outlook to stable from negative. A security rating is not a recommendation to buy, sell, or hold securities. The rating is subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating. Standard and Poor’s and Moody’s lowest level investment grade rating is BBB- and Baa3, respectively.

The Company’s consolidated equity capitalization objective is 45-55% of permanent capitalization. This objective may have varied, and will vary, depending on particular business opportunities, capital spending requirements, and seasonal factors that affect the Company’s operations. The Company’s equity component was 51% and 49% of permanent capitalization at December 31, 2004, and 2003, respectively. Permanent capitalization includes long-term debt, including current maturities and debt subject to tender, as well as common shareholders’ equity and any outstanding preferred stock.

The Company expects the majority of its capital expenditures, investments, and debt security redemptions to be provided by internally generated funds. However, due to significant capital expenditures and expected growth in nonregulated operations, the Company may require additional permanent financing.

Sources & Uses of Liquidity

Operating Cash Flow

The Company’s primary historical source of liquidity to fund working capital requirements has been cash generated from operations. Cash flow from operating activities increased $64.0 million during the year ended December 31, 2004, compared to 2003 primarily as a result of favorable changes in working capital accounts offset by decreased earnings before non-cash charges. The decreased earnings before non-cash charges result principally from lower deferred tax expense due to approximately $31.9 million in alternative minimum taxes recognized in 2004, which has reduced deferred tax expense. Operating cash flow in 2003 decreased $115.2 million compared to 2002. The primary reason for the decrease was the negative effect of higher gas prices on working capital, offset by increased earnings before non-cash charges.

Financing Cash Flow

Although working capital requirements are generally funded by cash flow from operations, the Company uses short-term borrowings to supplement working capital needs when accounts receivable balances are at their highest and gas storage is refilled. Additionally, short-term borrowings are required for capital projects and investments until they are permanently financed.

Cash flow required for financing activities of $18.3 million for the year ended December 31, 2004, includes a net increase of short-term borrowings of $139.5 million and the net retirement of $38.3 million of long-term debt. Cash flow provided by financing activities of $45.8 million for the year ended December 31, 2003, includes the effects of the permanent financing executed during the current year in which approximately $366 million in equity, debt, and hedging net proceeds were received and used to retire higher coupon long-term debt and other short term borrowings. Common stock dividends have increased over the periods presented due to the issuance of new securities and board authorized increases in the dividend rate.

Equity Issuance

In March 2003, the Company filed a registration statement with the Securities and Exchange Commission with respect to a public offering of authorized but previously unissued shares of common stock as well as the senior unsecured notes of VUHI described below. In August 2003, the registration became effective, and an agreement was reached to sell approximately 7.4 million shares to a group of underwriters. The net proceeds totaled $163.2 million and were utilized entirely by VUHI and VUHI’s subsidiaries to repay short-term borrowings and to retire long-term debt with higher interest rates.

VUHI Debt Issuance

In July 2003, VUHI issued senior unsecured notes with an aggregate principal amount of $200 million in two $100 million tranches. The first tranche was 10-year notes due August 2013, with an interest rate of 5.25% priced at 99.746% to yield 5.28% to maturity (2013 Notes). The second tranche was 15-year notes due August 2018 with an interest rate of 5.75% priced at 99.177% to yield 5.80% to maturity (2018 Notes).

The notes are guaranteed by the VUHI’s three public utilities: SIGECO, Indiana Gas, and VEDO. These guarantees are full and unconditional and joint and several. In addition, they have no sinking fund requirements, and interest payments are due semi-annually. The notes may be called by VUHI, in whole or in part, at any time for an amount equal to accrued and unpaid interest, plus the greater of 100% of the principal amount or the sum of the present values of the remaining scheduled payments of principal and interest, discounted to the redemption date on a semi-annual basis at the Treasury Rate, as defined in the indenture, plus 20 basis points for the 2013 Notes and 25 basis points for the 2018 Notes.

Shortly before these issues, VUHI entered into several treasury locks with a total notional amount of $150.0 million. Upon issuance of the debt, the treasury locks were settled resulting in the receipt of $5.7 million in cash, which was recorded as a regulatory liability pursuant to existing regulatory orders. The value received is being amortized as a reduction of interest expense over the life of the issues.

The net proceeds from the sale of the senior notes and settlement of related hedging arrangements approximated $203 million and were used to repay short-term borrowing and to retire long-term debt with higher interest rates.

Long-Term Debt Put & Call Provisions

Certain long-term debt issues contain put and call provisions that can be exercised on various dates before maturity. Other than those described below related to ratings triggers, the put or call provisions are not triggered by specific events, but are based upon dates stated in the note agreements, such as when notes are re-marketed. During 2004, 2003, and 2002, debt totaling $2.5 million, $0.1 million, and $5.2 million, respectively, was put to the Company. Debt that may be put to the Company within one year is classified as Long-term debt subject to tender in current liabilities.

SIGECO and Indiana Gas Debt Call

During 2004, the Company called $20.0 million of insured quarterly senior unsecured notes outstanding at Indiana Gas. The notes, originally due in 2015, were called at par.

During 2003, the Company called two first mortgage bonds outstanding at SIGECO and two senior unsecured notes outstanding at Indiana Gas. The first SIGECO bond had a principal amount of $45.0 million, an interest rate of 7.60%, was originally due in 2023, and was redeemed at 103.745% of its stated principal amount. The second SIGECO bond had a principal amount of $20.0 million, an interest rate of 7.625%, was originally due in 2025, and was redeemed at 103.763% of the stated principal amount.

The first Indiana Gas note had a remaining principal amount of $21.3 million, an interest rate of 9.375%, was originally due in 2021, and was redeemed at 105.525% of the stated principal amount. The second Indiana Gas note had a principal amount of $13.5 million, an interest rate of 6.75%, was originally due in 2028, and was redeemed at the principal amount.

Pursuant to regulatory authority, the premiums paid to retire these notes totaling $3.6 million were deferred as a regulatory asset.

Other Financing Transactions

During 2004, the Company remarketed two first mortgage bonds outstanding at SIGECO. The remarketing effort converted $32.8 million of outstanding fixed rate debt into variable rate debt where interest rates reset weekly. One bond, due in 2023, had a principal amount of $22.8 million and an interest rate of 6%. The other bond, due in 2015, had a principal amount of $10.0 million and an interest rate of 4.3%. These remarketing efforts resulted in the extinguishment and reissuance of debt at generally the same par value.

At December 31, 2002, the Company had $26.6 million of adjustable rate senior unsecured bonds which could, at the election of the bondholder, be tendered to the Company when interest rates are reset. Such bonds were classified as Long-term debt subject to tender. During 2003, the Company re-marketed $4.6 million of the bonds through 2020 at a 4.5% fixed interest rate and remarketed $22.0 million of the bonds through 2030 at a 5.0% fixed interest rate.

Additionally, during 2003, the Company re-marketed $22.5 million of first mortgage bonds subject to interest rate exposure on a long term basis. The $22.5 million of mortgage bonds were remarketed through 2024 at a 4.65% fixed interest rate.

Other Company debt totaling $15.0 million in 2004, $18.5 million in 2003, and $6.5 million in 2002 was retired as scheduled.

Investing Cash Flow

Cash flow required for investing activities was $265.1 million in 2004, $232.7 million in 2003, and $234.6 million in 2002. Capital expenditures are the primary component of investing activities. Capital expenditures were $277.9 million in 2004 compared to $236.2 million in 2003 and $218.7 million in 2002. The increases are primarily driven by expenditures for environmental compliance. In 2004 and 2003, the increase in capital expenditures was offset by collections of notes receivable and distributions by unconsolidated affiliates.

Available Sources of Liquidity

At December, 31, 2004, the Company has $615 million of short-term borrowing capacity, including $355 million for the Utility Group and $260 million for the wholly owned Nonregulated Group and corporate operations, of which approximately $47 million is available for the Utility Group operations and approximately $156 million is available for the wholly owned Nonregulated Group and corporate operations.

VUHI’s short-term credit facility was renewed on June 24, 2004 at $350 million, a slight increase from the previous year’s renewal level of $346 million. Instead of the traditional 364-day facility, the facility was renewed for a 5-year period ending June 2009.

Vectren Capital renewed its existing $200 million credit facility early, increased the committed capacity, and obtained a multi-year commitment on that facility as well, rather than the traditional 364-day facility. On September 30, 2004 the new Vectren Capital credit facility was closed at the $255 million level for a 5-year period ending September 2009.

The Company periodically issues new shares to satisfy dividend reinvestment plan and stock option plan requirements. During 2004 and 2003, these new issuances added additional liquidity of $4.5 million and $7.1 million, respectively.

Potential & Future Uses of Liquidity

Contractual Obligations

The following is a summary of contractual obligations at December 31, 2004:

	2005	2006	2007	2008	2009	Thereafter
	(In millions)
Long-term debt(1)	$38.5	$—	$24.0	$—	$—	$1,007.7
Short-term debt	412.4	—	—	—		—
Commodity firm purchase commitments	152.1	1.4	—	—	—	—
Utility & nonutility plant purchase commitments(2)	20.5	—	—	—		—
Operating leases	5.6	4.5	3.6	1.5	0.5	1.8
Unconsolidated affiliate investments(2)(3)	5.5	—	—	—		—

Total	$634.6	$5.9	$27.6	$1.5	$0.5	$1,009.5

(1)	Certain long-term debt issues contain put and call provisions that can be exercised on various dates before maturity. These provisions allow holders to put debt back to the Company at face value or the Company to call debt at face value or at a premium. Long-term debt subject to tender during the years following 2004 (in millions) is $10.0 in 2005, zero in 2006, $20.0 in 2007, zero in 2008, $80.0 in 2009, and $40.0 thereafter.

(2)	The settlement period of these obligations is estimated.

(3)	Future investments in Pace Carbon will be made to the extent Pace Carbon generates federal tax credits, with any such additional investments to be funded by these credits.

Planned Capital Expenditures & Investments

The timing and amount of capital expenditures and investments in nonregulated unconsolidated affiliates, including contractual purchase and investment commitments discussed above, for the five-year period 2005-2009 are estimated as follows:

	2005	2006	2007	2008	2009
	(In millions)
Capital expenditures
Utility Group	$205.2	$219.4	$259.2	$251.9	$206.4
Nonregulated Group	17.8	20.8	18.7	35.5	22.2

Total capital expenditures	$223.0	$240.2	$277.9	$287.4	$228.6

Investments in unconsolidated affiliates	$74.9	$44.6	$41.2	$11.1	$6.6

Off Balance Sheet Arrangements

Ratings Triggers

At December 31, 2004, $113.0 million of Vectren Capital’s senior unsecured notes were subject to cross-default and ratings trigger provisions that would provide that the full balance outstanding is subject to prepayment if the ratings of Indiana Gas or SIGECO declined to BBB/Baa2. In addition, accrued interest and a make whole amount based on the discounted value of the remaining payments due on the notes would also become payable. The credit rating of Indiana Gas’ senior unsecured debt and SIGECO’s secured debt remains one level and two levels, respectively, above the ratings trigger.

Guarantees and Letters of Credit

In the normal course of business, Vectren issues guarantees to third parties on behalf of its consolidated subsidiaries and unconsolidated affiliates. Such guarantees allow those subsidiaries and affiliates to execute transactions on more favorable terms than the subsidiary or affiliate could obtain without such a guarantee. Guarantees may include posted letters of credit, leasing guarantees, and performance guarantees. As of December 31, 2004, guarantees issued and outstanding on behalf of unconsolidated affiliates approximated $5 million. In addition, the Company has also issued a guarantee approximating $4 million related to the residual value of an operating lease that expires in 2006. Through December 31, 2004, the Company has not been called upon to satisfy any obligations pursuant to its guarantees.

Pension and Postretirement Funding Obligations

The Company believes making contributions to its qualified pension plans in the coming years will be necessary. Management currently estimates that the qualified pension plans will require Company contributions in the range of $5 million to $10 million in both 2005 and 2006. During 2004, $7.7 million in contributions were made.

Forward-Looking Information

A “safe harbor” for forward-looking statements is provided by the Private Securities Litigation Reform Act of 1995 (Reform Act of 1995). The Reform Act of 1995 was adopted to encourage such forward-looking statements without the threat of litigation, provided those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the statement. Certain matters described in Management’s Discussion and Analysis of Results of Operations and Financial Condition are forward-looking statements. Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management on March 2, 2005. When used in this filing, the words “believe,” “anticipate,” “endeavor,” “estimate,” “expect,” “objective,” “projection,” “forecast,” “goal,” and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the Company’s actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

•	Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas supply costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints.

•	Increased competition in the energy environment including effects of industry restructuring and unbundling.

•	Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases.

•	Financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight.

•	Economic conditions including the effects of an economic downturn, inflation rates, commodity prices, and monetary fluctuations.

•	Changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks.

•	The performance of projects undertaken by the Company’s nonregulated businesses and the success of efforts to invest in and develop new opportunities, including but not limited to, the realization of Section 29 income tax credits and the Company’s coal mining, gas marketing, and broadband strategies.

•	Direct or indirect effects on our business, financial condition or liquidity resulting from a change in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries.

•	Employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, or work stoppages.

•	Legal and regulatory delays and other obstacles associated with mergers, acquisitions, and investments in joint ventures.

•	Costs and other effects of legal and administrative proceedings, settlements, investigations, claims, and other matters, including, but not limited to, those described in Management’s Discussion and Analysis of Results of Operations and Financial Condition.

•	Changes in Federal, state or local legislature requirements, such as changes in tax laws or rates, environmental laws and regulations.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is exposed to various business risks associated with commodity prices, interest rates, and counter-party credit. These financial exposures are monitored and managed by the Company as an integral part of its overall risk management program. The Company’s risk management program includes, among other things, the use of derivatives. The Company also executes derivative contracts in the normal course of operations while buying and selling commodities to be used in operations and optimizing its generation assets.

The Company has in place a risk management committee that consists of senior management as well as financial and operational management. The committee is actively involved in identifying risks as well as reviewing and authorizing risk mitigation strategies.

Commodity Price Risk

The Company’s regulated operations have limited exposure to commodity price risk for purchases and sales of natural gas and electricity for retail customers due to current Indiana and Ohio regulations, which subject to compliance with those regulations, allow for recovery of the cost of such purchases through natural gas and fuel cost adjustment mechanisms.

Electric sales and purchases in the wholesale power market and other commodity-related operations are exposed to commodity price risk associated with fluctuating commodity prices including electricity, natural gas, and coal. Other commodity-related operations include regulated sales of electricity to certain municipalities and large industrial customers and nonregulated retail gas marketing and coal mining operations. Open positions in terms of price, volume, and specified delivery points may occur and are managed using methods described below with frequent management reporting.

The Company’s wholesale power marketing activities include asset optimization strategies that manage the utilization of available electric generating capacity. Execution of asset optimization strategies require entering into energy contracts that commit the Company to purchase and sell electricity in the future. Commodity price risk results from forward positions that commit the Company to deliver electricity. The Company mitigates price risk exposure with planned unutilized generation capability and offsetting forward purchase contracts. The Company accounts for asset optimization contracts that are derivatives at fair value with the offset marked to market through earnings.

The Company’s other commodity-related operations involve the purchase and sale of commodities, including electricity, natural gas, and coal to meet customer demands and operational needs. These operations also enter into forward and option contracts that commit the Company to purchase and sell commodities in the future. Price risk from forward positions obligating the Company to deliver commodities is mitigated using stored inventory, generating capability, and offsetting forward purchase contracts. Price risk also results from forward contracts obligating the Company to purchase commodities to fulfill forecasted nonregulated sales of natural gas and coal that may, or may not, occur. With the exception of a small portion of contracts that are derivatives that qualify as hedges of forecasted transactions under SFAS 133, these contracts are expected to be settled by physical receipt or delivery of the commodity.

Nonregulated gas retail operations will from time-to-time purchase weather derivatives to mitigate extreme weather affecting unregulated retail gas sales, and the Company may purchase other tailored products that mitigate unique risks involving emission allowances and the effect oil prices may have on the availability of Section 29 tax credits.

Market risk resulting from commodity contracts is measured by management using the potential impact on pre-tax earnings caused by the effect a 10% adverse change in forward commodity prices might have on market sensitive derivative positions outstanding on specific dates. For the years ended December 31, 2004, and 2003, a 10% adverse change in forward commodity prices would have decreased earnings by $0.7 million and $3.0 million, respectively, based upon open positions existing on the last day of those years.

Commodity Price Risk from Unconsolidated Affiliate

ProLiance, a nonregulated energy marketing affiliate, engages in energy hedging activities to manage pricing decisions, minimize the risk of price volatility, and minimize price risk exposure in the energy markets. ProLiance’s market exposure arises from storage inventory, imbalances, and fixed-price forward purchase and sale contracts, which are entered into to support its operating activities. Currently, ProLiance buys and sells physical commodities and utilizes financial instruments to hedge its market exposure. However, net open positions in terms of price, volume and specified delivery point do occur. ProLiance manages open positions with policies which limit its exposure to market risk and require reporting potential financial exposure to its management and its members.

Interest Rate Risk

The Company is exposed to interest rate risk associated with its borrowing arrangements. Its risk management program seeks to reduce the potentially adverse effects that market volatility may have on interest expense. The Company manages this risk by allowing 20% and 30% of its total debt to be exposed to short-term interest rate volatility. However, there are times when this targeted range of interest rate exposure may not be attained. To manage this exposure, the Company may use derivative financial instruments. At December 31, 2004, such debt obligations, as affected by designated interest rate swaps and seasonal increases in short-term debt outstanding, represented 34% of the Company’s total debt portfolio.

Market risk is estimated as the potential impact resulting from fluctuations in interest rates on adjustable rate borrowing arrangements exposed to short-term interest rate volatility. During 2004 and 2003, the weighted average combined borrowings under these arrangements were $276.4 million and $316.1 million, respectively. At December 31, 2004, and 2003, combined borrowings under these arrangements were $500.2 million and $328.3 million, respectively. Based upon average borrowing rates under these facilities during the years ended December 31, 2004 and 2003, an increase of 100 basis points (one percentage point) in the rates would have increased interest expense by $2.8 million and $3.2 million, respectively.

Other Risks

By using forward purchase contracts and derivative financial instruments to manage risk, the Company exposes itself to counter-party credit risk and market risk. The Company manages exposure to counter-party credit risk by entering into contracts with companies that can be reasonably expected to fully perform under the terms of the contract. Counter-party credit risk is monitored regularly and positions are adjusted appropriately to manage risk. Further, tools such as netting arrangements and requests for collateral are also used to manage credit risk. Market risk is the adverse effect on the value of a financial instrument that results from a change in commodity prices or interest rates. The Company attempts to manage exposure to market risk associated with commodity contracts and interest rates by establishing parameters and monitoring those parameters that limit the types and degree of market risk that may be undertaken.

The Company’s customer receivables from gas and electric sales and gas transportation services are primarily derived from a diversified base of residential, commercial, and industrial customers located in Indiana and west central Ohio. The Company manages credit risk associated with its receivables by continually reviewing creditworthiness and requests cash deposits or refunds cash deposits based on that review. Credit risk associated with certain investments is also managed by a review of creditworthiness and receipt of collateral.

Although the Company’s regulated operations are exposed to limited commodity price risk, volatile natural gas prices can result in higher working capital requirements; increased expenses including unrecoverable interest costs, uncollectible accounts expense, and unaccounted for gas; and some level of price sensitive reduction in volumes sold. The Company mitigates these risks by executing derivative contracts that manage the price of forecasted natural gas purchases. These contracts are subject to regulation, which allows for reasonable and prudent hedging costs to be recovered through rates. When regulation is involved, SFAS 71 controls when the offset to mark-to-market accounting is recognized in earnings.

MARKET FOR COMPANY’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company’s common stock trades on the New York Stock Exchange under the symbol “VVC.” For each quarter in 2004 and 2003, the high and low sales prices for the Company’s common stock as reported on the New York Stock Exchange and dividends paid are shown in the following table.

	Cash Dividend	Common Stock Price Range
		High	Low
2004
First Quarter	$0.285	$25.87	$24.11
Second Quarter	0.285	25.54	22.86
Third Quarter	0.285	25.75	24.08
Fourth Quarter	0.295	27.09	24.79
2003
First Quarter	$0.275	$24.50	$19.70
Second Quarter	0.275	26.13	21.05
Third Quarter	0.275	25.02	22.25
Fourth Quarter	0.285	24.85	22.73

On January 26, 2005, the board of directors declared a dividend of $0.295 per share, payable on March 1, 2005, to common shareholders of record on February 15, 2005.

As of January 31, 2005, there were 12,635 shareholders of record of the Company’s common stock.

Dividends on shares of common stock are payable at the discretion of the board of directors out of legally available funds. Future payments of dividends, and the amounts of these dividends, will depend on the Company’s financial condition, results of operations, capital requirements, and other factors.

VOTE BY TELEPHONE
Have your proxy card available when you call the Toll-Free Number 1-800-542-1160 using a touch-tone phone and follow the simple instructions to record your vote.
VOTE BY INTERNET
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VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to: National City Bank, P.O. Box 535800, Pittsburgh, PA 15253.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-800-542-1160	Vote by Internet Access the website and cast your vote: www.votefast.com	Vote by Mail Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 11:59 p.m. Eastern Daylight Time on April 26, 2005, to be counted in the final tabulation.

If you vote by telephone or Internet, please do not send your proxy by mail.

If voting by mail, Proxy must be signed and dated below.

ê Please fold and detach card at perforation before mailing. ê

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PROXY	VECTREN CORPORATION	PROXY

This Proxy is solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on April 27, 2005.

The undersigned hereby appoints Jerome A. Benkert, Jr., Carl L. Chapman and Ronald E. Christian and each of them, jointly and severally, with powers of substitution, to vote on all matters which may properly come before the 2005 Annual Meeting of Shareholders of Vectren Corporation (or any adjournment thereof).

Signature(s) of shareholder

Signature, if held jointly

Date: ____________________________________________, 2005

Please sign as your name(s) appear hereon. All joint tenants should date this proxy and sign. When signing as attorney, executor, trustee or guardian, give the full title of such. If a corporation, sign the full corporate name by an authorized officer. If a partnership, sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY. THANK YOU.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You now have the opportunity to access your Annual Report and Proxy Statement over the Internet, instead of receiving these documents in print. Participation is completely voluntary. If you give your consent to receive future annual reports and proxy statements via the Internet, we will notify you each year of the Internet location when the documents become available. Once you give your consent, it will remain in effect until you notify Vectren Corporation by mail that you wish to resume mail delivery of the Annual Report and Proxy Statement. As a Vectren shareholder, you have the right to request copies of these documents.

To give your consent, follow the prompts when you vote by telephone or over the Internet. If you are voting by mailing your proxy card, check the appropriate box located on the proxy card below.

ê Please fold and detach card at perforation before mailing. ê

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This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted FOR Proposals 1 and 2 and in the discretion of the proxy holders upon such other matters as may properly come before the meeting. This proxy can be revoked at any time prior to the vote on the Proposals.

The Board of Directors recommends a vote FOR all of the nominees and FOR Proposal 2.

1.	Election of Directors (three-year term):
Nominees: (01) Ronald G. Reherman (02) R. Daniel Sadlier (03) Richard W. Shymanski (04) Jean L. Wojtowicz

            ❑  FOR                                                                            ❑  WITHHOLD

            For, except vote withheld from the following nominees:

            _____________________________________________________________________

2.	Ratify the appointment of Deloitte & Touche, LLP as independent auditors for 2005:

            ❑  FOR                            ❑  AGAINST                            ❑  ABSTAIN

            ❑  I plan to attend the Annual Meeting.

            ❑  I consent to access future Annual Reports and Proxy Statements over the Internet rather than to receive copies by mail.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)